Form 10-K, Exhibit 13
period 1997-12-31
CFSB BANCORP INC
filed 1998-03-23
CIK 859083

                            GROWING OUR COMMUNITIES

                            [GRAPHICS APPEARS HERE]

                      [LOGO OF CFSB BANCORP APPEARS HERE]

                              1997 Annual Report

                       [PHOTO OF BUILDING APPEARS HERE]

                      [PHOTO OF SALE SIGNS APPEARS HERE]

                   [PHOTO OF MOTHER AND CHILD APPEARS HERE]

                       [PHOTO OF GRADUATE APPEARS HERE]

                        [PHOTO OF COUPLE APPEARS HERE]

                        [GRAPHIC OF VINE APPEARS HERE]

Fulfilling Our Mission

CFSB Bancorp, Inc., through Community First Bank, is a financial services organization of dedicated people serving the needs of our customers. We provide competitive products and services with a continuous emphasis on quality. We will achieve superior returns for our stockholders by placing the interests of our customers and our communities first.

---------------------------
Business of the Corporation
---------------------------

  CFSB Bancorp, Inc. is the parent company of Community First Bank, an $851 million state-chartered savings bank headquartered in Lansing, Michigan. CFSB Bancorp, Inc. was organized as a Delaware Corporation in November 1989.

  The reorganization of the Bank into the holding company form of ownership and the commencement of operations by the Corporation occurred in June 1990.

  Since the reorganization, the Corporation's activities have principally been limited to holding the stock of the Bank. The Bank originates and invests in single family mortgage loans. The Bank also offers retail banking services to the mid-Michigan marketplace.

  In addition, the Bank offers a variety of complementary services such as commercial business loans, consumer loans, and home equity loans. The Bank's full line of retail deposit services includes checking and savings accounts, and certificates of deposit.

  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the applicable limits.

                  [GRAPHIC OF VINE APPEARS HERE BEHIND TEXT]

Stock Market Highlights
--------------------------------------------------------------------------------

                          Year End Closing Stock Price

                           [BAR GRAPH APPEARS HERE]

                     1994      1995       1996       1997
                     ----      ----       ----       ----

                    $8.515    $11.845    $11.818   $26.250


Performance Highlights
--------------------------------------------------------------------------------

                           [BAR GRAPH APPEARS HERE]

          Net Income                                  Return on Average
        (In Thousands)                                      Assets

 1994    1995    1996*   1997                      1994   1995   1996*  1997
 ----    ----    -----   ----                      ----   ----   -----  ----

$5,589  $6,803  $7,661 $10,673                     .80%   .92%    .97%  1.26%

*Excludes FDIC special assessment              *Excludes FDIC special assessment


                               Return on Average
                                    Equity

                         1994    1995    1996*   1997
                         ----    ----    -----   ----

                        10.18%  11.47%  11.89%  16.39%

                       *Excludes FDIC special assessment

Four Year Summary Of Selected Consolidated Financial Data



At and for the Years Ended December 31,                   1997       1996      1995       1994
----------------------------------------------------------------------------------------------------
                                                      (Dollars in Thousands, Except Per Share Data)
Summary of Financial Condition:
Total assets                                            $852,888   $829,800  $761,418   $727,243
Interest-earning deposits                                 13,301     15,270    22,654     10,524
Investment securities, net                                26,080     31,093    55,109     88,712
Mortgage-backed securities, net                           21,598     27,221    35,156     66,151
Loans receivable, net                                    754,806    717,715   610,284    518,591
Deposits                                                 562,412    553,574   527,816    501,690
FHLB advances                                            212,693    202,639   160,649    160,351
Stockholders' equity                                      67,535     62,470    62,743     55,607
----------------------------------------------------------------------------------------------------
Summary of Operations:
Interest income                                         $ 62,501   $ 57,402  $ 53,621   $ 47,080
Interest expense                                          37,131     34,498    33,188     26,978
----------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses      25,370     22,904    20,433     20,102
Provision for loan losses                                    360        240       240        240
----------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses       25,010     22,664    20,193     19,862
Other income                                               6,401      4,242     3,966      2,349
General and administrative expenses                       15,762     15,669    14,427     14,473
FDIC special assessment                                       --      3,355        --         --
----------------------------------------------------------------------------------------------------
Income before federal income tax expense                  15,649      7,882     9,732      7,738
Federal income tax expense                                 4,976      2,435     2,929      2,149
----------------------------------------------------------------------------------------------------
Net income                                              $ 10,673   $  5,447  $  6,803   $  5,589
----------------------------------------------------------------------------------------------------
Per Share Data: (1)
Basic earnings                                          $   1.39   $   0.68  $   0.84   $   0.69
Diluted earnings                                            1.34       0.66      0.82       0.67
Stockholders' equity (book value)                           8.88       8.04      7.76       6.91
----------------------------------------------------------------------------------------------------
Ratios and Other Data:
Interest rate spread                                        2.70%      2.63%     2.52%      2.69%
Net yield on average earning assets                         3.06       2.98      2.85       2.98
Return on average assets                                    1.26       0.69      0.92       0.80
Return on average stockholders' equity                     16.39       8.55     11.47      10.18
Average earning assets to average
   interest-bearing liabilities                           108.18     107.78    107.23     107.41
Efficiency ratio                                           51.42      58.13     60.73      64.51
General and administrative expenses
   to average assets                                        1.87       1.98      1.95       2.08
Stockholders' equity to total assets                        7.92       7.53      8.24       7.65
Nonaccruing loans and real estate
   owned to total assets                                    0.12       0.24      0.08       0.44
Dividend payout ratio                                      31.71      41.28     28.38      30.14
Number of full-service offices                                17         18        18         18
----------------------------------------------------------------------------------------------------


(1) The financial information for per share amounts has been restated to reflect the ten percent stock dividend declared May 20, 1997 and a 3-for-2 stock split declared on November 18, 1997, as well as previous stock dividends paid in 1996, 1995, and 1994 and a stock split distributed in 1993.

Exceeding
Expectations

Our goal is to continuously exceed the expectations of our stockholders and our customers in order to continually add value to our Bank and meet the financial needs of our communities. Only by setting the highest standards of performance in everything we do, and then achieving even greater results, can we expect to remain the leading financial institution in mid-Michigan.

[PHOTOGRAPH OF ROBERT H. BECKER APPEARS HERE]
Robert H. Becker
President and
Chief Executive Officer

-------------------
To Our Stockholders
-------------------

GROWTH IN EARNING ASSETS, PROPER MANAGEMENT OF OUR COST OF FUNDS, NEW SOURCES OF NON-INTEREST INCOME, AND CONTROLLED NON-INTEREST EXPENSE COMBINED TO MAKE 1997 ANOTHER VERY SUCCESSFUL YEAR FOR CFSB BANCORP, INC.

  Managing a strong community bank in a changing and competitive industry is a welcome challenge for all of us at Community First Bank. In 1997 the dedicated teamwork of our employees and board of directors resulted in exceptional results for our shareholders while delivering convenient products and services to our growing customer base.

  Net income for 1997 was $10.7 million, or $1.34 per share, compared to $5.4 million, or $0.66 per share, for 1996. Federal legislation to recapitalize the Federal Deposit Insurance Corporation's (FDIC) Savings Association Insurance Fund significantly impacted 1996 earnings. As a result, earnings were reduced $2.2 million, or $0.27 per share. In addition, pre-tax earnings were favorably impacted by net gains on asset sales of $1.1 million and $192,000 in 1997 and 1996, respectively.

  Pre-tax core earnings for 1997, which exclude net gains on asset sales, increased 32 percent over 1996 pre-tax core earnings, which exclude the 1996 special FDIC deposit premium assessment and net gains on asset sales. Total assets climbed to $852.9 million at year-end 1997, an increase of $23.1 million from $829.8 million at year-end 1996.

                  [GRAPHIC OF VINE APPEARS HERE BEHIND TEXT]

  The Corporation's strong financial performance enabled us to declare a 10 percent stock dividend in May, announce a 3-for-2 stock split in November, and increase our cash dividend during the year, concluding 1997 with the declaration of our 28th consecutive quarterly cash dividend at an annualized rate of $0.48 per share.

  On January 1, 1998, the Detroit News reported CFSB Bancorp, Inc. was one of Michigan's Top Ten performers in stock price appreciation, with 121 percent growth in 1997.

  At December 31, 1997, our common stock closed at $26.25 per share. The average annual return for the last three years was 87.51 percent.

  To assist in our capital management, we continue our stock repurchase programs. In our current program, we repurchased 141,035 shares of the 387,750 authorized shares at an average cost of $16.23 per share. We believe this represents a very prudent investment and use of our capital.

A vigorous Michigan business climate has contributed to our growth. New and existing businesses combined with mid-Michigan's three major employers--the State of Michigan, General Motors, and Michigan State University--to produce a growing and robust economy. Unemployment in Greater Lansing stood at 2.7 percent in December 1997--the second lowest metropolitan rate in Michigan. All indicators point to continued growth of business, jobs, and the diverse economic strength of the region we serve.

  Our success has been achieved, in part, from listening to our growing community and responding with service options that fit its banking needs and lifestyles. Our response has included continued investment in technology to build relationships--making us more convenient and more accessible to our customers.

  There has been a significant amount of publicity recently about the Year 2000 and the problems that may be encountered with computers and computer software. At CFSB Bancorp, Inc. we are taking appropriate actions to ensure the new millennium does not disrupt the delivery of products and services to our customers.

OUR GOAL IS TO BUILD A LONG-LASTING RELATIONSHIP WITH EVERY CUSTOMER. Through our branch office network we provide face-to-face service, a practice some other financial institutions discourage. Customers can also speak to specialists over the telephone through our Customer Service Center, which currently serves more than 180,000 callers annually.

  In 1997 we consolidated our two Okemos offices into a more modern and convenient branch facility. We also expanded the capacity of our Mason office. In 1998 we are improving other facilities and services, as well as building a new Williamston office on its existing location.

  For those customers who prefer to access our services where they live, work or shop, we continue to place new 24-Hour ATM Banking Centers in convenient locations. In addition, customers can access information and services on demand anywhere, anytime, using our FirstLine Telephone Banking, Loan by Phone, and Internet Web site, http://www.communityfirst.com.

  Our rapidly growing ATM network is now processing over 1.2 million transactions annually. To complement this service, last year we introduced our new MoneyCard which combines ATM and debit card access and can be used directly with merchants, eliminating the need for writing checks. These cards generated over 800,000 transactions in 1997.

WE CONTINUE TO HOLD A STRONG MARKET SHARE IN BOTH DEPOSITS AND LOANS, AND WE ARE, BY FAR, THE LARGEST LOCALLY OWNED AND CONTROLLED FINANCIAL INSTITUTION IN OUR AREA. We are proud to report that 28 percent of the households in the Greater Lansing area are customers of our Bank.

  Community First is consistently the number one home mortgage lender in mid-Michigan and the leading construction lender. We have built valuable relationships with nearly 300 realtors in our communities. We continue to finance newly constructed homes, serving over 200 approved builders. In 1997 we helped more than 1,200 families purchase or build new homes, many who were first-time home owners.

  In the first quarter of 1997, we entered into a partnership with 14 mid-Michigan banks to form a title insurance agency. We can now provide this service to all of our loan customers.

  Also during 1997, we formed a new subsidiary of Community First Bank-- Community First Insurance and Investment Services--to market annuities and uninsured mutual funds to our customers. Currently 30 of our employees are licensed to sell these products.

  In 1995 we introduced Really Free Checking to our market. This account is heavily promoted and continues to be very well received, leading to a 70 percent increase in checking accounts since 1994.

THE "COMMUNITY" IN OUR NAME STANDS FOR OUR LEADERSHIP IN GIVING BACK TO THE COMMUNITIES THAT SUPPORT OUR SUCCESS. Our employees are in the forefront of this effort, serving as ambassadors for Community First Bank in charitable and civic organizations throughout our communities. We are especially proud to support housing initiatives that assist lower income families through activities related to the Community Reinvestment Act.

  For 1998 the pace of product introduction, service enhancement, and business development will only accelerate. We pledge to continually evaluate and evolve our entire product line and delivery system to ensure we are operating with the most efficient and cost-effective methods. We also pledge to continue our market leadership by providing a total banking solution to a growing family of customers.

  We are pleased with the recent U.S. Supreme Court decision regarding the curtailment of the tax-exempt credit union growth. In concurring with this ruling, we believe the large non-traditional credit unions should be taxed as the full service financial institutions they have become, while leaving the small traditional credit unions with their current tax-exempt status.

  I would like to personally thank our retiring director, Donald F. Wall, for his outstanding service to both CFSB Bancorp, Inc. and Community First Bank.

  We are very pleased with CFSB Bancorp, Inc.'s strong financial performance for 1997. On the following pages you will find details of other priorities, products and services we have in place to continue our profitability and value. As an investor, your interest and support are very much a part of our success. Thank you.

                  [GRAPHIC OF VINE APPEARS HERE BEHIND TEXT]

Sincerely yours,

/s/ Robert H. Becker

Robert H. Becker
President and
Chief Executive Officer

[GRAPHIC OF VINE APPEARS HERE BEHIND TEXT]

--------------------------------------------------------------------------------
FORMING LASTING
RELATIONSHIPS

By virtue of the superior banking products we offer and the unmatched quality of our service, we expect to continue helping people achieve their financial goals. From an individual's first checking account to their preparations for retirement, Community First Bank plans to be there.

--------------------------------------------------------------------------------

=================
MAKING BANKING
ACCESSIBLE
=================

AT COMMUNITY FIRST BANK, A WHOLLY-OWNED SUBSIDIARY OF CFSB BANCORP, INC., WE WANT OUR CUSTOMERS TO BE ABLE TO BANK ANYWHERE, ANYTIME.

And we continually look for better delivery channels for customers to access our bank at their convenience. At the same time, as the largest, independent community bank in mid-Michigan, we aim to meet the needs of our customers who prefer dealing with a familiar person in a branch office.

     During 1997 our customers had more ways to bank with us than ever before. They responded by using all delivery channels available to them and at record levels.

     Leading the growth of "on-demand" automated banking services is our FirstLine Telephone Banking. Calls into this automated voice response system rose dramatically in 1997, offering customers immediate access to their accounts 24 hours a day, seven days a week to transfer funds, check account balances, calculate loan payments and much more.

     In 1997, we expanded our telephone banking by adding Loan by Phone, a fully automated, 24-hour, loan qualification program that allows customers to complete a brief touch-tone questionnaire to initiate the loan process. We then follow up the process with a personal call the next business day.

     Our customers also embraced our MoneyCard, a combination ATM and debit card introduced in 1996. With MoneyCard, customers can access their checking account at over 12 million merchants nationwide, anywhere MasterCard is accepted. In 1997, debit card purchase transactions exceeded 800,000.

     For many customers, the ATM is their 24-hour banking center of choice, exceeding 1.2 million transactions in 1997. We continue to install ATMs in new and current markets including high-traffic locations like the Meridian Mall in Okemos. In 1998 our initial plans include installing several ATMs in grocery stores in our DeWitt market, and at the downtown Lansing Center, the hub of mid-Michigan's convention and trade show business.

[_] Use of our new MoneyCard quickly accelerated to 800,000 debit card transactions per year.

                           [BAR GRAPH APPEARS HERE]

                            CUSTOMER SERVICE CENTER

                             1995          39,000
                             1996         114,000
                             1997         180,000



                               FIRSTLINE TELEPHONE
                                 BANKING SERVICE

                               1995         71,000
                               1996        365,000
                               1997        664,000



                              DRIVE-UP TRANSACTIONS

                              1995          782,000
                              1996        1,045,000
                              1997        1,045,000

[_] Community First Bank served more customers, through more delivery channels, than ever before--by phone, in person, and at the drive-up windows.

     When customers need more one-on-one banking assistance with the convenience of a telephone call, our Customer Service Center stands ready to assist them. Staffed six days a week, our specialists answer questions, provide account information, open new accounts and schedule sales appointments. Last year we helped over 180,000 callers take care of their banking from the convenience of their homes, cars, offices, hotel rooms and anywhere else they chose to make their calls.

[GRAPHIC OF VINE BEHIND TEXT APPEARS HERE]
[GRAPHIC OF CFSB WEB PAGE APPEARS HERE]

[_] Community First Bank's Web site provides product and service information 24 hours a day.

     New and potential customers can now surf the 'Net to find complete product and service information, rates, hours, and branch office locations at http://www.communityfirst.com. Additional plans include adding functioning loan applications and calculators to our site. Customers will be able to calculate their payments and apply for a consumer or home mortgage loan at their convenience. Community First Bank's home page is already linked to many businesses in mid-Michigan including real estate companies and the residential listing site hosted by the Lansing State Journal.

     While advanced technologies produced dramatic increases in transactions and income, many customers still prefer a traditional approach to banking. A warm smile and a personal touch continue to be our most popular method of banking at Community First. Our customers also visited our drive-through windows in record numbers, topping the million mark for the second straight year.

[PHOTO APPEARS HERE]

[_] Six days a week, Customer Service Center banking specialists like Anna
    Shipman, left, and Dawn Cutler provide friendly, one-on-one assistance over the telephone.

     By telephone, in person, at an automated teller machine (ATM), or on the Web, Community First Bank serves more customers through more delivery channels than ever before. We know today's customers demand service that is better, faster and cheaper. They want the conveniences of automated services, and at the same time they want "one-stop shopping" -- one place where they can buy mutual funds, make deposits, and set up savings accounts for their children and grandchildren.

     In 1997 we formed our own insurance agency-- Community First Insurance and Investment Services. We provide full service, on-line trading access to products like individual securities, bonds, mutual funds, fixed and variable annuities, and life insurance. We launched a direct marketing campaign to present our term life insurance products to a wide customer audience.

[PHOTO APPEARS HERE]

[_] Sherrie Cooper, right, customer service specialist, Okemos office, is one of a growing number of trained professionals advising customers about annuities to help plan their financial futures.

     Beyond products and services, we are dedicated to giving our customers the information they need to make smart investment decisions. We regularly conduct seminars on estate planning, pension distribution, and asset allocation. A new seminar, "Women and Wealth," empowers women to understand and take charge of their financial futures.

     We are building a bank of the future by listening to our customers and refining the way we deliver our products and services to them. At the same time, we are constantly exploring new market opportunities to grow our customer base.

[GRAPHIC OF VINE BEHIND TEXT APPEARS HERE]

[_] In 1997, more mid-Michigan families realized their dream of home ownership with Community First Bank than any other financial institution.

[PHOTO APPEARS HERE]

COMMUNITY FIRST BANK CONTINUES TO BE MID-MICHIGAN'S #1 HOME MORTGAGE LENDER AND THE RECOGNIZED LEADER IN CONSTRUCTION LOANS. It's a record we are proud of because it means that every year we continue to help more families realize their home ownership dreams than any other financial institution in mid-Michigan. Many of these homebuyers begin their house shopping with new confidence thanks to our Buyer's Edge mortgage pre-approval program. Buyer's Edge gives the customer an advantage with the real estate community as well as sellers because they know up front what they can afford, and they are already approved for that amount. Buyer's Edge also gives us the opportunity to start a relationship with many homebuyers just when they need it--at the beginning of the home-buying process. In 1997 we helped over 1,200 families purchase homes.

     Right from the start, we are building relationships with our mortgage customers as they automatically qualify for a Homeowners' Checking account. And we take every opportunity to provide them with other products such as our home equity line of credit, mortgage life insurance, and investment services.

     Also in 1997, we joined with 14 other mid-Michigan banks to form a title insurance agency--Michigan Bankers Title of Mid-Michigan. The agency allows us to provide competitive title insurance rates and more complete service to our loan customers.

     In our quest to build long-term relationships with consumers, builders and realtors, we also took action to make sure we were operating as cost effectively and as efficiently as possible. In 1997 we installed Loan Prospector, an automated underwriting system that allows us to process loans quicker, and with less paperwork. This technology enables us to increase our volume, and at the same time, speed the approval process.

     New products, combined with product enhancements, all helped to strengthen our position. Auto financing and related secured loans increased in 1997 as we continued to be a major full-service lender to mid-Michigan families and businesses.

     Home equity loans and lines of credit continued to grow in 1997, as customers view equity in their homes as a means of buying autos, making home repairs, consolidating debt, and financing college educations.

STEADY GROWTH IS COMMUNITY FIRST BANK'S HALLMARK. OUR DEPOSIT BASE CONTINUES TO GROW, particularly since we introduced Really Free Checking to our market in 1995. Since that time, our checking accounts have increased by 70 percent as we continue to be the leader in our market offering free checking. This product has introduced us to thousands of new checking account customers. Now we are helping them discover all of the other products and services Community First Bank can provide them, from savings and investment services to home mortgages. It's our way of building long-term customers.

     Really Free Checking also helps to increase our relationships with local college and university students. Each summer we direct mail to incoming Michigan State University students before they arrive on campus. Then in the fall, we launch an aggressive one-week campaign targeted to all students. With a major university, two law schools, a community college and a business college, this provides a tremendous opportunity for Community First Bank to expand our deposit market share in mid-Michigan.

     Our Power Rate Money Market account continues to be a successful product attracting over $20 million since its introduction in the fourth

[GRAPHIC OF VINE BEHIND TEXT APPEARS HERE]

[PHOTO OF MULTI-MEDIA CAMPAIGN APPEARS HERE]

[_] A multi-media campaign, including the billboard above, invites customers to "Do the Math" and open a Really Free Checking account. Thousands have accepted the invitation.

quarter of 1996. Power Rate offers customers a high yielding, liquid account with a $25,000 minimum deposit. We continue to offer certificates of deposit including a special 14-Month Bump CD, which features a competitive rate, and the opportunity to move into a two-year product and increase the rate.

     Equally important to competitive products and services is our evolving sales culture. We expect more of our growth to come from existing markets through business development. In 1998 our external sales force will focus on prospecting new business as well as enhancing current relationships, both at the consumer and small-business level.

     Also recognizing the busy lifestyles of our customers today, and their demand for convenience and immediate access to banking services, we constantly analyze our delivery channels including our branch office network. In 1997 we consolidated our two Okemos branch offices into one more convenient and modern facility, and expanded our Mason branch office. Both of these offices now offer enhanced drive-up window and ATM services to accommodate a growing customer base. In 1998 we will also improve our Williamston branch office by rebuilding this office on its current location. We continue to move toward full-service financial centers.

AS THE LARGEST, INDEPENDENT LOCAL BANK IN MID-MICHIGAN, WE HAVE A STRONG COMMUNITY ORIENTATION. At Community First Bank, we have always taken pride in our relationships within the communities where we live and work. All our decisions are made locally which means fast, efficient, personal service for our customers. Our employees are at the forefront of our commitment to community matters, taking great pride in their leadership roles with the Capital Area United Way, American Cancer Society, the Children's Miracle Network, and dozens of other giving organizations throughout mid-Michigan.

     Employees who deserve a round of applause are Ellen Messer, the 1997 winner of the President's Excellence Award, and the members of the Volunteer Activities Group, winners of the 1997 Volunteer of the Year Award. These individuals are wonderful examples of the way employees of Community First Bank grow special relationships with our customers, with people in need, with the community we serve. We are honored, every day, to work side by side with them.

     Community banking is thriving in mid-Michigan, and will continue to prosper within Community First Bank as long as customers prefer local decision making, personal service, competitive products and the caring employees that make it all happen.

[PHOTO APPEARS HERE]

[_] Ellen Messer, St. Johns office, received the 1997 President's Excellence
    Award for outstanding customer service.

[PHOTO APPEARS HERE]

[_] The Volunteer Activities Group (some members not shown), 1997 Volunteer of the Year Award winners, exemplify the commitment to community at Community First Bank.

[GRAPHIC OF VINE BEHIND TEXT APPEARS HERE]

CFSB BANCORP, INC., AND SUBSIDIARY
December 31, 1997


TABLE OF CONTENTS

Statement of Management's Responsibility....................................9

Five Year Summary of Consolidated Financial Data...........................10

Management's Discussion and Analysis of
     Financial Condition and Results of Operations.........................11

Independent Auditors' Report...............................................23

Consolidated Statements of Financial Condition.............................24

Consolidated Statements of Operations......................................25

Consolidated Statements of Stockholders' Equity............................26

Consolidated Statements of Cash Flows......................................27

Notes to Consolidated Financial Statements.................................29

Stockholder Information....................................................54

STATEMENT OF MANAGEMENT'S RESPONSIBILITY

The management of CFSB Bancorp, Inc. (the Corporation), and its wholly-owned subsidiary Community First Bank, is responsible for the preparation of the consolidated financial statements and other related financial information included in the annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgments where applicable. The financial statements of the Bank, as filed with the Federal Deposit Insurance Corporation (FDIC), have been prepared in accordance with the FDIC instructions for Call Reports.

The Corporation maintains a system of internal controls to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Management continually monitors the internal control structure for compliance with established policies and procedures. As an integral part of the internal control system, the Corporation maintains a staff of internal auditors who monitor compliance with internal controls and coordinate audit coverage with the independent public accountants.

The Audit Committee of the board of directors, composed entirely of outside directors, oversees the Corporation's financial reporting process and has responsibility for recommending the independent public accountants who are appointed by the board of directors to audit the Corporation's annual financial statements.

The financial statements in this annual report have been audited by KMPG Peat Marwick LLP.

The Audit Committee of the board of directors meets regularly with management, internal auditors, independent public accountants and regulatory examiners to review matters relating to financial reporting and internal controls. The internal auditors, independent public accountants and regulatory examiners have direct access to the Audit Committee.

The Corporation assesses its internal control structure over financial reporting in relation to the criteria described in the "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management of the Corporation believes that as of December 31, 1997, in all material respects, the Corporation maintained an effective internal control structure over financial reporting.


/s/ Robert H. Becker
Robert H. Becker
President & Chief Executive Officer


/s/ John W. Abbott
John W. Abbott
Executive Vice President, Chief Operating Officer & Secretary


/s/ Rick L. Laber
Rick L. Laber
Vice President, Chief Financial Officer & Treasurer

FIVE YEAR SUMMARY OF CONSOLIDATED FINANCIAL DATA

At and for the Years Ended December 31,                   1997         1996         1995         1994         1993
                                                              (Dollars in Thousands, Except Per Share Data)
====================================================================================================================
Summary of Financial Condition:
Total assets                                           $ 852,888    $ 829,800    $ 761,418    $ 727,243    $ 669,910
Interest-earning deposits                                 13,301       15,270       22,654       10,524       11,639
Investment securities, net                                26,080       31,093       55,109       88,712      142,736
Mortgage-backed securities, net                           21,598       27,221       35,156       66,151      107,712
Loans receivable, net                                    754,806      717,715      610,284      518,591      374,658
Deposits                                                 562,412      553,574      527,816      501,690      526,218
FHLB advances                                            212,693      202,639      160,649      160,351       77,830
Stockholders' equity                                      67,535       62,470       62,743       55,607       54,835
====================================================================================================================
Summary of Operations:
Interest income                                        $  62,501    $  57,402    $  53,621    $  47,080    $  44,644
Interest expense                                          37,131       34,498       33,188       26,978       25,771
--------------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses      25,370       22,904       20,433       20,102       18,873
Provision for loan losses                                    360          240          240          240          240
--------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses       25,010       22,664       20,193       19,862       18,633
Other income                                               6,401        4,242        3,966        2,349        5,678
General and administrative expenses                       15,762       15,669       14,427       14,473       14,672
FDIC special assessment                                       --        3,355           --           --           --
--------------------------------------------------------------------------------------------------------------------
Income before federal income tax expense
    and cumulative effect of accounting change            15,649        7,882        9,732        7,738        9,639
Federal income tax expense                                 4,976        2,435        2,929        2,149        2,947
--------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of
    accounting change                                     10,673        5,447        6,803        5,589        6,692
Cumulative effect of change in accounting
    for postretirement benefits                               --           --           --           --         (436)
--------------------------------------------------------------------------------------------------------------------
    Net income                                         $  10,673    $   5,447    $   6,803    $   5,589    $   6,256
====================================================================================================================
Per Share Data: (1)
Basic earnings:
    Before cumulative effect of accounting change      $    1.39    $    0.68    $    0.84    $    0.69    $    0.82
    Net income                                              1.39         0.68         0.84         0.69         0.77
Diluted earnings:
    Before cumulative effect of accounting change           1.34         0.66         0.82         0.67         0.79
    Net income                                              1.34         0.66         0.82         0.67         0.74
Stockholders' equity (book value)                           8.88         8.04         7.76         6.91         6.74
====================================================================================================================
Ratios and Other Data:
Interest rate spread                                        2.70%        2.63%        2.52%        2.69%        2.71%
Net yield on average earning assets                         3.06         2.98         2.85         2.98         3.04
Return on average assets                                    1.26         0.69         0.92         0.80         0.96
Return on average stockholders' equity                     16.39         8.55        11.47        10.18        12.02
Average earning assets to average
    interest-bearing liabilities                          108.18       107.78       107.23       107.41       107.92
Efficiency ratio                                           51.42        58.13        60.73        64.51        66.33
General and administrative expenses
    to average assets                                       1.87         1.98         1.95         2.08         2.25
Stockholders' equity to total assets                        7.92         7.53         8.24         7.65         8.19
Nonaccruing loans and real estate
    owned to total assets                                   0.12         0.24         0.08         0.44         0.83
Dividend payout ratio                                      31.71        41.28        28.38        30.14        21.43
Number of full-service offices                                17           18           18           18           18
====================================================================================================================

(1) The financial information for per share amounts has been restated to reflect the ten percent stock dividend declared May 20, 1997 and a 3-for-2 stock split declared on November 18, 1997, as well as previous stock dividends paid in 1996, 1995, and 1994 and a stock split distributed in 1993.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following sections are designed to provide a more thorough discussion of the Corporation's financial condition and results of operations as well as to provide additional information on the Corporation's asset/liability management strategies, sources of liquidity, and capital resources. Management's discussion and analysis should be read in conjunction with the consolidated financial statements and supplemental data contained elsewhere in this report.

General

CFSB Bancorp, Inc. (Corporation) is the holding company for Community First Bank
(Bank). Substantially all of the Corporation's assets are currently held in, and operations conducted through its sole subsidiary, Community First Bank. The Bank is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Bank's primary market area is the Greater Lansing, Michigan area, which is comprised of the tri-county area of Clinton, Eaton, and Ingham counties, the western townships of Shiawassee County, and Ionia County. The Bank's business consists primarily of attracting deposits from the general public and using such deposits, together with Federal Home Loan Bank (FHLB) advances, to originate loans for the purchase and construction of residential properties. To a lesser extent, the Bank also makes income-producing property loans, commercial business loans, home equity loans, and various types of consumer loans. The Bank's revenues are derived principally from interest income on mortgage and other loans, mortgage-backed securities, investment securities, and to a lesser extent, from fees and commissions. The operations of the Bank, and the financial services industry generally, are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institution regulatory agencies. Deposit flows and cost of funds are impacted by interest rates on competing investments and market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing is offered.

Financial Condition

The Corporation's total assets increased to $852.9 million at December 31, 1997 from $829.8 million at December 31, 1996. Most of the growth occurred in loans, which was funded by an increase in deposits and FHLB advances, as well as repayments on mortgage-backed securities and maturities of investments.

     Net loans receivable increased to $754.8 million at December 31, 1997 from $717.7 million at December 31, 1996. This net growth of $37.1 million occurred primarily through growth in mortgages of $28.7 million, consumer loans of $9.7 million, and commercial loans of $0.5 million, partially offset by a decrease in income-producing property loans of $1.8 million. The Corporation originated $206.0 million of loans in 1997, compared to $226.6 million in 1996. Single family mortgage loan originations in 1997 were $142.3 million, compared to $164.6 million for 1996. During 1997 and 1996, the Corporation sold primarily fixed-rate loans aggregating $46.8 million and $32.0 million, respectively. The Corporation purchased loans consisting of one-to-four family residential, fixed- and adjustable-rate loans from an unaffiliated financial institution. These purchases, totalling $27.8 million and $31.7 million in 1997 and 1996, respectively, are used to supplement and complement the Corporation's own mortgage loan production.

     Deposits increased $8.8 million to $562.4 million at December 31, 1997 from $553.6 million at December 31, 1996. This growth occurred through an increase in savings accounts of $3.7 million, an increase in checking accounts of $5.0 million, and an increase in certificates of deposit of $0.1 million.

     FHLB advances increased $10.1 million to $212.7 million at December 31, 1997 from $202.6 million at December 31, 1996. The net increase was composed of an increase in fixed-rate advances of $50.8 million, partially offset by a decline in adjustable-rate advances of $40.7 million. The use of fixed-rate advances increased as management continues to take steps to reduce interest rate risk.

     Total stockholders' equity was $67.5 million at December 31, 1997, a $5.0 million increase, compared to the 1996 year end total of $62.5 million. The increase was primarily the result of net income for 1997, offset in part by dividend declarations and treasury stock purchases.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997,
COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

Net income for the year ended December 31, 1997 was $10.7 million, or $1.34 per diluted share, compared to $5.4 million, or $0.66 per diluted share for 1996, a net increase of $5.3 million. Earnings for 1996 were significantly impacted by a nonrecurring, pre-tax charge of $3.4 million resulting from federal legislation to recapitalize the Federal Deposit Insurance Corporation's (FDIC) Savings Association Insurance Fund (SAIF). As a result of this charge, 1996 after-tax earnings were reduced $2.2 million, or $0.27 per diluted share.

     Pre-tax core earnings for 1997 increased 32 percent over 1996 pre-tax core earnings. Principally accounting for the increase in pre-tax core earnings between years was significant growth in the Corporation's net interest margin and improved fee income.

     The following table reconciles net income to pre-tax core earnings:

                                                          1997            1996
                                                         (Dollars in Thousands)
================================================================================
Net income                                             $ 10,673        $  5,447
Federal income tax expense                                4,976           2,435
Net gains on loan and security sales                       (614)           (192)
Net gains on sales of branches                             (506)             --
FDIC special assessment                                      --           3,355
-------------------------------------------------------------------------------
Pre-tax core earnings                                  $ 14,529        $ 11,045
================================================================================

     Net income for 1997 represents a return on average assets of 1.26 percent, an increase from 0.69 percent for 1996 and a return on average stockholders' equity of 16.39 percent compared to 8.55 percent for 1996. The Corporation's efficiency ratio, or recurring operating expenses over recurring operating revenues, was 51.4 percent for the year ended December 31, 1997, an improvement from 58.1 percent for the year ended December 31, 1996.

Net Interest Income

The most significant component of the Corporation's earnings is net interest income, which is the difference between interest earned on loans, mortgage-backed securities, investment securities and other earning assets, and interest paid on deposits and FHLB advances. This amount, when divided by average earning assets, is referred to as the net yield on average earning assets. Net interest income and net yield on average earning assets are directly impacted by changes in volume and composition of earning assets and interest-bearing liabilities, market rates of interest, the level of nonperforming assets, demand for loans, and other market forces.

Analysis of Net Interest Income

The following table sets forth, for the periods indicated, information regarding: (i) the total dollar amount of interest income from average earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on average interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net yield on average earning assets. Average balances are based on daily average balances.

Years Ended December 31,                          1997                           1996                          1995
------------------------------------------------------------------------------------------------------------------------------
                                                Interest                       Interest                      Interest
                                    Average      Earned/  Yield/     Average    Earned/  Yield/   Average     Earned/   Yield/
                                    Balance       Paid     Rate      Balance     Paid     Rate    Balance      Paid      Rate
                                                                        (Dollars in Thousands)
------------------------------------------------------------------------------------------------------------------------------
Earning Assets:
Loans receivable (1)                $747,060    $ 57,570    7.71%   $674,437   $ 51,612   7.65%   $566,249   $ 44,449    7.85%
Mortgage-backed securities            24,144       1,769    7.32      30,714      2,342   7.62      60,789      4,188    6.89
Investment securities                 28,452       1,689    5.94      38,848      2,189   5.63      71,191      3,862    5.43
Interest-earning deposits
     with FHLB and other
     depository institutions          15,836         523    3.30      14,598        465   3.18       9,122        374    4.10
Other                                 12,433         950    7.64      10,680        794   7.44       9,918        748    7.55
------------------------------------------------------------------------------------------------------------------------------
          Total earning assets       827,925      62,501    7.55     769,277     57,402   7.46     717,269     53,621    7.48
------------------------------------------------------------------------------------------------------------------------------
Interest-bearing Liabilities:
Savings, checking, and money
     market accounts (2)             235,475       5,930    2.52     217,316      5,435   2.50     207,635      5,802    2.79
Certificates of deposit (2)          322,998      18,547    5.74     319,491     18,403   5.76     310,253     18,008    5.80
FHLB advances                        206,826      12,654    6.12     176,943     10,660   6.02     150,998      9,378    6.21
------------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing
          liabilities                765,299      37,131    4.85     713,750     34,498   4.83     668,886     33,188    4.96
------------------------------------------------------------------------------------------------------------------------------
Excess earning assets               $ 62,626                        $ 55,527                      $ 48,383
------------------------------------------------------------------------------------------------------------------------------
Net interest income                             $ 25,370                       $ 22,904                      $ 20,433
------------------------------------------------------------------------------------------------------------------------------
Interest rate spread (3)                                    2.70%                         2.63%                          2.52%
------------------------------------------------------------------------------------------------------------------------------
Net yield on average
   earning assets (4)                                       3.06%                         2.98%                          2.85%
------------------------------------------------------------------------------------------------------------------------------
Average earning assets to average
   interest-bearing liabilities       108.18%                         107.78%                       107.23%
------------------------------------------------------------------------------------------------------------------------------

(1) The average balance for loans receivable includes average balances for nonaccrual loans. The amortization of loan fees, net of capitalized costs, is included as an adjustment to yield but does not significantly affect the yield calculation.
(2) Interest expense includes the cost of the Bank's interest rate exchange agreements in 1996 and 1995.
(3) Represents the weighted average yield on earning assets for the year less the weighted average cost of interest-bearing liabilities for the year.
(4) Net interest income divided by average outstanding balances of earning assets.

     The following table presents information concerning yields on the Corporation's earning assets and costs of the Corporation's interest-bearing liabilities, the interest rate spread, and the net yield on earning assets at the dates and for the periods indicated. Yields and costs for the periods were computed using daily average balances.


Years Ended December 31,                             1997                        1996                       1995
--------------------------------------------------------------------------------------------------------------------------
                                          For the Year  End of Year   For the Year  End of Year  For the Year  End of Year
==========================================================================================================================
Weighted Average Yield:
Loans receivable (1)                          7.71%         7.71%         7.65%         7.60%        7.85%         7.75%
Mortgage-backed securities                    7.32          8.00          7.62          7.82         6.89          7.86
Investment securities                         5.94          6.02          5.63          5.89         5.43          5.37
Interest-earning deposits with
   FHLB and other depository
   institutions                               3.30          3.31          3.18          4.93         4.10          4.92
Other                                         7.64          7.90          7.44          7.55         7.55          7.61
--------------------------------------------------------------------------------------------------------------------------
     Total earning assets                     7.55          7.57          7.46          7.47         7.48          7.49
==========================================================================================================================
Weighted Average Cost:
Savings, checking, and money
   market accounts (2)                        2.52          2.60          2.50          2.65         2.79          2.76
Certificates of deposit (2)                   5.74          5.83          5.76          5.73         5.80          5.97
FHLB advances                                 6.12          6.09          6.02          5.97         6.21          6.02
--------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities       4.85          4.91          4.83          4.86         4.96          5.00
==========================================================================================================================
Interest rate spread (3)                      2.70%         2.66%         2.63%         2.61%        2.52%         2.49%
==========================================================================================================================
Net yield on earning assets (4)               3.06%         3.02%         2.98%         2.95%        2.85%         2.81%
==========================================================================================================================

(1) The amortization of loan fees, net of capitalized costs, is included as an adjustment to yield but does not significantly affect the yield calculation.

(2) Includes the effect of the applicable interest rate exchange agreements.

(3) Represents the weighted average yield on earning assets less the weighted average cost of interest-bearing liabilities.

(4) Net yield on earning assets for the period represents net interest income divided by average earning assets. Net yield on earning assets at the period represents net interest income computed using the end of period balance and rate, divided by earning assets at the end of the period.

     Net interest income before provision for loan losses was $25.4 million during 1997, a $2.5 million increase from $22.9 million during 1996. Net interest income was positively affected by higher loan rates in 1997 and strong growth in earning assets. The Corporation's net yield on average earning assets was 3.06 percent for 1997, an improvement from 2.98 percent for 1996. A shift in the composition of average earning assets from lower yielding, more liquid assets toward higher earning, longer term assets also contributed to an improved net interest margin. Average loans receivable were $747.1 million in 1997, representing growth of 10.8 percent over average loans receivable of $674.4 million in 1996. The increased level of loans outstanding resulted from originations of adjustable-rate mortgage loans and purchases of adjustable- and fixed-rate, medium-term mortgage loans, all of which are held in the Corporation's portfolio. Because the Corporation is liability sensitive, pressure may be felt on the Corporation's net interest margin if short-term market interest rates rise or if long-term mortgage rates fall.

     The future trend of the Corporation's net interest margin and net interest income may further be impacted by the level of mortgage loan originations, purchases, repayments, refinancings, and sales, and a resulting change in the composition of the Corporation's earning assets. The relatively flat yield curve during late 1997 resulted in a shift toward more customers exhibiting a preference for fixed-rate mortgage loans, many of which were originated for sale in the secondary market. In late 1997, customers began converting adjustable rate mortgage loans to 30-year fixed-rate loans, which are sold in the secondary market. The average net interest margin for 1997 was 3.06 percent. The net interest margin at December 31, 1997 was 3.02 percent. A continued high level of refinancings and conversions of adjustable-rate mortgage loans to 30-year fixed-rate loans could have a negative impact on future net interest income. Additional factors affecting the Corporation's net interest income will continue to be the volatility of interest rates, slope of the yield curve, asset size, maturity/repricing activity, and competition.

Rate/Volume Analysis of Net Interest Income

The following table presents the dollar amount of changes in interest income and interest expense for major components of earning assets and interest-bearing liabilities, distinguishing between changes related to outstanding balances and changes due to interest rates. For each category of earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in rate (i.e., changes in rate multiplied by prior volume); and
(ii) changes in volume (i.e., changes in volume multiplied by prior rate). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


Years Ended December 31,                           1997 vs 1996                       1996 vs 1995
-------------------------------------------------------------------------------------------------------------
                                           Increase (Decrease) Due to          Increase (Decrease) Due to
                                         Volume        Rate       Total      Volume        Rate       Total
                                            (Dollars in Thousands)               (Dollars in Thousands)
=============================================================================================================
Interest Income
Loans receivable                        $ 5,554     $   404     $ 5,958     $ 8,319     $(1,156)    $ 7,163
Mortgage-backed securities                 (484)        (89)       (573)     (2,251)        405      (1,846)
Investment securities                      (614)        114        (500)     (1,811)        138      (1,673)
Interest-earning deposits with FHLB
   and other depository institutions         40          18          58         188         (97)         91
Other                                       134          22         156          57         (11)         46
-------------------------------------------------------------------------------------------------------------
         Total interest income            4,630         469       5,099       4,502        (721)      3,781
=============================================================================================================
Interest Expense
Savings, NOW, and money
   market accounts                          452          43         495         259        (626)       (367)
Certificates of deposit                     207         (63)        144         522        (127)        395
FHLB advances                             1,815         179       1,994       1,575        (293)      1,282
-------------------------------------------------------------------------------------------------------------
         Total interest expense           2,474         159       2,633       2,356      (1,046)      1,310
=============================================================================================================
Net interest income                     $ 2,156     $   310     $ 2,466     $ 2,146     $   325     $ 2,471
=============================================================================================================

Provision for Loan Losses

The allowance for loan losses, established through provisions for losses charged to expense, is increased by recoveries of loans previously charged off and reduced by charge-offs of loans. The provision for loan losses was $360,000 and $240,000 during 1997 and 1996, respectively.

     The Corporation maintains the allowance for loan losses at a level determined to be adequate by management based on a review of the loan portfolio. While management uses available information to determine the allowance for losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and borrower circumstances. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for losses on loans. Such agencies may require the Corporation to record additions to the allowance based on their judgments about information available to them at the time of their examination.

     For more information on the Corporation's allowance for loan losses and activity therein, reference is made to "Asset Quality."

Other Income

Other income, a significant component of the Corporation's earnings, was $6.4 million for the year ended December 31, 1997, an increase of $2.2 million compared to $4.2 million for the year ended December 31, 1996. The increase in other income resulted primarily from an increase in service charges and other fees of $847,000. The increase in service charges and fees results from higher fees assessed on a higher level of accounts and transaction account activity. Net gains on sales of loans and securities increased $421,000 compared to 1996. During 1997, other income included nonrecurring net gains on the sales of three branches totalling $506,000. Debit cards were introduced in April 1996 and income from debit cards increased $199,000 in 1997.

General and Administrative Expenses

Earnings for 1996 were significantly impacted by a nonrecurring, pre-tax charge of $3.4 million to recapitalize the FDIC's SAIF. General and administrative expenses in 1997 were $15.8 million, compared to $15.7 million in 1996, excluding the FDIC special assessment of $3.4 million. Compensation and fringe benefits expense rose $416,000 between periods as a result of merit-based salary adjustments, an increased provision for the management incentive program, employee bonuses paid in 1997, and unallocated ESOP dividends used to reduce 1996 ESOP expense. Furniture and equipment depreciation decreased $288,000 compared to 1996 primarily as a result of certain computer equipment becoming fully depreciated in 1997. FDIC insurance, $796,000 lower in 1997, reflects the lower premium of 6.3 cents per $100 of domestic deposits versus 23 cents per $100 of domestic deposits in 1996. Michigan single business tax was $214,000 higher in 1997 due to higher taxable income and higher compensation. Various other costs were higher in 1997 due to a larger customer base and higher transaction volumes.

Federal Income Tax Expense

Federal income tax expense was $5.0 million for the year ended December 31, 1997, compared to $2.4 million for 1996. The Corporation's federal income tax expense is, for the most part, recorded at the federal statutory rate less a pro rata portion of the anticipated low-income housing tax credits expected to be available based upon the Corporation's limited partnership investments.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996,
COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

Net income for the year ended December 31, 1996 was $5.4 million, or $0.66 per diluted share, compared to $6.8 million, or $0.82 per diluted share for 1995, a net decrease of $1.4 million. Earnings were significantly impacted by a nonrecurring, pre-tax charge of $3.4 million resulting from federal legislation to recapitalize the FDIC's SAIF. As a result of this charge, 1996 after-tax earnings were reduced $2.2 million, or $0.27 per diluted share. Other components of income also varied significantly from year to year.

Net Interest Income

Net interest income for 1996 was $22.9 million, compared to $20.4 million for 1995. Interest rate spread increased to 2.63 percent in 1996 from 2.52 percent in 1995 and net yield on average earning assets was 2.98 percent, compared to
2.85 percent for 1995. Net interest income for 1996 increased due to 1) a $52.0 million increase in average earning assets, partially offset by a $44.9 million increase in average interest bearing liabilities and 2) a 13 basis point decrease in cost of funds, partially offset by a 2 basis point decrease in yield on funds. The $2.5 million increase in net interest income is summarized as follows: net volume increases contributed $2.2 million and net rate increases contributed $0.3 million to the net interest income increase over 1995.

Provision for Loan Losses

The provision for loan losses was $240,000 during both 1996 and 1995. The Corporation maintains the allowance for loan losses at a level determined to be adequate by management based on a review of the loan portfolio. Factors considered in this review include the historical loss experience, recovery levels of loans previously charged off, the financial condition of the borrowers, the perceived risk exposure among loan types, delinquency rates, and present and projected economic conditions, as well as other relevant factors.

     While the allowance for loan losses increased to $4.6 million at December 31, 1996, compared to $4.4 million at December 31, 1995, the Corporation's level of nonperforming assets as a percentage of total assets increased from 0.08 percent at December 31, 1995 to 0.24 percent at December 31, 1996, and the allowance for loan losses as a percentage of total loans as of December 31, 1996 declined to 0.62 percent compared to 0.69 percent at December 31, 1995. The ratio of net loan charge-offs to average loans outstanding during the years ended December 31, 1996 and 1995 was 0.01 percent and 0.00 percent, respectively.

Other Income

Other income, a significant component of the Corporation's earnings, was $4.2 million for the year ended December 31, 1996, an increase of $0.2 million compared to $4.0 million for the year ended December 31, 1995. Growth in other income resulted principally from $769,000 more in deposit fees assessed on a higher level of transaction account activity. Although offset in part by lower-of-cost or market adjustments on loans intended for sale in the secondary market, increased gains on loan sales, including the impact of adopting Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65 (SFAS 122), also contributed to the higher level of other income. Partially offsetting these increases in other income were decreased servicing income resulting from lower balances of loans serviced for other parties and the amortization of capitalized mortgage servicing costs. In addition, a $587,000 nonrecurring gain on the sale of real estate owned was recognized in 1995.

General and Administrative Expenses

Earnings in 1996 were significantly impacted by a nonrecurring, pre-tax charge of $3.4 million to recapitalize the FDIC's SAIF. Excluding the FDIC special assessment of $3.4 million, general and administrative expenses were $15.7 million for 1996, up $1.3 million compared to $14.4 million for 1995. Compensation and fringe benefits expense rose $204,000 between periods as a result of merit-based salary increases, an increased provision for the management incentive program, and increased employment taxes on a higher compensation base partly offset by the effect of fewer full-time equivalent employees. Furniture and equipment depreciation increased $374,000, or 48 percent, over 1995 primarily as a result of accelerating the depreciation on computer equipment to more closely reflect the estimated remaining lives of this equipment. Marketing expense also increased over 1995 as the result of the continued promotion of the Corporation's checking account products. In addition, the expanded account base resulted in more operating losses than in the prior year.

Federal Income Tax Expense

Federal income tax expense was $2.4 million for the year ended December 31, 1996, compared to $2.9 million for 1995. The reduction reflects the tax benefit of the FDIC special assessment. The Corporation's federal income tax expense is, for the most part, recorded at the federal statutory rate of 34 percent less a pro rata portion of the anticipated low-income housing tax credits expected to be available based upon the Corporation's limited partnership investments.

Asset Quality

The following table presents the Corporation's nonperforming assets. Management normally considers loans to be nonperforming when payments are 90 days or more past due, when credit terms are renegotiated below market levels, or when an analysis of an individual loan indicates that repossession of the collateral may be necessary to satisfy the loan.

December 31,                                                  1997         1996

                                                          (Dollars in Thousands)
===============================================================================
=Nonaccruing Loans:
One-to-four family residential mortgages                    $  697       $  892
Income-producing property                                       --          359
FHA-partially insured and VA-partially guaranteed              109          183
Commercial                                                      --          195
Consumer installment                                            93          158
-------------------------------------------------------------------------------
          Total                                             $  899       $1,787
===============================================================================
          Percentage of total assets                          0.10%        0.21%
===============================================================================
Real Estate Owned:(1)
One-to-four family residential                              $   11       $  205
Construction and development                                   141            7
-------------------------------------------------------------------------------
          Total                                             $  152       $  212
===============================================================================
          Percentage of total assets                          0.02%        0.03%
===============================================================================
Total nonaccruing loans and real estate owned               $1,051       $1,999
===============================================================================
          Percentage of total assets                          0.12%        0.24%
===============================================================================

(1) Real estate owned includes properties in redemption and acquired through foreclosure.

     The following is a summary of the Corporation's loan and real estate owned loss experience from December 31, 1994 through December 31, 1997. The ratio of net loan charge-offs to average loans outstanding during the years ended December 31, 1997 and 1996, was 0.03 percent and 0.01 percent, respectively.

                                                        REAL
                                        LOANS          ESTATE          TOTAL
================================================================================
Balance at December 31, 1994        $ 4,123,918     $    75,973     $ 4,199,891
  Provision for losses                  240,000         120,000         360,000
  Charges against the allowance         (55,107)        (34,614)        (89,721)
  Recoveries                             54,328          62,218         116,546
--------------------------------------------------------------------------------
Balance at December 31, 1995          4,363,139         223,577       4,586,716
  Provision for losses                  240,000          60,000         300,000
  Charges against the allowance         (76,528)       (187,214)       (263,742)
  Recoveries                             36,983         115,796         152,779
--------------------------------------------------------------------------------
Balance at December 31, 1996          4,563,594         212,159       4,775,753
  Provision for losses                  360,000          45,000         405,000
  Charges against the allowance        (247,432)       (247,080)       (494,512)
  Recoveries                             54,245         142,548         196,793
--------------------------------------------------------------------------------
Balance at December 31, 1997        $ 4,730,407     $   152,627     $ 4,883,034
================================================================================

     While the $4.7 million allowance for loan losses at December 31, 1997 grew from $4.6 million at December 31, 1996, the allowance for loan losses as a percentage of total loans as of December 31, 1997 declined slightly to 0.61 percent compared to 0.62 percent at December 31, 1996. Nonperforming assets as a percentage of total assets were 0.24 percent at December 31, 1996, and decreased to 0.12 percent at December 31, 1997. The ratio of net loan charge-offs to average loans outstanding was 0.03 percent, and 77.4 percent of the growth in loans receivable in 1997 was in mortgages, which tend to have a lower risk of loss than other lending.

     Management believes the current provisions and related allowances for loan and real estate owned losses are adequate to meet current and potential credit risks in the current loan and real estate owned portfolios, although there can be no assurances the related allowances may not have to be increased in the future.

Market Risk

Derivative financial instruments include futures, forwards, interest rate swaps, option contracts and other financial instruments with similar characteristics. The Corporation currently does not enter into futures, forwards, swaps, or options. However, the Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by the Corporation. Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions.

     Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Corporation until the instrument is exercised.

     The Bank's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee (See "Asset/Liability Management"). Interest rate risk is the potential for economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximize income. Management realizes certain risks are inherent and the goal is to identify and minimize the risks. Tools used by management include the standard GAP report and an interest rate shock simulation report. The Bank has no market risk sensitive instruments held for trading purposes. The condensed GAP report summarizing the Bank's interest rate sensitivity is presented under "Asset/Liability Management."

Asset/Liability Management

The operating results of the Corporation are dependent, to a large extent, upon its net interest income, which is the difference between its interest income from interest-earning assets, such as loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, such as deposits and FHLB advances.

     The Corporation's current asset/liability management objective is to provide an acceptable balance between interest rate risk, credit risk, and maintenance of yield. The principal operating strategy of the Corporation has been to manage the repricing of its interest-sensitive assets and liabilities and manage the sensitivity of the Corporation's earnings to changes in interest rates. The Corporation generally implemented this strategy by: (i) originating and retaining adjustable-rate mortgages; (ii) originating construction and consumer loans which typically have shorter terms to maturity or repricing than long-term, fixed-rate residential mortgages; (iii) maintaining liquidity levels adequate to allow flexibility in reacting to the interest rate environment; and
(iv) selling upon origination certain long-term, fixed-rate residential mortgages in the secondary mortgage market.

     The following table sets forth the interest rate sensitivity of the Corporation's interest-earning assets and interest-bearing liabilities at December 31, 1997. One indicator used to measure interest rate risk is the one-year gap which represents the difference between interest-earning assets which mature or reprice within one year and interest-bearing liabilities which mature or reprice within one year. The Corporation's one-year gap was a negative
10.4 percent at December 31, 1997, compared to a negative 9.3 percent at December 31, 1996, and the Corporation's three-to-five-year gap was a negative
1.5 percent at December 31, 1997, compared to a negative 1.9 percent at December 31, 1996. Fixed-rate loans and mortgage-backed securities are shown on the basis of contractual amortization adjusted for prepayments at rates estimated by available industry sources. Adjustable-rate loans and investment and mortgage-backed securities are determined to reprice at the earlier of maturity, call date or the next contractual repricing date. The allocation of savings, checking, and money market account balances between the various maturity/repricing periods is based on anticipated withdrawals and/or repricing practices. The assumptions used should not be regarded as indicative of the actual prepayments and withdrawals which may be experienced by the Corporation. FHLB advances that are putable by the FHLB are assumed to mature/reprice at the first put date.

       The data presented in the table represent a static measure of assets and liabilities maturing over various time periods. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net yield, because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Corporation's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times or at different volumes.

MATURITY/RATE SENSITIVITY


At December 31, 1997
-------------------------------------------------------------------------------------------------------------------------------
                                             0-6            7-12           1-3           3-5           Over 5
                                            Months         Months         Years         Years          Years          Total
                                                                                (Dollars in Thousands)
===============================================================================================================================
Assets:
First mortgage loans                       $ 116,924     $ 100,665     $ 246,544      $ 111,874      $ 114,059     $ 690,066
Second mortgage and other loans               43,286         7,353         9,222          5,263          4,346        69,470
Mortgage-backed securities                    12,500         2,636         6,461             --             --        21,597
Investment securities                          9,998        14,055            --          2,027             --        26,080
Other                                         13,301            --            --             --             --        13,301
-------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets                      196,009       124,709       262,227        119,164        118,405       820,514
Noninterest earning assets                                                                                            32,374
-------------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                                              $ 852,888
===============================================================================================================================
Liabilities and Stockholders' Equity:
Savings                                        6,452         5,676         9,712          7,706         33,520     $  63,066
Checking                                       7,746         6,155        12,731          3,406          7,565        37,603
Money market                                  53,693         9,886         5,607         50,447             --       119,633
Certificates of deposit                      139,791       104,098        64,891         14,725            839       324,344
Advances from Federal
  Home Loan Bank                              16,144        56,209        98,246         40,874          1,220       212,693
-------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities                 223,826       182,024       191,187        117,158         43,144       757,339
Stockholders' equity and
  noninterest bearing liabilities                                                                                     95,549
-------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and
              stockholders' equity                                                                                 $ 852,888
===============================================================================================================================
Rate Sensitivity GAP and Ratios:
GAP for period (interest-earning assets
  less interest-bearing liabilities)       $ (27,817)    $ (57,315)    $  71,040      $   2,006      $  75,261     $  63,175
-------------------------------------------------------------------------------------------------------------------------------
Cumulative gap                             $ (27,817)    $ (85,132)    $ (14,092)     $ (12,086)     $  63,175            --
===============================================================================================================================
GAP as a percentage of
   interest-earning assets                     -3.39%        -6.99%         8.66%          0.25%          9.17%         7.70%
-------------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percentage of
   interest-earning assets                     -3.39%       -10.38%        -1.72%         -1.47%          7.70%           --
===============================================================================================================================
Cumulative gap at December 31, 1996            -6.89%        -9.29%        -5.61%         -1.92%          8.04%           --
-------------------------------------------------------------------------------------------------------------------------------

                                                                     Average                     Estimated
                                         Total                     Interest Rate                 Fair Value
===============================================================================================================================
Assets:
Loans                                  $759,536                       7.71%                     $771,000
Securities                               47,677                       6.91                        48,000
Other                                    13,301                       3.39                        13,000
Liabilities:
Deposits                                544,646                       4.47                       546,000
FHLB Advances                           212,693                       6.09                       214,000
===============================================================================================================================

Liquidity

The Bank has no regulatory mandated minimum liquidity requirements. Management's intention is to maintain average short-term liquid assets each quarter of 3.0 percent of net withdrawable deposit accounts plus borrowings payable in one year or less. The Bank's short-term liquidity ratio was 7.32 percent and 4.01 percent at December 31, 1997 and December 31, 1996, respectively. Although the liquidity ratio fluctuates, the ratio has been consistently maintained above minimum targeted levels.

       The Bank's principal sources of funds are deposits, principal and interest payments on loans, sale of loans, maturities of securities, securities available for sale and FHLB advances. All of the securities held in portfolio are available for sale, thereby increasing the Bank's flexibility with respect to such securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions, and competition.

       As of September 30, 1996, based upon liquidity and interest rate considerations, management determined it could no longer assert its intention to hold all mortgage-backed securities until maturity. Therefore, the entire mortgage-backed securities portfolio totalling $28.6 million was reclassified to an available-for-sale classification. As a result, the Corporation intends to classify any investment or mortgage-backed securities currently held or purchased in the two years subsequent to September 30, 1996 as available for sale.

Capital Resources

The Bank is subject to capital asset requirements in accordance with Bank regulations. Community First Bank's regulatory capital ratios are well in excess of minimum capital requirements specified by federal banking regulations. The Bank's tangible, core, and risk-based capital ratios were 7.63 percent, 7.63 percent, and 13.77 percent at December 31, 1997, respectively.

       The Corporation's cash dividend policy is continually reviewed by management and the board of directors. The Corporation currently intends to continue its policy of paying quarterly dividends; however, such payments will depend upon a number of factors, including capital requirements, regulatory limitations, the Corporation's financial condition and results of operation, and the Bank's ability to pay dividends to the Corporation. Presently, the Corporation has no significant source of income other than dividends from the Bank. Consequently, the Corporation depends upon dividends from the Bank to accumulate earnings for payment of cash dividends to its stockholders.

       The Corporation's board of directors declared a 10 percent stock dividend on May 20, 1997. The additional shares as a result of the dividend were distributed on June 16, 1997 to stockholders of record as of May 30, 1997. Although the stock dividend represents a component of the Corporation's established dividend practices and the Corporation intends to issue similar dividends in the future, such declarations will depend on several factors similar to cash dividends.

       The Corporation's board of directors also declared a 3-for-2 stock split on November 18, 1997. The additional shares were distributed on December 18, 1997 to stockholders of record as of December 1, 1997.

       During April 1997, the Corporation's board of directors approved a stock repurchase program pursuant to which the Corporation may repurchase up to 5 percent or 387,750 shares of CFSB Bancorp, Inc. common stock. Through December 31, 1997, the Corporation repurchased 141,035 shares of CFSB Bancorp, Inc. common stock on the open market for $2.3 million for an average purchase price of $16.23 per share. The program has a one-year term.

Year 2000

The Corporation has an ongoing program to identify, correct and test any processing systems that are date driven and are not Year 2000 compliant. The Corporation's core data processing software is provided by an outside vendor. The outside vendor projects the software they provide will be Year 2000 compliant, including testing, in 1998. The Corporation anticipates testing the software and integration with other third party software in 1998. Management also anticipates testing its remaining systems for Year 2000 compliance in 1998.

       As of December 31, 1997, no identifiable costs have been incurred in connection with ensuring the Corporation's systems and products are Year 2000 compliant. Management anticipates costs to complete Year 2000 implementation will approximate $500,000 to $750,000. These costs will be primarily for the replacement of depreciable assets.

Accounting Standards

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS
128). The statement specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock. SFAS 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and that of the International Accounting Standards Committee. It replaces Primary EPS and Fully Diluted EPS with Basic EPS and Diluted EPS, respectively. It also requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the Basic EPS computation to the numerator and denominator of the Diluted EPS computation. SFAS 128 was effective for financial statements for both interim and annual periods ended after December 15, 1997. Earlier application was not permitted. This standard does not have a material impact on the Corporation's results of operations.

       In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components, including but not limited to unrealized gains or losses on securities available for sale, in the financial statements. This statement is effective for both interim and annual periods beginning after December 15, 1997 with earlier application permitted. SFAS 130 will require reclassification of all prior period amounts.

       In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 establishes standards for the way that public entities report information about operating segments in financial statements. This statement is effective for both interim and annual periods beginning after December 31, 1997 with restatement of prior period information required.

Independent Auditors' Report



[LOGO OF KPMG PEAT MARWICK LLP APPEARS HERE]



The Board of Directors and Stockholders
CFSB Bancorp, Inc.:

We have audited the consolidated statements of financial condition of CFSB Bancorp, Inc., and subsidiary ("Corporation") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFSB Bancorp, Inc., and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Lansing, Michigan
January 20, 1998


CFSB BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Financial Condition
December 31,                                                                    1997              1996
=============================================================================================================
Assets:
Cash and amounts due from depository institutions                          $   5,188,951     $   7,479,722
Interest-earning deposits with Federal Home Loan Bank and
      other depository institutions, at cost, which approximates market       13,300,543        15,270,241
Investment securities available for sale, at fair value                       26,079,688        31,093,494
Mortgage-backed securities available for sale, at fair value                  21,597,690        27,220,567
Loans receivable, net                                                        754,806,061       717,714,636
Accrued interest receivable, net                                               4,910,200         4,349,240
Premises and equipment, net                                                   10,457,180        10,985,199
Stock in Federal Home Loan Bank of Indianapolis, at cost                      11,423,100        10,632,000
Other assets                                                                   5,124,500         5,054,447
-------------------------------------------------------------------------------------------------------------
     Total assets                                                          $ 852,887,913     $ 829,799,546
=============================================================================================================
Liabilities and Stockholders' Equity:
Liabilities:
  Deposits                                                                 $ 562,412,067     $ 553,574,001
  Advances from Federal Home Loan Bank                                       212,692,934       202,639,323
  Advance payments by borrowers for taxes and insurance                        1,454,316         1,356,507
  Accrued interest payable                                                     3,043,923         4,233,799
  Federal income taxes payable                                                   556,315           740,242
  Other liabilities                                                            5,193,568         4,785,647
-------------------------------------------------------------------------------------------------------------
     Total liabilities                                                       785,353,123       767,329,519
-------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
Serial preferred stock, $0.01 par value; authorized 2,000,000 shares;
   issued - none                                                                      --                --
Common stock, $0.01 par value; authorized 10,000,000 shares;
   issued 7,655,466 shares in 1997 and 7,274,416 shares in 1996                   76,555            72,744
Additional paid-in capital                                                    48,377,350        41,398,650
Retained income - substantially restricted                                    20,011,874        23,863,600
Net unrealized gains on available-for-sale securities,
   net of tax of $161,035 - 1997 and $110,548 - 1996                             312,597           214,594
Employee Stock Ownership Plan                                                   (227,522)         (459,408)
Treasury stock, at cost; 47,988 shares - 1997 and 236,891 shares - 1996       (1,016,064)       (2,620,153)
-------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                               67,534,790        62,470,027
-------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities                                                --                --
     Total liabilities and stockholders' equity                            $ 852,887,913     $ 829,799,546
=============================================================================================================

See accompanying notes to consolidated financial statements.


CFSB Bancorp, Inc., and Subsidiary

Consolidated Statements of Operations
Years Ended December 31,                                     1997             1996             1995
=========================================================================================================
Interest Income:
Loans receivable                                         $ 57,570,229     $ 51,612,087     $ 44,448,774
Mortgage-backed securities                                  1,768,498        2,341,727        4,187,867
Investment securities                                       1,688,983        2,188,967        3,862,157
Other                                                       1,473,760        1,259,274        1,122,512
---------------------------------------------------------------------------------------------------------
   Total interest income                                   62,501,470       57,402,055       53,621,310
---------------------------------------------------------------------------------------------------------
Interest Expense:
Deposits, net                                              24,477,571       23,837,494       23,810,254
Federal Home Loan Bank advances                            12,654,049       10,660,383        9,377,784
---------------------------------------------------------------------------------------------------------
   Total interest expense                                  37,131,620       34,497,877       33,188,038
---------------------------------------------------------------------------------------------------------
   Net interest income before provision
       for loan losses                                     25,369,850       22,904,178       20,433,272
Provision for loan losses                                     360,000          240,000          240,000
---------------------------------------------------------------------------------------------------------
   Net interest income after provision
       for loan losses                                     25,009,850       22,664,178       20,193,272
---------------------------------------------------------------------------------------------------------
Other Income (Loss):
Service charges and other fees                              4,296,132        3,449,537        2,688,164
Loan servicing income                                         305,174          399,446          476,292
Losses on sales of investment securities
   available for sale, net                                    (31,372)         (64,188)          (2,975)
Gains (losses) on sales of mortgage-backed securities
   available for sale, net                                      2,051               --          (42,056)
Gains on sales of loans, net                                  642,876          256,343          100,885
Real estate operations, net                                   (50,121)         (60,000)         467,478
Gains on sales of branches, net                               505,698               --               --
Other, net                                                    730,168          260,529          278,138
---------------------------------------------------------------------------------------------------------
   Total other income                                       6,400,606        4,241,667        3,965,926
---------------------------------------------------------------------------------------------------------
General and Administrative Expenses:
Compensation, payroll taxes, and fringe benefits            8,426,696        8,010,714        7,807,029
Office occupancy and equipment                              2,384,424        2,609,958        2,170,139
Federal insurance premiums                                    354,007        1,150,117        1,174,941
FDIC special assessment                                            --        3,355,000               --
Marketing                                                     808,823          792,083          626,657
Data processing                                               454,099          365,704          316,188
Other, net                                                  3,333,879        2,739,977        2,332,341
---------------------------------------------------------------------------------------------------------
   Total general and administrative expenses               15,761,928       19,023,553       14,427,295
---------------------------------------------------------------------------------------------------------
   Income before federal income tax expense                15,648,528        7,882,292        9,731,903
Federal income tax expense                                  4,976,000        2,435,000        2,929,000
---------------------------------------------------------------------------------------------------------
   Net income                                            $ 10,672,528     $  5,447,292     $  6,802,903
=========================================================================================================
Earnings Per Share:
Basic                                                    $       1.39     $       0.68     $       0.84
Diluted                                                          1.34             0.66             0.82
=========================================================================================================
Dividends per share                                              0.42             0.27             0.23
=========================================================================================================

See accompanying notes to consolidated financial statements.

CFSB Bancorp, Inc., and Subsidiary

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 1997, 1996, and 1995

=================================================================================================
                                                                               Net Unrealized
                                                                               Gains (Losses) on
                                         Common      Additional      Retained    Available-for-
                                          Stock   Paid-in Capital     Income    Sale Securities
=================================================================================================
Balance at December 31, 1994           $  61,622   $ 24,658,144   $ 34,774,725   $ (1,721,695)

Net income for the year 1995                  --             --      6,802,903             --
10% common stock dividend                  6,155      9,636,500     (9,654,329)            --
Stock options exercised                       --             --       (203,543)            --
Repayment of ESOP debt                        --             --             --             --
Cash dividends on common
   stock - $0.23 per share                    --             --     (1,866,776)            --
Tax benefit of ESOP dividends                 --         45,220             --             --
Tax benefit associated with exercise
   of stock options                           --         26,706             --             --
Change in market value of
   available-for-sale securities,
   net of tax of $923,851                     --             --             --      1,793,356
-------------------------------------------------------------------------------------------------
Balance at December 31, 1995              67,777     34,366,570     29,852,980         71,661

Net income for the year 1996                  --             --      5,447,292             --
10% common stock dividend                  4,967      6,969,800     (8,980,475)            --
Treasury stock purchased                      --             --             --             --
Stock options exercised                       --             --       (283,171)            --
Repayment of ESOP debt                        --             --             --             --
Cash dividends on common stock -
   $0.27 per share                            --             --     (2,173,026)            --
Tax benefit of ESOP dividends                 --         28,730             --             --
Tax benefit associated with exercise
   of stock options                           --         33,550             --             --
Change in market value of
   available-for-sale securities,
   net of tax of $73,631                      --             --             --        142,933
-------------------------------------------------------------------------------------------------
Balance at December 31, 1996              72,744     41,398,650     23,863,600        214,594

Net income for the year 1997                  --             --     10,672,528             --
10% common stock dividend                  3,811      6,985,791    (11,063,418)            --
Cash value of fractional shares
   on stock split                             --         (7,091)            --             --
Treasury stock purchased                      --             --             --             --
Stock options exercised                       --             --       (214,148)            --
Repayment of ESOP debt                        --             --             --             --
Cash dividends on common
   stock - $0.42 per share                    --             --     (3,246,688)            --
Change in market value of
   available-for-sale securities,
   net of tax of $50,487                      --             --             --         98,003
-------------------------------------------------------------------------------------------------

Balance at December 31, 1997           $  76,555   $ 48,377,350   $ 20,011,874   $    312,597
=================================================================================================

=================================================================================
                                                                      Total
                                       Commitment       Treasury   Stockholders'
                                      for ESOP Debt      Stock        Equity
=================================================================================
Balance at December 31, 1994           $ (923,180)  $ (1,242,288)  $ 55,607,328

Net income for the year 1995                   --             --      6,802,903
10% common stock dividend                      --             --        (11,674)
Stock options exercised                        --        317,615        114,072
Repayment of ESOP debt                    231,886             --        231,886
Cash dividends on common
   stock - $0.23 per share                     --             --     (1,866,776)
Tax benefit of ESOP dividends                  --             --         45,220
Tax benefit associated with exercise
   of stock options                            --             --         26,706
Change in market value of
   available-for-sale securities,
   net of tax of $923,851                      --             --      1,793,356
---------------------------------------------------------------------------------
Balance at December 31, 1995             (691,294)      (924,673)    62,743,021

Net income for the year 1996                   --             --      5,447,292
10% common stock dividend                      --      1,995,912         (9,796)
Treasury stock purchased                       --     (4,089,237)    (4,089,237)
Stock options exercised                        --        397,845        114,674
Repayment of ESOP debt                    231,886             --        231,886
Cash dividends on common stock -
   $0.27 per share                             --             --     (2,173,026)
Tax benefit of ESOP dividends                  --             --         28,730
Tax benefit associated with exercise
   of stock options                            --             --         33,550
Change in market value of
   available-for-sale securities,
   net of tax of $73,631                       --             --        142,933
---------------------------------------------------------------------------------
Balance at December 31, 1996             (459,408)    (2,620,153)    62,470,027

Net income for the year 1997                   --             --     10,672,528
10% common stock dividend                      --      4,062,759        (11,057)
Cash value of fractional shares
   on stock split                              --             --         (7,091)
Treasury stock purchased                       --     (2,777,983)    (2,777,983)
Stock options exercised                        --        319,313        105,165
Repayment of ESOP debt                    231,886             --        231,886
Cash dividends on common
   stock - $0.42 per share                     --             --     (3,246,688)
Change in market value of
   available-for-sale securities,
   net of tax of $50,487                       --             --         98,003
---------------------------------------------------------------------------------

Balance at December 31, 1997           $ (227,522)  $ (1,016,064)  $ 67,534,790
=================================================================================

See accompanying notes to consolidated financial statements.

CFSB BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Cash Flows
Years Ended December 31,                                                      1997             1996             1995
=========================================================================================================================
Cash Flows From Operating Activities:
Net income                                                              $  10,672,528    $   5,447,292    $   6,802,903
Adjustments to reconcile net income to net cash provided by
         operating activities:
      Depreciation and amortization                                         1,347,691        1,605,669        1,217,594
      Provision for loan losses                                               360,000          240,000          240,000
      Provision for real estate losses                                         45,000           60,000          120,000
      Net amortization of premiums and accretion
         of discounts                                                         165,158          370,832        1,178,859
      Loans originated for sale                                           (20,424,389)     (25,856,898)     (10,755,582)
      Proceeds from sales of loans originated for sale                     18,650,496       24,219,028       10,080,914
      Net gains on sales of loans and securities                             (613,555)        (192,155)         (55,854)
      Net gains on sales of real estate owned                                      --               --         (587,478)
      Net (gains) losses on sales and disposals of
         premises and equipment                                              (491,675)          83,101           (6,752)
      Increase (decrease) in deferred loan fees                              (353,731)         198,518           89,768
      Decrease (increase) in accrued interest receivable                     (560,960)         533,993         (399,843)
      Increase (decrease) in accrued interest payable                      (1,189,876)         759,736          722,010
      Increase (decrease) in federal income taxes payable                    (183,927)         273,902          506,999
      Increase (decrease) in other liabilities                                291,539         (192,161)         458,314
      Decrease (increase) in other assets                                     (66,566)       1,595,411        3,401,950
-------------------------------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities                 7,647,733        9,146,268       13,013,802
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
Purchases of investment securities available for sale                     (24,018,281)     (20,060,266)      (5,065,650)
Proceeds from sales of investment securities
      available for sale                                                   20,037,695       23,135,173       13,906,169
Principal repayments and maturities of investment
      securities held to maturity                                                  --               --       14,450,000
Principal repayments and maturities of investment
      securities available for sale                                         9,000,000       20,420,000       11,000,000
Loan originations (net of undisbursed loans in process)                  (185,621,409)    (200,744,785)    (134,320,368)
Loans purchased                                                           (27,847,054)     (31,733,987)     (43,592,182)
Proceeds from sales of loans                                               28,439,980        7,853,490        4,822,738
Principal repayments on loans                                             149,524,869      118,078,242       84,224,676
Proceeds from sales of mortgage-backed securities
      available for sale                                                           --               --       19,545,420
Principal repayments and maturities on mortgage-
      backed securities available for sale                                  5,571,279        2,271,581        4,035,345
Principal repayments and maturities on mortgage-
      backed securities held to maturity                                           --        5,967,777        8,219,953
Proceeds from sales, redemptions, and settlements
      of real estate owned, net                                               751,580          437,935          742,358
Capitalized additions to real estate owned,
      net of recoveries                                                       (27,864)          59,702           11,884
Purchases of premises and equipment                                        (1,706,796)      (1,456,346)        (463,318)
Proceeds from sales and disposals of premises
      and equipment                                                         1,378,799            5,524           13,455
Purchases of Federal Home Loan Bank stock                                    (791,100)      (2,095,200)        (374,000)
-------------------------------------------------------------------------------------------------------------------------
                  Net cash used in investing activities                   (25,308,302)     (77,861,160)     (22,843,520)
-------------------------------------------------------------------------------------------------------------------------

CFSB BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Cash Flows, continued
Years Ended December 31,                                             1997             1996            1995
=================================================================================================================
Cash Flows From Financing Activities:
Net increase in deposits                                        $   8,838,066    $  25,757,823    $  26,126,642
Stock options exercised                                               105,165          114,674          114,072
Purchases of treasury stock                                        (2,777,983)      (4,089,237)              --
Net increase (decrease) in advance payments
    by borrowers for taxes and insurance                               97,809           75,464         (815,970)
Federal Home Loan Bank advance repayments                        (110,885,770)     (98,262,720)    (147,218,103)
Federal Home Loan Bank advances                                   120,939,381      140,252,667      147,516,795
Dividends paid on common stock                                     (2,916,568)      (2,107,991)      (1,832,008)
-----------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                  13,400,100       61,740,680       23,891,428
-----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents               (4,260,469)      (6,974,212)      14,061,710
Cash and cash equivalents at beginning of period                   22,749,963       29,724,175       15,662,465
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                      $  18,489,494    $  22,749,963    $  29,724,175
=================================================================================================================
Supplemental Disclosures of Cash Flow Information:
Cash paid for:
    Interest expense                                            $  38,321,496    $  33,738,141    $  32,466,028
    Federal income taxes                                            5,170,000        2,450,000        2,285,000
Transfers of loans to real estate owned                               672,078          342,408          264,637
Transfers of loans to repossessed property and
    accounts receivable                                               150,611           69,673           53,600
Loans charged off                                                     247,432           76,528           55,107
Loans to facilitate the sale of real estate owned                          --          279,700        2,724,120
Transfers of securities to available-for-sale classification:
    Investment securities                                                  --               --       18,081,023
    Mortgage-backed securities                                             --       28,553,035               --
=================================================================================================================


See accompanying notes to consolidated financial statements.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 1997

(1)  SIGNIFICANT ACCOUNTING POLICIES

Business

CFSB Bancorp, Inc. is a unitary savings and loan holding company whose principal business is conducted through its subsidiary Community First Bank. Community First Bank (the Bank) is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Bank's primary market area is the Greater Lansing, Michigan area, which is comprised of the tri-county area of Clinton, Eaton, and Ingham counties, the western townships of Shiawassee County, and Ionia County.

Principles of Consolidation

CFSB Bancorp, Inc. (the Corporation), is the holding company for Community First Bank, a state chartered stock savings bank. Substantially all of the Corporation's assets are currently held in, and operations conducted through its sole subsidiary, Community First Bank.

     The consolidated financial statements include the accounts and transactions of CFSB Bancorp, Inc., and its wholly-owned subsidiary, Community First Bank, and the Bank's wholly-owned subsidiary, Capitol Consolidated Financial Corporation (Capitol Consolidated), and Capitol Consolidated's wholly-owned subsidiary, Allegan Insurance Agency, doing business as Community First Insurance and Investment Services. Intercompany transactions and account balances are eliminated.

Basis of Financial Statement Presentation

The consolidated financial statements are prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of income and expenses for the period. Actual results could differ from those estimates.

Investment and Mortgage-Backed Securities

Investment and mortgage-backed securities available for sale represent those securities not classified as held-to-maturity. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of securities are determined using the specific-identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income using the effective-interest method over the period to maturity.

Loans Receivable

Loans receivable, which the Corporation has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at their outstanding unpaid principal balances, net of any undistributed portion of loans in process, net deferred origination fees, and the allowance for loan losses.

Loan Origination and Commitment Fees

Fees received in connection with loan commitments are deferred in other liabilities until the loan is advanced, and are then recognized over the term of the loan as an adjustment to the yield. Fees on commitments that expire unused are recognized as fee income at expiration.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(1)  SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     Loan origination fees, net of certain loan origination costs, are deferred and recognized over the lives of the related loans as an adjustment to the yield. When loans are sold, any remaining unamortized deferred fees are recognized as an adjustment of gain (loss) on sale of loans.

     Loan origination and commitment fees charged on adjustable-rate mortgages are generally deemed to be adjustments to the first adjustment period yield of the mortgage, to the extent the interest rate during the first adjustment period on the mortgage is less than the index rate plus the contractual spread.

Nonaccrual Assets

Nonaccrual assets are comprised of loans where the accrual of interest has been discontinued, loans which the terms have been renegotiated to less than market rates as a result of a serious weakening of the borrower's financial condition, and real estate which has been acquired primarily through foreclosure and is awaiting disposition.

     Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more or when, in the opinion of management, full collection of principal and interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collections of principal are probable. A nonaccrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible.

Allowance for Losses on Loans and Real Estate

Provisions for losses on loans and real estate are charged to operations based upon management's evaluation of potential losses in the portfolio. In addition to providing reserves on specific assets where a decline in value has been identified, general provisions for losses are established based upon the overall portfolio composition and general market conditions. In establishing both specific and general valuation allowances, management reviews individual loans, recent loss experience, current economic conditions, the overall balance and composition of the portfolio, and such other factors which, in management's judgment, deserve recognition in estimating possible losses.

     Management believes the allowance for losses on loans and real estate is adequate. While management uses available information to recognize losses on loans and real estate, future additions to the allowance may be necessary based on changes in economic conditions and borrower circumstances.

     Impaired loans have been identified in accordance with provisions of SFAS No. 114. The Corporation considers a loan to be impaired when it is probable that it will be unable to collect all or part of amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at a loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

Real Estate

Real estate acquired through foreclosure is carried at the lower of estimated fair value less costs to sell or cost. Such determination is made on an individual-asset basis. At the time of acquisition, any excess of carrying amount over estimated fair value is recorded as a reduction in the allowance for loan losses. Subsequent declines in fair value less estimated costs to sell are recognized as increases in the valuation allowance. If the estimated fair value of the asset minus the estimated costs to sell the asset is more than its carrying amount, the valuation allowance is reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to income. Generally, expenditures relating to the development and improvement of real estate acquired through foreclosure are capitalized.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(1)  SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Loans Held for Sale

Additional funds for lending are periodically provided by selling mortgage loans. Mortgage loans intended for sale in the secondary market are carried at the lower-of-cost or estimated market value in the aggregate. These loans are classified as held for sale and are included in loans receivable in the consolidated statements of financial condition. Net unrealized losses are recorded by charges to income.

Loan Servicing

The Corporation services for investors mortgage loans that are not included in the consolidated statements of financial condition. Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.

     The total cost of mortgage loans originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing, based on their relative fair value at the date of origination. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net future servicing revenue.

     Mortgage servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage servicing rights are stratified based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type, term, year originated, and note rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its fair value, and is recognized through a valuation allowance.

     Fair values for individual strata are based on quoted market prices for comparable transactions if available or estimated fair value. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

Federal Income Taxes

The Corporation and its subsidiary file a consolidated federal income tax return. The provision for federal income taxes is based upon income for financial statement purposes, rather than amounts reported on the Corporation's income tax return.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

Premises and Equipment

Office property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of office properties and equipment is charged to operations on a straight-line basis over the estimated useful lives of the related assets.

Derivative Financial Instruments

Interest rate exchange agreements, designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities, are not marked to market. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded as an addition to or reduction of the interest income (expense) on the associated asset or liability. Gains and losses on terminated interest rate exchange agreements are amortized over the remaining terms of the agreements.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(1)  SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Interest on Deposits

Penalty income on early withdrawal of certificates of deposit is recognized as a reduction of interest expense on deposits.

Statement of Cash Flows

For the purpose of presentation in the consolidated statement of cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-earning deposits with the Federal Home Loan Bank and other depository institutions.

Stock-Based Compensation

FASB SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123) encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Bank has chosen to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Stock Dividend and Split

The Corporation's board of directors declared a 10 percent stock dividend on May 20, 1997. The additional shares as a result of the dividend were distributed on June 16, 1997 to stockholders of record as of May 30, 1997. The Corporation's board of directors declared a 3-for-2 stock split on November 18, 1997. The additional shares as a result of the split were distributed on December 18, 1997 to stockholders of record as of December 1, 1997. Common shares outstanding, per common share amounts, and price per common share have been restated for all periods presented to give retroactive effect to the stock dividend and the stock split.

Reclassifications

Certain prior year's financial statement amounts have been reclassified to conform to the current year financial statement presentation.

(2)  Restrictions on Cash and Amounts Due from Depository Institutions

The Bank is required to maintain certain daily reserve balances in accordance with Federal Reserve Board requirements. The reserve balances maintained in accordance with such requirements were $1,754,000 and $5,684,000 at December 31, 1997 and 1996, respectively.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(3)  INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

December 31,                                                     1997                                1996
-----------------------------------------------------------------------------------------------------------------------
                                                   Amortized Cost     Fair Value      Amortized Cost       Fair Value
-----------------------------------------------------------------------------------------------------------------------
United States Government and Agency Obligations:
  Maturing within one year                       $  24,000,000     $  24,053,125      $  20,096,712      $  20,071,094
Federal agency obligations:
  Maturing from one to five years                    2,000,000         2,026,563                 --                 --
  Maturing from five to ten years                           --                --          7,000,000          7,015,200
-----------------------------------------------------------------------------------------------------------------------
                                                     2,000,000         2,026,563          7,000,000          7,015,200
Corporate bonds:
  Maturing within one year                                  --                --          4,000,000          4,007,200
-----------------------------------------------------------------------------------------------------------------------
                                                 $  26,000,000     $  26,079,688      $  31,096,712      $  31,093,494
=======================================================================================================================
Weighted average interest rate                                   6.02%                                 5.89%
=======================================================================================================================

Unrealized gains and losses on investment securities available for sale are summarized as follows:

December 31,                                    1997                                         1996
-----------------------------------------------------------------------------------------------------------------------
                                     Gross                 Gross                  Gross                 Gross
                                Unrealized Gains      Unrealized Losses      Unrealized Gains      Unrealized Losses
-----------------------------------------------------------------------------------------------------------------------
United States government and
  agency obligations               $   54,688            $   1,563              $   21,205             $   46,823
Federal agency obligations             26,563                   --                  15,200                     --
Corporate bonds                            --                   --                   7,200                     --
-----------------------------------------------------------------------------------------------------------------------
                                   $   81,251            $   1,563              $   43,605             $   46,823
=======================================================================================================================

     Proceeds from sales of investment securities available for sale during the years ended December 31, 1997, 1996, and 1995 were $20,037,695, $23,135,173, and
$13,906,169, respectively. Gross gains of $19,659, $43,207, and $29,872, and gross losses of $51,031, $107,395, and $32,847, were realized on those sales during 1997, 1996, and 1995, respectively.

     Expected maturities may differ from the contractual maturities above because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. During the years ended December 31, 1997 and 1996, call provisions were exercised on $5,000,000 and $4,295,000, respectively, of investment securities available for sale. No gains or losses were recognized during the respective periods. There were no call provisions exercised on investment securities available for sale during 1995.

     In accordance with A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, the Corporation, in order to allow further flexibility in future asset liability management decisions relating to securities, in 1995 reclassified $18,081,023 of corporate notes and U.S. Treasury securities from a held-to-maturity classification to an available-for-sale classification. The unrealized pre-tax losses of $103,210 on these securities were recorded as a negative adjustment to stockholders' equity.

     Accrued interest receivable related to investment securities approximated $627,000 and $293,000 at December 31, 1997 and 1996, respectively.

     At December 31, 1997, the Bank had no commitments to purchase or sell investment securities.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(4)  MORTGAGE-BACKED SECURITIES

Mortgage-backed securities available for sale consist of the following:

December 31,                                                     1997                                 1996
-----------------------------------------------------------------------------------------------------------------------
                                                   Amortized Cost     Fair Value      Amortized Cost       Fair Value
-----------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation
  participation certificates                      $  15,711,732     $  16,137,553     $  19,438,088      $  19,845,510
Fannie Mae guaranteed mortgage
  pass-through certificates                           2,308,037         2,275,221         2,547,019          2,468,209
Government National Mortgage Association
  modified pass-through certificates                     45,208            46,338            92,490             95,265
Conventional pass-through certificates                3,138,769         3,138,578         3,982,504          3,981,597
Collateralized mortgage obligations                          --                --           832,106            829,986
-----------------------------------------------------------------------------------------------------------------------
                                                  $  21,203,746     $  21,597,690     $  26,892,207      $  27,220,567
=======================================================================================================================
Weighted average interest rate                                 8.00%                                7.82%
=======================================================================================================================

Unrealized gains and losses on mortgage-backed securities available for sale are summarized as follows:

December 31,                                             1997                                         1996
-------------------------------------------------------------------------------------------------------------------------------
                                              Gross                 Gross                  Gross                 Gross
                                         Unrealized Gains      Unrealized Losses      Unrealized Gains      Unrealized Losses
-------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation
  participation certificates               $  494,651            $   68,830              $  538,105            $  130,683
Fannie Mae guaranteed mortgage
  pass-through certificates                       409                33,225                     629                79,439
Government National Mortgage Association
  modified pass-through certificates            1,130                    --                   2,775                    --
Conventional pass-through certificates             --                   191                      --                   907
Collateralized mortgage obligations                --                    --                      --                 2,120
-------------------------------------------------------------------------------------------------------------------------------
                                           $  496,190            $  102,246              $  541,509            $  213,149
===============================================================================================================================

     Proceeds from the sales of mortgage-backed securities available for sale during the year ended December 31, 1995 were $19,545,420. Gross gains of $8,889 and gross losses of $50,945 were realized on those 1995 sales. There were no sales of mortgage-backed securities during the years ended December 31, 1997 and 1996.
     During the year ended December 31, 1997 call provisions were exercised on $380,544 of mortgage-backed securities available for sale. Gross gains of $2,051 were recognized during the respective period. There were no call provisions exercised on mortgage-backed securities available for sale during 1996 and 1995.
     As of September 30, 1996, based upon liquidity and interest rate considerations, the Corporation determined it could no longer assert its intention to hold all mortgage-backed securities until maturity. Therefore, the entire mortgage-backed securities portfolio totaling $28,553,035 was reclassified to an available-for-sale classification with unrealized pre-tax gains of $190,368 being recorded as a favorable adjustment to stockholders' equity. As a result, the Corporation intends to classify any investment or mortgage-backed securities currently held or purchased in the subsequent two years as available for sale.
     Accrued interest receivable on mortgage-backed securities was approximately $250,000 and $316,000 at December 31, 1997 and 1996, respectively.
     The cost of mortgage-backed securities at December 31, 1997 and 1996 included net unamortized premiums of $0 and $119,000, respectively.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(4)  MORTGAGE-BACKED SECURITIES - CONTINUED

     Variable-rate mortgage-backed securities approximated $9,681,000 and $11,286,000, with weighted average rates of 7.29 percent and 6.95 percent, at December 31, 1997 and 1996, respectively.
     At December 31, 1997, the Bank had no commitments to buy or sell mortgage-backed securities.

(5)  LOANS RECEIVABLE

Loans receivable consist of the following:

December 31,                                         1997               1996
--------------------------------------------------------------------------------
First mortgage:
  One-to-four family residential                $ 585,266,880     $ 553,690,395
  Income-producing property                        44,580,004        52,583,762
  FHA-insured and VA-partially guaranteed           7,607,118         6,404,211
  Construction and development:
     One-to-four family residential                34,821,124        38,072,036
     Income-producing property                     32,648,987        31,428,040
--------------------------------------------------------------------------------
                                                  704,924,113       682,178,444
Second mortgage                                       549,105           510,458
Other loans:
  Land contract                                       149,095           254,068
  Auto                                             10,218,761         7,925,413
  Commercial                                        5,087,147         4,644,308
  Educational                                       1,347,731         1,870,672
  Marine                                            1,349,584         1,307,903
  Home equity                                      42,281,117        36,275,330
  Mobile home                                       1,099,038         1,518,817
  Other                                             8,037,676         5,425,604
--------------------------------------------------------------------------------
                                                   69,570,149        59,222,115
--------------------------------------------------------------------------------
                                                  775,043,367       741,911,017
Less:
  Undistributed portion of loans in process       (14,408,253)      (18,147,704)
  Deferred origination fees                        (1,098,646)       (1,485,083)
  Allowance for losses on loans                    (4,730,407)       (4,563,594)
--------------------------------------------------------------------------------
                                                $ 754,806,061     $ 717,714,636
================================================================================
Weighted average interest rate                       7.71%             7.60%
================================================================================

     Accrued interest receivable on loans receivable, net of the allowance for uncollectible interest, approximated $3,986,000 and $3,703,000, at December 31, 1997 and 1996, respectively.
     The Corporation had approximately $883,000 and $1,787,000 of nonaccruing loans as of December 31, 1997 and 1996, respectively. Interest received and included as income on these loans for the years ended December 31, 1997, 1996, and 1995, was $46,000, $118,000, and $26,000, respectively. The Corporation would have recorded $32,000, $46,000, and $39,000 of additional interest income on these nonaccrual loans for the years ended December 31, 1997, 1996, and 1995, respectively, if these loans had been current in accordance with their original terms and had been outstanding throughout the periods or since origination.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(5)  LOANS RECEIVABLE - CONTINUED

     There were no impaired loans as defined by SFAS 114 at December 31, 1997 and 1995. Impaired loans at December 31, 1996 totaled $554,000, and included one income-producing property loan and three commercial business loans. The Corporation's nonaccrual loans include residential mortgage and consumer installment loans, for which SFAS 114 does not apply. The Corporation's respective average investment in impaired loans was $112,000, $559,000, and $0 during 1997, 1996, and 1995, respectively. Interest income recognized on impaired loans during 1997, 1996, and 1995 totaled $1,000, $27,000, and $0, respectively. Impaired loans had specific allocations of the allowance for loan losses in accordance with SFAS 114 approximating $0, $150,000, and $0 at December 31, 1997, 1996, and 1995, respectively.
     The Corporation had no troubled debt restructured loans at December 31, 1997 and 1996.
     Included in one-to-four family residential, first-mortgage loans were approximately $407,000,000 and $395,300,000 of adjustable-rate mortgages at December 31, 1997 and 1996, respectively.
     Included in income-producing property loans were approximately $44,500,000 and $46,300,000 of adjustable-rate mortgages at December 31, 1997 and 1996, respectively.
     The Corporation serviced loans for others of approximately $180,200,000, $156,600,000, and $154,900,000 at December 31, 1997, 1996, and 1995,
respectively.
     The balance of loans serviced for others at December 31, 1997 and 1996 with capitalized originated mortgage servicing rights approximated $73,300,000 and $30,100,000, respectively. Capitalized originated mortgage servicing rights at December 31, 1997 and 1996 approximated $402,000 and $191,000, respectively. No valuation allowances for capitalized originated mortgage servicing rights were considered necessary as of December 31, 1997.
     The Corporation had commitments to originate the following mortgage loans at December 31, 1997:

                                                          Amount      Weighted Average Rate
==============================================================================================
One-to-four family residential:
  Fixed-rate                                          $  12,415,000           7.59%
  Adjustable-rate                                        13,397,000           7.21
  Income-producing property, fixed-rate                   1,050,000           8.23
----------------------------------------------------------------------------------------------
                                                      $  26,862,000           7.43%
==============================================================================================

     The Corporation had commitments to sell one-to-four family residential, fixed-rate mortgage loans of $7,685,000 at December 31, 1997. As of December 31, 1997, the Corporation had no commitments to buy mortgage loans. As of year-end 1997, $6,210,000 of one-to-four family residential, fixed-rate mortgage loans were held for sale. Loans held for sale, after consideration of the aforementioned commitments, were valued at the lower-of-cost or market, as determined on an aggregate basis.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(6)    CONCENTRATION OF CREDIT RISK

The Corporation considers its primary market area for lending and savings activities to be the Greater Lansing area in mid-Michigan. The Corporation's one-to-four family residential real estate loans totaled $627,700,000 and $598,200,000 at December 31, 1997 and 1996, respectively, and included $498,500,000 and $474,900,000 of originated loans, respectively. Substantially all of the originated loans were on properties located in Michigan. Of the purchased loans which are serviced by other institutions at December 31, 1997, $40,400,000, $83,700,000 and $5,100,000 represented loans on properties located in Michigan, Texas, and Florida, respectively. Substantially all of the Corporation's income-producing property and consumer loans are based in Michigan. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contractual obligations is reliant upon the economic stability of the area. The Greater Lansing area is a diversified market with a strong service sector and, to a lesser extent, trade and manufacturing sectors. The three major employers in the area are the State of Michigan, General Motors, and Michigan State University. The Corporation is not dependent upon any single industry or business for its banking opportunities.

       Collateral securing the Corporation's income-producing loan portfolio consists of the following property types:

December 31,                                       1997                1996
================================================================================
Apartments                                    $ 35,466,164        $ 35,340,019
Office buildings                                16,068,170          22,242,915
Restaurants and motels                           3,808,960           5,699,844
Retail centers                                   5,448,099           5,000,860
Residential land development                     6,683,685           7,490,957
Residential and condominiums                     5,309,418           3,552,506
Other                                            4,444,494           4,684,701
--------------------------------------------------------------------------------
                                              $ 77,228,990        $ 84,011,802
================================================================================


(7)    Real Estate

Real estate held by the Corporation is summarized as follows:

December 31,                                          1997           1996
================================================================================
Real estate in judgment, subject to redemption     $   11,455     $  189,990
Real estate acquired through foreclosure              141,172         22,169
--------------------------------------------------------------------------------
                                                      152,627        212,159
Less: Allowance for losses                           (152,627)      (212,159)
--------------------------------------------------------------------------------
                                                   $       --     $       --
================================================================================

       The following is a summary of the results of real estate operations for the years indicated:

Years Ended December 31,                         1997           1996           1995
=======================================================================================
Income from sales of real estate acquired
   through foreclosure, net                   $      --      $      --      $ 587,478
Provision for losses on real estate             (45,000)       (60,000)      (120,000)
Real estate expenses                             (5,121)            --             --
---------------------------------------------------------------------------------------
                                              $ (50,121)     $ (60,000)     $ 467,478
=======================================================================================

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(8)    ALLOWANCE FOR LOSSES ON LOANS AND REAL ESTATE

The following is a summary of the allowance for losses on loans and real estate:

                                             Loans        Real Estate          Total
========================================================================================
Balance at December 31, 1994             $ 4,123,918      $    75,973      $ 4,199,891

Provision for losses                         240,000          120,000          360,000
Losses charged against the allowance         (55,107)         (34,614)         (89,721)
Recoveries of losses                          54,328           62,218          116,546
----------------------------------------------------------------------------------------
Balance at December 31, 1995               4,363,139          223,577        4,586,716

Provision for losses                         240,000           60,000          300,000
Losses charged against the allowance         (76,528)        (187,214)        (263,742)
Recoveries of losses                          36,983          115,796          152,779
----------------------------------------------------------------------------------------
Balance at December 31, 1996               4,563,594          212,159        4,775,753

Provision for losses                         360,000           45,000          405,000
Losses charged against the allowance        (247,432)        (247,080)        (494,512)
Recoveries of losses                          54,245          142,548          196,793
----------------------------------------------------------------------------------------
Balances at December 31, 1997            $ 4,730,407      $   152,627      $ 4,883,034
========================================================================================


(9)    Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and are summarized by major classification as follows:

December 31,                                     1997                1996
================================================================================
Land                                         $  2,873,424        $  3,004,842
Office buildings and improvements              12,009,627          11,901,210
Furniture, fixtures, and equipment              9,155,258           9,205,565
--------------------------------------------------------------------------------
                                               24,038,309          24,111,617
Less: Accumulated depreciation                (13,581,129)        (13,126,418)
--------------------------------------------------------------------------------
                                             $ 10,457,180        $ 10,985,199
================================================================================

(10)   INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Indianapolis (FHLB) in an amount equal to at least 1.0 percent of the unpaid principal balances of the Bank's residential mortgage loans, 0.3 percent of its total assets, or 5.0 percent of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(11)   DEPOSITS

Deposits represented by various types of programs are presented below:

December 31,                            1997                            1996
-------------------------------------------------------------------------------------------
                             Weighted                         Weighted
                           Average Rate        Amount       Average Rate        Amount
===========================================================================================
Regular savings                2.16%       $  63,069,112        2.14%       $  65,213,797
Money market savings           5.80           21,943,735        6.03           16,136,425
Consumer checking              1.77           93,339,386        1.85           86,722,533
Commercial checking              --            9,616,043          --            9,324,314
Money market checking          3.81           50,099,329        4.07           51,962,675
-------------------------------------------------------------------------------------------
                               2.60          238,067,605        2.65          229,359,744
Certificates of deposit        5.83          324,344,462        5.73          324,214,257
-------------------------------------------------------------------------------------------
         Total deposits        4.47%       $ 562,412,067        4.46%       $ 553,574,001
===========================================================================================

Accrued interest payable on deposits approximated $2,434,000 and $3,678,000 at December 31, 1997 and 1996, respectively. Contractual maturities of certificates of deposit are as follows:

December 31,                            1997                            1996
-------------------------------------------------------------------------------------------
                             Weighted                         Weighted
                           Average Rate        Amount       Average Rate        Amount
===========================================================================================
Maturing in
  1997                                                          5.62%       $ 219,022,772
  1998                         5.76%       $ 227,836,887        5.88           51,800,281
  1999                         5.97           60,441,070        5.96           30,414,437
  2000                         6.15           19,800,311        6.37           14,024,568
  2001                         5.68            7,403,257        5.63            7,821,907
  2002                         6.01            8,023,975        5.99              605,346
  2003 and thereafter          5.95              838,962        5.94              524,946
-------------------------------------------------------------------------------------------
                               5.83%       $ 324,344,462        5.73%       $ 324,214,257
===========================================================================================

       Included in total certificates of deposit as of December 31, 1997 and 1996 are approximately $34,000,000 and $32,800,000, respectively, in certificates of deposit of $100,000 or more in amount, with weighted average interest rates of 6.00 percent and 5.85 percent, respectively. Contractual maturities of certificates of deposit of $100,000 or more in amount outstanding at December 31, 1997 are $3,600,000 within 3 months or less; $8,200,000 within 3 months to 6 months; $11,600,000 within 6 months to 12 months; and $10,600,000 for over 12 months.

       At December 31, 1997, the Corporation had $100,000 of brokered deposits, representing 0.02 percent of total deposits.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(11)   DEPOSITS - CONTINUED

       By regulation, certain penalties are assessed depositors exercising early certificate withdrawal privileges. These penalties are accounted for as offsets to interest expense on deposits in the year they are incurred. Listed below are interest expense and penalties for the years indicated.

Years Ended December 31,                            1997               1996              1995
===================================================================================================
Interest on deposits (net of penalties):
  Savings                                      $  1,407,554       $  1,592,132       $  1,985,791
  Checking                                        4,522,875          3,842,849          3,816,335
  Certificates of deposit                        18,547,142         18,402,513         18,008,128
---------------------------------------------------------------------------------------------------
                                               $ 24,477,571       $ 23,837,494       $ 23,810,254
===================================================================================================
Penalties                                      $    121,000       $    102,000       $    117,000
===================================================================================================

       The Corporation's interest rate exchange agreements were terminated in November 1994. The remainder of the deferred loss was amortized in 1996. The cost of the Corporation's interest rate exchange agreements was $106,927 and $109,018 during the years ended December 31, 1996, and 1995, respectively, and is included above as interest expense on deposits. There were no costs associated with interest rate exchange agreements in 1997.

(12)   ADVANCES FROM FEDERAL HOME LOAN BANK

FHLB advances at December 31, 1997 and 1996 are secured by the Corporation's investment in the stock of the Federal Home Loan Bank of Indianapolis, and substantially all of its first mortgage loans are under a blanket collateral agreement. Maturities and weighted average interest rates are as follows:

December 31,                                              1997                            1996
------------------------------------------------------------------------------------------------------------
                                             Weighted                          Weighted
                                           Average Rate        Amount        Average Rate       Amount
============================================================================================================
Fixed-rate advances maturing in
  1997                                                                           6.12%        $ 26,746,389
  1998                                         6.01%        $ 61,357,552         6.01           61,357,552
  1999                                         6.07           71,165,257         6.17           37,190,257
  2000                                         5.85           27,086,995         5.66           13,586,995
  2001                                         6.59           11,295,559         6.60            8,295,559
  2002                                         6.46           29,567,059         6.42            2,567,059
  2003 and thereafter                          6.17            1,220,512         6.17            1,220,512
------------------------------------------------------------------------------------------------------------
         Total fixed-rate advances             6.11          201,692,934         6.08         $150,964,323

Adjustable-rate advances maturing in
  1997                                           --                   --         5.64           51,675,000
  1998                                         5.70           11,000,000           --                   --
------------------------------------------------------------------------------------------------------------
         Total adjustable-rate advances        5.70           11,000,000         5.64           51,675,000
------------------------------------------------------------------------------------------------------------
                                               6.09%        $212,692,934         5.97%        $202,639,323
============================================================================================================

       At December 31, 1997 and 1996, the portfolio of FHLB advances included borrowings of $1,650,000, which contractually the Corporation may, at its option and without prepayment penalty, repay such advances on the first anniversary date of each borrowing or semiannually thereafter until maturity.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(12)   ADVANCES FROM FEDERAL HOME LOAN BANK - CONTINUED

       At December 31, 1997, the portfolio of FHLB advances included borrowings of $30,000,000, which contractually the FHLB may, at its option on the second anniversary date and quarterly thereafter, convert such advances to a quarterly adjustable interest rate indexed to the three month LIBOR rate. If the FHLB exercises its option, the Corporation may, at its option and without prepayment penalty, repay such advances on the second anniversary date or quarterly thereafter. These advances are included in the fixed rate maturity year that corresponds with their second anniversary date in the preceding schedule.

       The Corporation had a $5,000,000 available but unused line of credit from the FHLB at December 31, 1997 and 1996.

(13)   FEDERAL INCOME TAXES

Federal income tax expense consists of:

Years Ended December 31,                                     1997               1996                1995
=============================================================================================================
Current tax expense                                      $ 4,976,000        $ 2,500,000         $ 2,792,000
Deferred tax expense (benefit)                                    --            (65,000)            137,000
-------------------------------------------------------------------------------------------------------------
Income tax expense in the statement of operations          4,976,000          2,435,000           2,929,000

Income tax expense (benefit) charged (credited)
         directly to stockholders' equity:
  Gains on securities available for sale                      50,000             74,000             924,000
  ESOP dividends                                                  --            (29,000)            (45,000)
  Exercise of stock options                                       --            (34,000)            (27,000)
-------------------------------------------------------------------------------------------------------------
                                                         $ 5,026,000        $ 2,446,000         $ 3,781,000
=============================================================================================================

The tax effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are summarized as follows:

December 31,                                                         1997                1996
==================================================================================================
Deferred tax assets:
  Allowance for losses on loans and real estate                  $ 1,709,000         $ 1,657,000
  Postretirement benefits                                            552,000             533,000
  Compensation and benefits                                          289,000             261,000
  Premises and equipment                                             371,000              53,000
  Other                                                              273,000             209,000
--------------------------------------------------------------------------------------------------
          Total gross deferred tax assets                          3,194,000           2,713,000
Deferred tax liabilities:
  Excess of tax bad debt reserves over base-year reserves         (1,255,000)         (1,255,000)
  Unrealized gains on available-for-sale securities                 (161,000)           (111,000)
  Federal Home Loan Bank stock dividends                            (285,000)           (285,000)
  Deferred loan origination fees                                    (648,000)           (506,000)
  Servicing rights                                                  (141,000)            (65,000)
  Other                                                             (437,000)           (174,000)
--------------------------------------------------------------------------------------------------
          Total gross deferred tax liabilities                    (2,927,000)         (2,396,000)
--------------------------------------------------------------------------------------------------
          Net deferred tax asset                                 $   267,000         $   317,000
==================================================================================================

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(13)   FEDERAL INCOME TAXES - CONTINUED

       The deferred tax asset is subject to certain asset realization tests. Management believes no valuation allowance is required at December 31, 1997 and 1996, or at the end of any interim quarter during these years, due to the combination of potential recovery of tax previously paid and the reversal of certain deductible temporary differences.

       Federal income tax expense differs from the amounts computed using the statutory federal income tax rate. The reasons for the differences are summarized as follows:

Years Ended December 31,                                 1997                1996                1995
==========================================================================================================
Computed "expected" tax expense                      $ 5,477,000         $ 2,680,000         $ 3,309,000
Increase (reduction) resulting from:
         Base-year tax bad debt reserves, net                 --                  --            (174,000)
         Low-income housing tax credits                 (360,000)           (228,000)           (228,000)
         Other, net                                     (141,000)            (17,000)             22,000
----------------------------------------------------------------------------------------------------------
                                                     $ 4,976,000         $ 2,435,000         $ 2,929,000
==========================================================================================================

As a result of legislation enacted in 1996, the Bank is not permitted to use the reserve method previously available to thrift institutions to compute its tax bad debt deduction for years ending after December 31, 1995. It is expected the excess of the Bank's December 31, 1995 tax bad debt reserves over its reserves as of December 31, 1987 will be taken into taxable income ratable over a six-year period beginning in 1998, and a deferred tax liability has been recognized related to this amount. No deferred tax liability has been recognized for the Bank's December 31, 1987 tax bad debt reserves of $8,500,000 since these reserves would only be taken into taxable income under circumstances the Corporation is not likely to encounter. Therefore, this temporary difference is not expected to reverse in the foreseeable future.

(14)   STOCK OPTION PLANS

In October 1990, the Corporation adopted the 1990 Stock Option Plan (1990 Plan) for the benefit of directors, selected officers, and other key employees. The number of shares of common stock reserved for issuance under the 1990 Plan was equal to 10 percent of the total number of common shares issued pursuant to the Bank's conversion to capital stock form. The 1990 Plan provides for the granting of options for up to 628,587 shares of the Corporation's common stock at the fair market value at the time the options are granted. The 1990 Plan will remain in effect until June 28, 2000. Each stock option granted under the 1990 Plan must be exercised within ten years of the date the option was granted.

       In April 1994, the Corporation adopted the 1994 Stock Option and Incentive Plan (1994 Plan) to provide select employees and directors the opportunity to acquire shares. The number of shares of common stock reserved for issuance under the 1994 Plan was equal to 10 percent of the then-outstanding shares. The 1994 Plan provides for the granting of options for up to 818,765 shares of the Corporation's common stock at the fair market value at the time the options are granted. The 1994 Plan will remain in effect until April 19, 2004. Each stock option granted under the 1994 Plan must be exercised within ten years of the date the option was granted. The 1994 Plan provides that the Stock Option Committee (Committee), appointed by the Corporation's board of directors, at its discretion, may award restricted shares of the Corporation's common stock to employees. Shares of the Corporation's common stock issued pursuant to the 1994 Plan are restricted for a period of no less than six months and no greater than five years. The Committee determines the restrictions applicable to the award of restricted stock, including, but not limited to, requirements of continuous service for a specified term or the attainment of specific corporate, divisional, or individual performance standards or goals. As of December 31, 1997, no restricted stock has been awarded.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(14)   STOCK OPTION PLANS - CONTINUED

       Both plans also provide for the granting of options with tandem stock appreciation rights. Stock appreciation rights entitle the grantee to receive cash equal to the excess of the market value of the shares at the date the right is exercised over the exercised price. Upon exercise of a stock appreciation right, the related option, or portion thereof, is canceled. An expense is accrued for the amount by which the market value of the stock exceeds the option price for each stock appreciation right outstanding. As of December 31, 1997, no stock appreciation rights have been granted.

       Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. There were no compensation costs recognized for stock options during 1997 and 1996.

                                                     1997               1996
================================================================================
Net income as reported                       $   10,672,528      $   5,447,292
Pro forma net income                             10,569,927          5,349,009

Basic earnings per share as reported                   1.39               0.68
Pro forma basic earnings per share                     1.38               0.67

Diluted earnings per share as reported                 1.34               0.66
Pro forma diluted earnings per share                   1.33               0.65
================================================================================

       In future years, the pro forma effect of not applying this standard is expected to increase as additional options are granted.

       Options exercisable at December 31 are as follows:

                                      1997             1996             1995
================================================================================
Number of options                    317,753          331,119          372,311
Weighted average exercise price   $     2.76       $     2.65       $     2.55
================================================================================

       For options granted during the years indicated, the weighted-average fair values at grant date are as follows:

                                                1997                 1996
================================================================================
Options granted at market price:
  Exercise price                             $   14.35            $   11.59
  Fair value                                      2.63                 3.39
================================================================================

       The fair value of options granted during 1997 and 1996 is estimated using the following weighted average information:

                                                1997                 1996
================================================================================
Risk-free interest rate                           5.78%                5.42%
Expected life                                  7 years             10 years
Expected volatility of stock price               18.97%               17.01%
Expected dividends                                2.00%                2.00%
================================================================================

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(14)   STOCK OPTION PLANS - CONTINUED

       At December 31, 1997, options outstanding were as follows:

================================================================================
Number of options                                               508,948
Range of exercise price                                  $2.31 - $17.55
Weighted average exercise price                                   $6.07
Weighted average remaining option life                       4.78 years
For options now exercisable:
  Number                                                        317,753
  Weighted-average exercise price                                 $2.76
================================================================================

       The following table summarizes outstanding grants and stock option transactions for the three years ended December 31, 1997:

                                                 Number of Shares    Average Exercise Price
=============================================================================================
Options outstanding at December 31, 1994             423,846         $        2.71

Options exercised                                    (39,494)                 2.89
Options forfeited                                     (1,864)                 5.11
Options granted                                      188,942                 11.42
---------------------------------------------------------------------------------------------
Options outstanding at December 31, 1995             571,430                  5.58

Options exercised                                    (46,299)                 2.48
Options forfeited                                       (655)                 8.82
Options granted                                       17,810                 11.59
---------------------------------------------------------------------------------------------
Options outstanding at December 31, 1996             542,286                  6.03

Options exercised                                    (23,249)                 4.52
Options forfeited                                    (21,986)                11.41
Options granted                                       11,897                 14.35
---------------------------------------------------------------------------------------------
Options outstanding at December 31, 1997             508,948         $        6.07
=============================================================================================

       At December 31, 1997, 627,819 shares were available for future grants.

(15)   EMPLOYEE STOCK OWNERSHIP PLAN

In conjunction with the plan of conversion, the Corporation's board of directors approved a noncontributory Employee Stock Ownership Plan (ESOP) for substantially all employees. The ESOP acquired 331,271 and 108,316 shares of common stock in June 1990 and December 1991, respectively, for $1,260,000 and $595,088, respectively, financed by loans payable to a nonaffiliated bank. The loan agreements are secured by pledges of the Corporation's common stock owned by the ESOP and purchased with the proceeds from these loans. The Corporation does not guarantee the debt.

       On April 25, 1994, the ESOP borrowed from the Corporation funds totaling $1,097,095, which were used to repay debt outstanding to the nonaffiliated bank. The repayment schedules for the new loans are the same as those contained in the original loan agreements; however, the new agreements provide for the payment of no interest on the unpaid principal balances. As of December 31, 1997, the outstanding loan balances are reflected as a reduction in stockholders' equity.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(15)   EMPLOYEE STOCK OWNERSHIP PLAN - CONTINUED

       The Corporation's contribution to the ESOP was approximately $232,000, $147,000, and $99,000 for the years ended December 31, 1997, 1996, and 1995, respectively. These amounts were charged to expense in the accompanying consolidated statements of operations. Dividends on shares not allocated to participants and held by the ESOP are utilized to service the ESOP debt and are tax-deductible by the Corporation to the extent they are utilized to repay the outstanding principal of the debt. Contributions from dividends on shares held by the ESOP approximated $0, $85,000, and $133,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The interest portion of the loan payments was zero for the years ended December 31, 1997, 1996, and 1995, respectively.

(16)   PENSION PLAN AND OTHER RETIREMENT BENEFITS

Employees' Deferred Savings Plan and Deferred Savings Plan

The Bank's Employees' Deferred Savings Plan and Deferred Savings Plan (401(k) plans) cover substantially all of its employees who have attained the age of 21, have completed at least one year of service, and are a full-time or part-time employee who has worked at least 1,000 hours during such plan year. Eligible employees may contribute up to 18 percent of their annual compensation, subject to certain maximums established by the Internal Revenue Service. The Corporation will match up to 50 percent of the first 4 percent of the employees' compensation deferred each year. In 1994, in addition to providing matching funds under the 401(k) plans, the Bank established a discretionary profit-sharing plan whereby eligible employees, regardless of their level of participation in the 401(k) plans, received a contribution to their 401(k) account in an amount equal to 2 percent of their compensation. The Corporation's cost of these plans for the years ending December 31, 1997, 1996, and 1995, was approximately $141,000, $176,000, and $132,000, respectively.

Financial Institutions Retirement Fund

The former Union Federal Savings (Union), which was merged into the Bank in December 1991, was a participant in the multiple employer Financial Institutions Retirement Fund (FIRF or the Fund), and substantially all of its officers and employees were covered by the plan. FIRF provides benefits based on basic compensation and years of service for employees age 21 and over after one year of service. Union's contributions were determined by FIRF and generally represented the normal cost of the Fund.

       Union's participation in the FIRF was withdrawn effective February 29, 1992; therefore, no subsequent contributions have been required. Employee participants were given the election to either choose continued participation with the FIRF or to transfer the accrued benefit into the Bank's 401(k) plans. Transfer of excess plan assets to the Bank's 401(k) plans occurred during 1993 and 1994 and are periodically allocated to remaining eligible participants as an employer contribution.

Postretirement Benefits

The Bank's Employees' Retirement Health Care and Life Insurance Plan (Postretirement Plan) is a contributory defined benefit postretirement health care plan which covers substantially all employees of the Bank and their covered dependents. Eligibility for benefits from the Postretirement Plan is age 60 with at least 25 years of service with the Bank and active employment at retirement. Retirees' contributions to the Postretirement Plan vary based upon the retiree's age and election of coverage.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(16)   PENSION PLAN AND OTHER RETIREMENT BENEFITS - CONTINUED

       Components of net periodic postretirement benefit cost for the years indicated are as follows:

Years Ended December 31,                       1997         1996         1995
=================================================================================
Service cost                                 $ 22,645     $ 21,209     $ 13,729
Interest cost                                  53,107       47,523       49,682
Amortization and deferral                          --           --       (3,470)
---------------------------------------------------------------------------------
Net periodic postretirement benefit cost     $ 75,752     $ 68,732     $ 59,941
=================================================================================

     The weighted average discount rate used in determining the net periodic postretirement benefit cost for 1997, 1996, and 1995 was 7.50 percent, 7.25 percent, and 8.75 percent, respectively. Additionally, in determining the net periodic postretirement benefit cost, in 1997 there was a health care inflation assumption of 10.41 percent, grading down uniformly to 5.50 percent in 2005 and all years thereafter. A health care inflation assumption of 11.06 percent, grading down uniformly to 5.25 percent in 2005 and all years thereafter, was used in 1996. The dental inflation assumption was 5.00 percent in 1997 and 1996.

     The Postretirement Plan's funded status, reconciled with amounts recognized in the consolidated statements of financial condition, is as follows:

December 31,                                                      1997            1996
==========================================================================================
Accumulated postretirement benefit obligation for:
  Retirees                                                     $ 427,568       $ 433,545
  Other fully eligible plan participants                          20,429          41,710
  Other active plan participants                                 311,315         264,113
------------------------------------------------------------------------------------------
     Total accumulated postretirement benefit obligation         759,312         739,368
Plan assets at fair value                                             --              --

------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in excess
  of plan assets                                                 759,312         739,368
Unrecognized net transition obligation                                --              --
Unrecognized net gains (losses) from experience different
  from that assumed                                              (15,609)        (21,872)
Prior service cost not yet recognized in net periodic
  postretirement benefit cost                                         --              --
------------------------------------------------------------------------------------------
     Accrued postretirement benefit cost                       $ 743,703       $ 717,496
==========================================================================================

       The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1997 and 1996, was 7.00 percent and 7.50 percent, respectively.

       For measurement purposes at December 31, 1997, the health care inflation rate is assumed to decline uniformly from 9.80 percent per year presently to
5.00 percent per year in 2005 and all years thereafter. The dental inflation assumption is 5.00 percent per year in all future years.

       At December 31, 1996, for measurement purposes, the health care inflation rate is assumed to decline uniformly from 10.41 percent per year to 5.50 percent per year in 2005 and all years thereafter. The dental inflation assumption is
5.00 percent per year in all future years.

       The effect of a one-percentage-point increase in the health care cost trend rate assumptions on the service and interest components of net periodic postretirement benefit cost for 1997, 1996, and 1995 and the accumulated postretirement benefit obligation as of December 31, 1997 and 1996 would be minimal because of the application of defined dollar caps on employer-provided benefits.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(17)   REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal regulatory agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.

       The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                  Capital to Risk-               Tier 1 Capital
                                  Weighted Assets                  to Adjusted
                                Total          Tier 1             Total Assets
================================================================================
Well capitalized                 10%             6%                     5%
Adequately capitalized            8              4                      4
Undercapitalized                  6              3                      3
================================================================================

       At year-end, actual capital levels (in millions) and minimum required levels were:

                                                                                                       Minimum Required
                                                                        Minimum Required            To Be Well Capitalized
                                                                           for Capital                   Under Prompt-
                                                   Actual               Adequacy Purposes        Corrective-Action Regulations
-------------------------------------------------------------------------------------------------------------------------------
                                             Amount      Ratio         Amount      Ratio             Amount          Ratio
===============================================================================================================================
1997
Total capital (to risk-weighted assets)      $ 69.7      13.8%         $ 40.5       8.0%             $ 50.6          10.0%
Tier 1 (core) capital
   (to risk-weighted assets)                 $ 65.0      12.8%         $ 20.2       4.0%             $ 30.4           6.0%
Tier 1 (core) capital
   (to adjusted total assets)                $ 65.0       7.6%         $ 25.5       3.0%             $ 42.6           5.0%
Tangible capital
   (to adjusted total assets)                $ 65.0       7.6%         $ 12.8       1.5%                N/A            N/A
-------------------------------------------------------------------------------------------------------------------------------

1996
Total capital (to risk-weighted assets)      $ 64.1      13.2%         $ 38.9       8.0%             $ 48.6           10.0%
Tier 1 (core) capital
    (to risk-weighted assets)                $ 59.6      12.3%         $ 19.4       4.0%             $ 29.1            6.0%
Tier 1 (core) capital
   (to adjusted total assets)                $ 59.6       7.2%         $ 24.9       3.0%             $ 41.5            5.0%
Tangible capital
   (to adjusted total assets)                $ 59.6       7.2%         $ 12.4       1.5%                N/A             N/A
===============================================================================================================================

       The Bank, at December 31, 1997 and 1996, was categorized as well capitalized.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(17) REGULATORY MATTERS - CONTINUED

The following is a reconciliation of the Corporation's consolidated stockholders' equity for financial reporting purposes to the Bank's consolidated tangible, core, and risk-based capital available to meet its regulatory requirements:


December 31,                                                             1997               1996
======================================================================================================
Corporation's stockholders' equity as reported
  in the accompanying consolidated financial statements              $ 67,534,790       $ 62,470,027
Plus (less):
  Capitalization of parent company                                     (2,266,491)        (2,683,442)
  Unrealized gains on available-for-sale securities, net of tax          (312,597)          (214,594)
------------------------------------------------------------------------------------------------------
Tangible and core capital                                              64,955,702         59,571,991
Plus supplementary capital:
  General loss reserves                                                 4,730,407          4,563,594
------------------------------------------------------------------------------------------------------
Risk-based capital                                                   $ 69,686,109       $ 64,135,585
======================================================================================================

     The Bank may not declare or pay cash dividends on, or purchase, any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

(18) EARNINGS PER SHARE

In February 1997 the FASB issued SFAS No. 128, Earnings Per Share (SFAS 128). SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share. It replaces primary earnings per share and fully diluted earnings per share with basic earnings per share and diluted earnings per share. Effective December 31, 1997 the Corporation adopted SFAS 128. For the Corporation, the computation for basic earnings per share is similar to primary earnings per share except stock options are not considered when computing basic earnings per share. For the Corporation, diluted earnings per share and fully diluted earnings per share are similar. Diluted earnings per share of common stock are based on the weighted average number of common shares and common share equivalents outstanding during the year. The effect of common stock equivalent shares applicable to employees' and directors' stock options has been included in the calculation of diluted earnings per share for 1997, 1996, and 1995 because their impact was dilutive. The weighted average number of common and common equivalent shares used in the calculation of diluted earnings per share for 1996 and 1995 was restated to give retroactive effect to the 10 percent stock dividend declared May 20, 1997 and the 3-for-2 stock split declared on November 18, 1997.

     A reconciliation of basic and diluted earnings per share for the years ended December 31, follows:


Years Ended December 31,                               1997             1996            1995
==================================================================================================
Net earnings applicable to common stock and
  common stock equivalents                         $10,672,528      $ 5,447,292      $ 6,802,903
==================================================================================================
Average number of shares outstanding                 7,673,080        8,013,783        8,060,989
Effect of dilutive securities - stock options          304,212          234,648          259,796
--------------------------------------------------------------------------------------------------
                                                     7,977,292        8,248,431        8,320,785
==================================================================================================
Diluted earnings per share                         $      1.34      $      0.66      $      0.82
==================================================================================================

CFSB Bancorp, Inc., and Subsidiary
Notes to Consolidated Financial Statements, continued

(19) Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Corporation is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of that instrument. The Corporation uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Financial instruments whose contract amounts represent credit risk at December 31, 1997 and 1996, are as follows:


                                            1997                  1996
===========================================================================
Commitments to extend credit            $82,305,000            $73,220,000
Letters of credit                           440,000                283,000
===========================================================================

     There were no financial instruments whose notional amounts exceeded the amount of credit risk at December 31, 1997.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation applies the same credit standards used in the lending process when extending these commitments and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include residential real estate and income-producing commercial properties.

     Letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Most guarantees extend for one year and expire in decreasing amounts through December 10, 1998. The extent of collateral held on those commitments at December 31, 1997 is equal to or in excess of the committed amount.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(20) CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

The statements of financial condition at December 31, 1997 and 1996, and the statements of operations and cash flows for the years ended December 31, 1997, 1996, and 1995 of CFSB Bancorp, Inc., follow:



Statements of Financial Condition
December 31,                                             1997                1996
======================================================================================
Assets:
Cash on deposit at subsidiary bank                   $     77,505       $  1,122,093
Investment in subsidiary bank                          65,268,299         59,786,585
Dividends receivable from subsidiary bank               1,767,318            829,050
Other assets                                            1,884,227          1,825,052
--------------------------------------------------------------------------------------
     Total assets                                    $ 68,997,349       $ 63,562,780
======================================================================================
Liabilities:
Dividends payable to stockholders                    $    912,897       $    564,629
Other liabilities                                         549,662            528,124
--------------------------------------------------------------------------------------
     Total liabilities                                  1,462,559          1,092,753
--------------------------------------------------------------------------------------
Stockholders' Equity:
Common stock                                               76,555             72,744
Additional paid-in capital                             48,377,350         41,398,650
Retained income                                        20,011,874         23,863,600
Net unrealized gains on available-for-sale
  securities of subsidiary bank, net of tax               312,597            214,594
Employee Stock Ownership Plan                            (227,522)          (459,408)
Treasury stock                                         (1,016,064)        (2,620,153)
--------------------------------------------------------------------------------------
     Total stockholders' equity                        67,534,790         62,470,027
--------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity      $ 68,997,349       $ 63,562,780
======================================================================================

Statements of Operations
Years Ended December 31,                                        1997               1996               1995
===============================================================================================================
Income:
Dividends from subsidiary bank                             $  5,141,733       $  6,342,950       $  3,022,000
Loss on equity investment                                       (92,754)          (108,153)           (16,651)
---------------------------------------------------------------------------------------------------------------
     Total operating income                                   5,048,979          6,234,797          3,005,349

Expenses:
Compensation, payroll taxes, and fringe benefits                401,105            312,954            333,072
Other operating expenses                                        297,325            208,621            222,142
---------------------------------------------------------------------------------------------------------------
     Total operating expenses                                   698,430            521,575            555,214
---------------------------------------------------------------------------------------------------------------
     Income before equity in undistributed net
        income of subsidiary bank                             4,350,549          5,713,222          2,450,135
Equity in undistributed net income of subsidiary bank         6,321,979           (265,930)         4,352,768
---------------------------------------------------------------------------------------------------------------
     Net income                                            $ 10,672,528       $  5,447,292       $  6,802,903
===============================================================================================================

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(20) CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY -- CONTINUED

Statements of Cash Flows
Years Ended December 31,                                1997               1996               1995
=======================================================================================================
Cash Flows From Operating Activities:
Net income                                          $ 10,672,528       $  5,447,292       $  6,802,903
Adjustments to reconcile net income:
  Loss (equity) in undistributed net income
     of subsidiary bank                               (6,321,979)           265,930         (4,352,768)
  Decrease (increase) in other assets                    (59,175)           129,969           (634,019)
  Increase in other liabilities                          253,424            217,059            257,947
-------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities         4,544,798          6,060,250          2,074,063
-------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
Proceeds from stock options exercised                    105,165            114,674            114,072
Purchases of treasury stock                           (2,777,983)        (4,089,237)                --
Dividends paid on common stock                        (2,916,568)        (2,107,991)        (1,832,008)
-------------------------------------------------------------------------------------------------------
     Net cash used by financing activities            (5,589,386)        (6,082,554)        (1,717,936)
-------------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash                  (1,044,588)           (22,304)           356,127
Cash at beginning of period                            1,122,093          1,144,397            788,270
-------------------------------------------------------------------------------------------------------
     Cash at end of period                          $     77,505       $  1,122,093       $  1,144,397
=======================================================================================================

(21) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (SFAS 107), requires disclosures of fair-value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair-value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

     Fair-value methods and assumptions for the Corporation's financial instruments are as follows:

     Cash and Cash Equivalents - The carrying amounts reported in the consolidated statements of financial condition for cash and interest-earning deposits with the Federal Home Loan Bank and other depository institutions reasonably approximate those assets' fair values.

     Investment and Mortgage-Backed Securities - Fair values for investment and mortgage-backed securities are based on quoted market prices.

     Loans Receivable - For adjustable-rate loans that reprice frequently and with no significant change in credit risk, fair values are generally based on carrying values. The fair values for fixed-rate one-to-four family residential mortgage loans, income-producing property loans, and consumer loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

     Deposit Liabilities - The fair value of deposits with no stated maturity, such as savings, checking, and money market accounts, is equal to the amount payable on demand as of December 31, 1997 and 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered by the Corporation for deposits of similar remaining maturities. The fair value of accrued interest payable approximates its carrying value.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(21) FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

     Deposit Liabilities, continued - The fair-value estimates of deposit liabilities do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

     Federal Home Loan Bank Advances - The fair value of the Corporation's borrowings from the Federal Home Loan Bank are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

     Off-Balance-Sheet Instruments - The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

     The estimated fair value of the Corporation's financial instruments at December 31, 1997 and 1996 is as follows:


                                                                 1997                                       1996
                                                Carrying Value     Estimated Fair Value     Carrying Value    Estimated Fair Value
===================================================================================================================================
Financial assets:

Cash and short-term interest-earning deposits    $ 18,489,494         $ 18,500,000           $ 22,749,963        $ 22,700,000
Investment securities                              26,079,688           26,100,000             31,093,494          31,100,000
Mortgage-backed securities                         21,597,690           21,600,000             27,220,567          27,200,000
Loans receivable, net                             754,806,061          765,900,000            717,714,636         717,900,000
Accrued interest receivable                         4,910,200            4,900,000              4,349,240           4,300,000
-----------------------------------------------------------------------------------------------------------------------------------
Financial liabilities:

Savings, checking, and money market accounts      238,067,605          238,100,000            229,359,744         229,400,000
Certificates of deposit                           324,344,462          325,400,000            324,214,257         325,300,000
Advances from Federal Home Loan Bank              212,692,934          214,200,000            202,639,323         202,600,000
Accrued interest payable                            3,043,923            3,000,000              4,233,799           4,200,000
-----------------------------------------------------------------------------------------------------------------------------------
Off-balance-sheet items:

Commitments to extend credit                               --                  --                      --                  --
===================================================================================================================================

Limitations

Fair-value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holding of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair-value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair-value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair-value amounts presented do not represent the underlying value of the Corporation.

CFSB BANCORP, INC., AND SUBSIDIARY
Notes to Consolidated Financial Statements, continued

(22) QUARTERLY FINANCIAL INFORMATION

The following is a summary of quarterly financial information for the years ended December 31, 1997 and 1996 (unaudited):

                                                   March 31          June 30     September 30      December 31
                                                        (Dollars in Thousands, Except Per Share Data)
===============================================================================================================
1997
Interest income                                $     15,171    $      15,459    $      15,879    $      15,992
Net interest income                                   6,215            6,344            6,466            6,345
Provision for loan losses                                90               90               90               90
Income before federal income tax expense              3,373            4,056            4,138            4,082
Net income                                            2,307            2,796            2,801            2,769
Earnings per share (1):
  Basic                                                 .30              .36              .37              .36
  Diluted                                               .29              .35              .35              .35
Stock price range (1)                         $11.52-$13.48    $12.88-$16.50    $15.50-$20.67    $19.17-$26.25
---------------------------------------------------------------------------------------------------------------

1996
Interest income                                $     13,786    $      14,065    $      14,549    $      15,002
Net interest income                                   5,367            5,721            5,806            5,950
Provision for loan losses                                60               60               60               60
Income (loss) before federal income tax expense       2,530            2,714             (530)           3,168
Net income (loss)                                     1,715            1,851             (293)           2,174
Earnings (loss) per share (1):
  Basic                                                 .21              .23             (.04)             .28
  Diluted                                               .21              .22             (.04)             .27
Stock price range (1)                         $11.02-$13.22    $10.74-$12.12    $10.74-$12.12    $10.91-$12.58
===============================================================================================================

(1) Per share data was restated to give retroactive effect to the 10 percent stock dividend declared May 20, 1997 and the 3-for-2 stock split declared November 18, 1997.

=======================
STOCKHOLDER INFORMATION
=======================

Corporate Headquarters
CFSB Bancorp, Inc.
112 East Allegan Street
Lansing, MI 48933
(517) 374-3550
Fax (517) 374-3557


Wholly-Owned Subsidiary
Community First Bank
112 East Allegan Street
Lansing, Michigan 48933
(517) 371-2911


Stock Transfer Agent & Registrar
Registrar and Transfer Company
Investor Relations
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948


Dividend Reinvestment Plan

CFSB Bancorp, Inc. offers a Dividend Reinvestment and Stock Purchase Plan to stockholders. The plan provides participating stockholders with a convenient way to purchase additional shares of CFSB Bancorp common stock by reinvesting the cash dividends paid on their shares. Participants may also purchase additional shares by making an optional cash payment of $50 to $2,000. There are no fees or commissions charged on shares purchased through the Plan. If you are interested in learning more about the Dividend Reinvestment and Stock Purchase Plan, please contact the Marketing Department at (517) 374-3569.


Annual Meeting

The annual meeting of stockholders for the year ended December 31, 1997 will be held at the Sheraton Lansing Hotel, 925 South Creyts Road, Lansing, Michigan, on Tuesday, April 21, 1998, at 11:00 a.m.


Form 10-K

The Corporation's 1997 Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be provided without charge to stockholders upon request. Send requests to the Marketing Department at CFSB Bancorp, 112 East Allegan Street, Lansing, Michigan 48933, or call (517) 374-3569.

Quarterly Stock Price and Dividend Information
Quarterly stock prices and dividends declared are shown in the table below:


Years Ended December 31,       1997                                            1996
---------------------------------------------------------------------------------------------------------------
                                              Dividends                                             Dividends
             High        Low        Close     Declared     High           Low         Close         Declared
===============================================================================================================
Quarter
First     $ 13 1/2     $ 11 1/2   $ 12 7/8     $  0.09    $13 1/4      $   11        $  11 7/8      $   0.06
Second      16 1/2       12 7/8     15 1/2        0.10     12 1/8          10 3/4       11 7/16         0.07
Third       20 11/16     15 1/2     19 1/4        0.11     12 1/8          10 3/4       10 15/16        0.07
Fourth      26 1/4       19 3/16    26 1/4        0.12     12 9/16         10 15/16     11 13/16        0.07
---------------------------------------------------------------------------------------------------------------
Year      $ 26 1/4     $ 11 1/2   $ 26 1/4     $  0.42    $13 1/4      $   10 3/4    $  11 13/16    $   0.27
===============================================================================================================

     On November 18, 1997, the Corporation's board of directors declared a 3-for-2 stock split payable on December 18, 1997 to stockholders of record on December 1, 1997. On May 20, 1997 a 10 percent stock dividend payable on June 16, 1997 to stockholders of record on May 30, 1997 was declared. In addition, on August 20, 1996 the Corporation's board of directors declared a 10 percent stock dividend payable on September 12, 1996 to stockholders of record on August 30, 1996. As a result, per share amounts have been restated for all periods to reflect the stock split and the stock dividends.

     On June 29, 1990, the Corporation's common stock began trading on the NASDAQ National Market System under the symbol CFSB.

     As of December 31, 1997, there were 7,607,478 shares of common stock issued and outstanding.

     As of February 27, 1998, there were approximately 1,261 stockholders of record which does not include stockholders holding their stock in street name or nominee's name.

==================
BOARD OF DIRECTORS
==================

[PHOTO APPEARS HERE]                   [PHOTO APPEARS HERE]
James L. Reutter                       Robert H. Becker
Chairman of the Board,                 President and
CFSB Bancorp, Inc.                     Chief Executive Officer,
President, Lansing Ice                 CFSB Bancorp, Inc.
and Fuel Company                       Lansing, Michigan
Lansing, Michigan

[PHOTO APPEARS HERE]                   [PHOTO APPEARS HERE]
David H. Brogan                        William C. Hollister
Agent, Ohio National Life              President, Basic Insight
Insurance Company                      East Lansing, Michigan
Lansing, Michigan

[PHOTO APPEARS HERE]                   [PHOTO APPEARS HERE]
Cecil Mackey                           J. Paul Thompson, Jr.
Professor of Economics,                President,
Michigan State University              Computer Graphics, Inc.
East Lansing, Michigan                 DeWitt, Michigan

[PHOTO APPEARS HERE]                   [PHOTO APPEARS HERE]
Donald F. Wall                         Henry W. Wolcott, IV
President, Compass                     Shareholder,
Management, Inc.                       Public Accounting Firm
Williamston, Michigan                  of Kutas, Hawes, Wolcott &
                                       Bergman, P.C.
                                       Lansing, Michigan


                  [GRAPHIC OF VINE APPEARS HERE BEHIND TEXT]

========
OFFICERS
========

CFSB Bancorp, Inc.
Officers
James L. Reutter, Chairman
Robert H. Becker, President & Chief Executive Officer
John W. Abbott, Executive Vice President,
    Chief Operating Officer & Secretary
Rick L. Laber, Vice President, Chief Financial Officer & Treasurer



Community First Bank
Executive Officers
Robert H. Becker, President & Chief Executive Officer
John W. Abbott, Executive Vice President,
    Chief Operating Officer & Secretary
Carl C. Farrar, Senior Vice President & Chief Lending Officer
Jack G. Nimphie, Senior Vice President & Director of Operations
C. Wayne Weaver, Senior Vice President & Director of Retail Banking JaneMarie Judge McMillian, Vice President &
    Director of Human Resources
Rick L. Laber, Vice President, Chief Financial Officer & Treasurer Sally A. Peters, Vice President & Director of Marketing

Other Officers
Vice Presidents
Richard J. Benson, Manager of Data Processing
S. Mark Guastella, Branch Administrator
David A. Huson, Manager of Central Operations
James S. Leenstra, Director of Lending Operations
Carole A. Rush-Witt, Manager of Residential Lending
Douglas W. Sutton, Manager of Consumer Lending
Rodney W. Weaver, Director of Corporate Services

Assistant Vice Presidents
Brenda G. Bartowiak, Williamston Branch Manager
Susan K. Bennett, Manager of Residential Lending Operations
Rhonda A. Curtis, Ionia Branch Manager
Kevin J. Fedewa, St. Johns Area Branch Manager
Michael C. Fildey, Operations Service Manager
Julie M. Goff, Manager of Construction Lending
JoAnn R. Isham, Okemos Area Branch Manager
Dan O. Kares, Manager of Commercial Lending
Paul L. Kelsey, East Lansing Area Branch Manager
R. Anthony Payne, West Saginaw Area Branch Manager
Joseph F. Szombati, Grand Ledge Area Branch Manager
Glenn R. Varlesi, South Cedar Area Branch Manager
Michelle L. Warfle, Mason Branch Manager
Robert D. Warnke, Metro Area Branch Manager &
    Manager of Retirement Accounts
Gail L. Wilcox, Manager of Mortgage Loan Servicing
Gail M. Williams, Charlotte Branch Manager
Crystal D. Yaw, DeWitt Branch Manager

Managers
Stanley J. Gorecki, Controller
William E. Johnson, Data Processing Operations Manager
Ronald M. Pioch, Manager of Internal Control and Compliance
Lori A. Smith, Consumer Loan Officer

                        [GRAPHIC OF VINE APPEARS HERE]


==============================
COMMUNITY FIRST BANK LOCATIONS
==============================



[MAP APPEARS HERE]


             *  Branch Office with Full-Service ATM Banking Center
             [] Branch Office without ATM Banking Center
             +  Full-Service ATM Banking Center
                (Deposits and Withdrawals)
             .  ATM Banking Center (Withdrawals Only)


                                                    [MAP OF REGION APPEARS HERE]

                        [GRAPHIC OF VINE APPEARS HERE]

                      [LOGO OF CFSB BANCORP APPEARS HERE]