Form 10-K405, Exhibit 13
period 1998-12-31
CFSB BANCORP INC
filed 1999-03-30
CIK 859083

                                    [PHOTO]
                            A community of success.
                            A new century of growth.

                                  CFSB [LOGO]
                                  BANCORP

                               1998 Annual Report

[PHOTO]

Community First
Executive Officers

(standing) Sally Peters, Robert Becker, Rick Laber, (seated) John Abbott, Wayne Weaver, Jack Nimphie, Jane Judge McMillian.

"Never doubt that a
small group of thoughtful,
committed people can
change the world.
Indeed, it is the only
thing that ever has."

Margaret Mead

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

                               TABLE OF CONTENTS

Five Year Summary of Selected
  Consolidated Financial Data..................................................8

Statement of Management's Responsibility.......................................9

Management's Discussion and Analysis of
  Financial Condition and Results of Operations...............................10

Independent Auditors' Report..................................................23

Consolidated Statements of Financial Condition................................24

Consolidated Statements of Operations.........................................25

Consolidated Statements of Stockholders'
  Equity and Comprehensive Income.............................................26

Consolidated Statements of Cash Flows.........................................27

Notes to Consolidated Financial Statements....................................29

Stockholder Information.......................................................55

Business of the Corporation

      CFSB Bancorp, Inc., with consolidated assets of $880 million, is the parent company of Community First Bank, a state-chartered savings bank headquartered in Lansing, Michigan. CFSB Bancorp, Inc. was organized as a Delaware Corporation in November 1989.

      The Bank was originally chartered in 1890 as Capitol Investment Building and Loan Association.

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

      In addition, the Bank offers a variety of complementary services such as commercial business loans, consumer loans and home equity loans. The Bank's full line of retail deposit services includes checking and savings accounts, and certificates of deposit.

      The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the applicable limits.

                             PERFORMANCE HIGHLIGHTS

                                   Net Income
                                 (in thousands)

                                    [GRAPHIC]

             1994         1995         1996*         1997         1998
            $5,589       $6,803       $7,661        $10,673      $11,844

                             PERFORMANCE HIGHLIGHTS

                            Return on Average Assets

                                    [GRAPHIC]

             1994         1995         1996*         1997         1998
             .80%         .92%         .97%          1.26%        1.38%

                             PERFORMANCE HIGHLIGHTS

                            Return on Average Equity

                                    [GRAPHIC]

             1994         1995         1996*         1997         1998
            10.18%       11.47%       11.89%        16.39%       17.59%

                            STOCK MARKET HIGHLIGHTS
                          Year End Closing Stock Price

                                    [GRAPHIC]

             1994       1995        1996        1997        1998
            $7.74      $10.77      $10.74      $23.86      $24.38

                     *1996 excludes FDIC special assessment

                                   A Message
                              to our Stockholders

[LETTERHEAD OF CFSB BANCORP]

Dear Stockholders,

      I would like to thank our Board of Directors for their continued support and the teamwork, dedication and energy of our officers and employees. They all helped to make 1998 a record year for you, our stockholders. I especially want to thank our retiring director, Cecil Mackey, a former president of Michigan State University and current professor of economics at MSU, for his 20 years of excellent service to both CFSB Bancorp, Inc. and Community First Bank.

      Your investment in CFSB Bancorp, Inc. had a compounded annual return of 36 percent since June 1990, the date of our initial public offering. But that was just one of many records we exceeded during the year.

      For the twelve months ended December 31, 1998, net income increased 11 percent to $11.8 million compared to $10.7 million for 1997. Return on equity also increased to 17.59 percent in 1998 from 16.39 percent in 1997.

      The Corporation has paid cash dividends for 32 consecutive quarters. Stockholders earned $1.38 per share compared to $1.22 for 1997. We continued to outperform our peer banks and thrifts in increasing stockholder value. Last year, Crain's Detroit Business recognized CFSB Bancorp as the highest ranking bank in the "The Michigan Super 10," a special ranking of companies based on one-year return, net income growth, revenue growth, and return on equity.

      We added more than 13,600 new customers in 1998, giving us a commanding 30 percent share of all households in our area.

      Our share of the deposit market grew to 11 percent, another impressive figure. Together the number of our deposit and loan accounts have grown 15 percent over the last two years.

      Improvements in operations and earnings were made. Now 91 percent of our earning assets are in loans. We have increased training, software, marketing and loan office locations to handle more loans, more efficiently. At the same time, we have effectively lowered the cost of our funds through borrowing from the Federal Home Loan Bank and taking advantage of the current low interest rates.

      Community First also continued to expand its lead in home mortgage real estate closings. We have been the number one lender in our area with six consecutive years of growth.

      We are very pleased with the growth the Corporation has experienced. Our diversified business plan and our flourishing sales culture are bringing more products, services, and convenient access to our customers every year.

      In 1995 we introduced Really Free Checking to our market. This account is heavily promoted and continues to be very well received, leading to a 90 percent increase in personal checking accounts since 1994. In third quarter 1998, we introduced First Sweep Business Checking, capitalizing on the growing small business market. In addition, we continue to enhance two important Community First Services: Community First Insurance and Investment Services providing mutual funds, annuities, and financial planning; and Michigan Bankers Title of Mid-Michigan, LLC, providing title insurance to our loan customers. Both grew in 1998 and helped increase fee income.

         Our main geographic area of focus continues to be the greater Lansing area, which continues to grow at a modest but steady pace, and as a result, unemployment remains very low at just 3.1 percent. This strong employment base has been led by three major employers: State of Michigan with 20,000 employees, General Motors with 13,400 employees, and Michigan State University with 12,500 employees and 43,000 students.

      In 1998, we also expanded our residential mortgage lending into Jackson and Livingston counties. Livingston County, just west of Metro Detroit, is the fastest growing county in Michigan. Residential growth is projected to double and jobs to increase 83 percent by 2020.

      As we offered more to our customers, their transactions with us continued to grow. Traditional face-to-face transactions grew to 2.4 million and automated transactions increased to nearly 4 million.

      We gave our customers more convenient access with new ATMs, enhanced on-line Web services, automated telephone banking services and an expanded customer service center. In total, automated transactions were up 26 percent.

      All of these transaction increases have helped steadily grow our fee income. It has nearly doubled over the last three years. In 1998 fee income represented 15 percent of our total net interest and noninterest income.

      Regarding our compliance with the Year 2000, the Corporation's core data processing software, which is provided by an outside vendor, has been certified as Year 2000 compliant and is currently being tested. Year 2000 testing on all internal systems is anticipated to be complete by March 31, 1999.

      As you may know, on February 24, 1999, we announced that our Corporation entered into a definitive agreement with Old Kent Financial Corporation providing for the merger of CFSB Bancorp, Inc. with Old Kent. This agreement calls for an exchange of .6222 shares of Old Kent Financial Corporation stock for each share of CFSB Bancorp, Inc. stock

      You may question why after such a successful year and so much hard work by our team would we decide to merge this time.

      The answer to your question is the basic promise of our Mission statement:
"We will achieve superior returns for our stockholders by placing the interests of our customers and our communities first."

      The year, 1998, was not only outstanding for CFSB, it was also a record year for Old Kent Financial Corp. Their stockholders (and soon to include you) earned $1.84 per share on net income of $198.8 million. Old Kent has a 40-year history of consecutive annual increases in per share earnings and dividends. Only five other companies listed on the New York Stock Exchange can match that record.

      Our customers will have even more access, more convenience, and more financial services to help manage their money.

      Customers will be able to utilize over 230 Old Kent branches and more than 400 ATMs throughout Michigan, Indiana and Illinois. They will have more services and financial products for both individual and business needs. And they will have the strength and dependability of a 146-year-old financial institution with $17 billion in assets.

      Our community will have the support of one of the strongest financial institutions in the nation. A financial partner who is one of the leading lenders of Small Business Association loans in Michigan.

      So based on these benefits to our stockholders, our customers, and our community, our Board of Directors has decided that now is the optimal time to enter into a merger with Old Kent. And while the name on the door will change, the spirit of Community First and the dedication of our employees will remain strong. I salute you. I am proud to have worked with you in building Community First into the largest, independent, local bank in mid-Michigan.

      Join me as we enter a new century, as we become part of one of the strongest and most respected financial services organizations in the nation. Thank you.

Sincerely yours,


/s/ Robert H. Becker

Robert H. Becker
President and Chief Executive Officer

                                                                         [PHOTO]

[PHOTO]                  We make it easy for customers                   [PHOTO]
                             to connect on-line or
                                 on-the-phone.

                          Approaching the next century

As we enter a new era, we conclude with one of our most successful years ever. By anticipating and meeting customer needs we grew our market share, expanded our reach in growing markets, and enhanced our relationship with current customers. In 1998 we gave our customers more convenience, access, services, and new products. Our customers gave Community First another very profitable year.

We served more customers in more areas through more delivery channels than ever before. And our customers responded enthusiastically, driving up our loan originations and deposits and completing more than 3.5 million financial transactions.

Loan Leadership

Our loan programs, competitive products, and improved loan processing efficiencies helped us exceed our loan goals in 1998. We originated a record number of residential mortgage, home equity, lines of credit, small business, and personal loans in 1998.

Mortgages continue to be the strength of our loan program and the largest contributor to our loan income. Community First Bank is again mid-Michigan's #1 home mortgage lender.

We have helped more families enjoy the satisfaction of home ownership than any other financial institution in the area. We have accomplished it by building very strong relationships with more than 300 realtors and 200 approved builders, and by always understanding that mid-Michigan is a community of people and homes.

More than 2,169 families bought a house with a Community First mortgage during 1998, an increase of 78 percent over 1997. Many were first time buyers who took advantage of our Buyer's Edge mortgage pre-approval program. This has been a key part of our strategy to build solid financial relationships with more customers right from the start and then provide them with more financial products as their needs expand. We start by automatically qualifying all mortgage customers for a Homeowners' Checking account.

To strengthen our mortgage program we joined with other banks in 1997 to form a title insurance company, Michigan Bankers Title of Mid-Michigan, LLC. This enabled us to give more comprehensive service and added convenience to our mortgage loan customers. The timing was terrific as the 1998 boom in refinancing pushed the company to large profits and growth.

We also made it easier to apply for a loan by adding on-line loan applications and a special loan calculator to our expanded Website at www.communityfirst.com. It's one more way we are using our Website as a marketing tool.

Loan production received another boost from our Loan By Phone program. It's a fully automated loan qualification program. Customers used it to apply for a loan conveniently by phone, 24 hours a day, 7 days a week.

To capitalize on the profitable loan business in fast growing Livingston County and Jackson County we put new Loan Production Offices in these communities. These special

                  Building, buying or renovating, we help make happy homeowners.

home loan centers helped us capture more of these important markets.

These loan programs have helped us increase the percentage of loans as a part of our earning assets to more than 91 percent.

Deposit Building

One of our most popular and profitable products has been Really Free Checking. Each year this product has brought us thousands of new customers. 1998 was no exception. We have more than 50,000 checking customers who have also become a great source of customers for savings, investment services, home mortgages, personal loans, and other Community First products and services. Really Free Checking has helped push our total deposits to $587 million.

Another proven deposit builder has been our Power Rate Money Market account. The hyperactive stock market helped drive more customers to our more steady Power Rate. We, in turn, were then able to introduce them to additional Community First products.

[PHOTO]

      Business knows the value of time and money. They save both with us.

                                                                         [PHOTO]
Business Banking Opportunities

Small business is another important growth area for bank income. Especially in Michigan, where we have more successful business entrepreneurs than almost any other state.

New Community First commercial business products brought added convenience and access to our business customers as we expanded our market in 1998. Our First Sweep Business Checking proved to be a popular new commercial sweep account. Also our new ACH Origination Software for payroll, cash management, and accounts receivables helped bring new ease of doing business to small businesses.

Growing Transactions Automatically

In 1998 we enhanced our automated transactions to make it easier for customers to bank with us. We added more ATMs. We expanded our Customer Service Center for more capacity, added convenience, and personal service. Customers called in for one-on-one banking over the phone in record numbers. Calls increased 52 percent over 1997.

Customers also connected automatically, day and night, seven days a week through our First Line Telephone Banking. First Line phone transactions increased 24 percent over last year.

                                    [GRAPHIC]

                            CUSTOMER SERVICE CENTER

                                    [GRAPHIC]

                      FIRSTLINE TELEPHONE BANKING SERVICE

                                    [GRAPHIC]

                             DRIVE-UP TRANSACTIONS

                            On-the-go or in-the-branch, customers keep in touch.

[PHOTO]

[PHOTO]

[PHOTO]

We also saw a tremendous increase in MoneyCard transactions. These cards are producing substantial fee income with more than 200,000 transactions per quarter. Our combination ATM and debit card lets customers access their checking accounts at more than 12 million merchants around the world. Customers made almost a million MoneyCard debit transactions in 1998, up 48 percent.

Complementing our MoneyCard service is our expanding ATM network. Thirty machines are processing more than 300,000 transactions each quarter. Many of these transactions are by non-customers, bringing in additional fee income with each transaction.

www.communityfirst.com, our Website continues to bring in new customers as more people go on-line to bank. It provides rate, branch office, and business hours information, applications, and loan calculators, as well as linking customers to all of our products and services. Many area businesses including real estate companies and a residential listing site are also linked to our site.

Serving More Customers

Surprisingly, our convenient automated services did not diminish traditional face-to-face service in our branches. Our customers still like service delivered in person. Branch transactions increased 4.3 percent. We also expanded drive through lanes in our Okemos and Mason branch offices to build stronger customer relationships in these important areas. Altogether, customer transactions increased 51 percent from 1997. Many of these transactions helped generate fee income.

[PHOTO]

Our Website links customers to all of our products and services.

Enhanced Service

Insurance and investments are important growth areas for banks. So in 1997 we formed our own agency to capitalize on this opportunity. The customer demand was strong and in 1998 we expanded the agency with new offices and staffing. We brought in a top-ranked investment professional to lead our expanded investment team. This enabled us to provide better service to our customers while generating additional fee income.

The Right Product At the Right Time

Part of our successful growth this year is due to having the right information to make good decisions. We have introduced a new Profitability Measurement Program. Combining this state of the art software system with an in-depth Furash Research Study on market potential we were able to match our most profitable products and services in the most appropriate markets. The result was a very powerful, efficient, and effective marketing and sales focus. It is a strong competitive advantage.

                                                                         [PHOTO]

Community Ties

We always have had a long history of service and commitment to the communities we serve. Our contributions of both volunteer time and financial investments have increased each year, growing more than 20 percent in the last year.

[PHOTO]

Our community is a lot bigger than the bank.

We have focused much of our efforts on helping lower income families obtain housing. We are members of the Lansing Neighborhood Housing Corporation that provides financing for non-profit housing developers. We have increased our support of CRA activities. And our employees have volunteered countless hours to help the Capital Area United Way, American Cancer Society, Children's Miracle Network, and dozens of other giving organizations throughout mid-Michigan.

                                                                    David Huson,
                                                              Central Operations

                                                                         [PHOTO]

Two employees who deserve special recognition are David Huson and Dennis Smith, winners of our Volunteer of the Year Award for 1998.

We would not have become the leading independent, local bank in mid-Michigan without taking the lead role in supporting and enhancing our communities. We also would not have accomplished such a successful year without the amazing performance of Community First employees, like Ron Salander, winner of the President's Excellence Award for 1998.

                                                                         [PHOTO]

                                                                   Dennis Smith,
                                                                      Accounting

Concluding a Chapter, Beginning a New Book

Our customers, our community commitment, our profitable products and services, our successful marketing program and the dedication of our employees have made us the leading financial institution in the growing mid-Michigan market. Our success has made us a very attractive financial partner. And with our merger into Old Kent we have succeeded in bringing more value to our stockholders, our customers and our community. We are proud of our accomplishments, our programs and our people. We look forward to the challenges ahead as we enter a new century and a new banking relationship.

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

At and for the Years Ended December 31,       1998        1997           1996          1995           1994
==========================================================================================================
Summary of Financial Condition:                    (Dollars in Thousands, Except Per Share Data)
Total assets                              $880,347    $852,888       $829,800      $761,418       $727,243
Interest-earning deposits                   10,246      13,301         15,270        22,654         10,524
Investment securities, net                  22,019      26,080         31,093        55,109         88,712
Mortgage-backed securities, net             16,007      21,598         27,221        35,156         66,151
Loans receivable, net                      786,411     754,806        717,715       610,284        518,591
Deposits                                   586,707     562,412        553,574       527,816        501,690
FHLB advances and securities
  sold under agreement to repurchase       213,607     212,693        202,639       160,649        160,351
Stockholders' equity                        69,277      67,535         62,470        62,743         55,607
==========================================================================================================
Summary of Operations:
Interest income                            $62,562     $62,501        $57,402       $53,621        $47,080
Interest expense                            36,601      37,131         34,498        33,188         26,978
----------------------------------------------------------------------------------------------------------
Net interest income before provision for
  loan losses                               25,961      25,370         22,904        20,433         20,102
Provision for loan losses                      390         360            240           240            240
----------------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses                               25,571      25,010         22,664        20,193         19,862
Noninterest income                           8,309       6,401          4,242         3,966          2,349
Noninterest expense                         16,224      15,762         15,669        14,427         14,473
FDIC special assessment                         --          --          3,355            --             --
----------------------------------------------------------------------------------------------------------
Income before federal income tax expense    17,656      15,649          7,882         9,732          7,738
Federal income tax expense                   5,812       4,976          2,435         2,929          2,149
----------------------------------------------------------------------------------------------------------
Net income                                 $11,844     $10,673         $5,447        $6,803         $5,589
==========================================================================================================
Per Share Data: (1)
Basic earnings                               $1.44       $1.26          $0.62         $0.76          $0.63
Diluted earnings                              1.38        1.22           0.60          0.75           0.61
Stockholders' equity (book value)             8.49        8.07           7.31          7.05           6.28
==========================================================================================================
Ratios and Other Data:
Interest rate spread                          2.76%       2.70%          2.63%         2.52%          2.69%
Net yield on average earning assets           3.10        3.06           2.98          2.85           2.98
Return on average assets                      1.38        1.26           0.69          0.92           0.80
Return on average stockholders' equity       17.59       16.39           8.55         11.47          10.18
Average earning assets to average
  interest-bearing liabilities              107.67      108.18         107.78        107.23         107.41
Efficiency ratio                             50.10       51.42          58.13         60.73          64.51
Noninterest expense to average assets         1.89        1.87           1.98          1.95           2.08
Stockholders' equity to total assets          7.87        7.92           7.53          8.24           7.65
Nonaccruing loans and real estate
  owned to total assets                       0.19        0.12           0.24          0.08           0.44
Dividend payout ratio                        36.90       31.71          41.28         28.38          30.14
Number of full-service offices                  17          17             18            18             18
==========================================================================================================

(1) The financial information for per share amounts has been restated to reflect the ten percent stock dividend declared May 19, 1998 as well as previous stock dividends paid in 1997, 1996, and 1995 and a stock split distributed in 1997.

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

The financial statements in this annual report have been audited by KMPG LLP.

The Audit Committee of the board of directors meets regularly with management, internal auditors, independent public accountants and regulatory examiners to review matters relating to financial reporting and internal controls. The internal auditors, independent public accountants and regulatory examiners have direct access to the Audit Committee.

The Corporation assesses its internal control structure over financial reporting in relation to the criteria described in the "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management of the Corporation believes that as of December 31, 1998, in all material respects, the Corporation maintained an effective internal control structure over financial reporting.


/s/ Robert H. Becker

Robert H. Becker
President & Chief Executive Officer


/s/ John W. Abbott

John W. Abbott
Executive Vice President, Chief Operating Officer & Secretary


/s/ Rick L. Laber

Rick L. Laber
Vice President, Chief Financial Officer & Treasurer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following sections are designed to provide a more thorough discussion of the Corporation's financial condition and results of operations, as well as to provide additional information on the Corporation's asset/liability management strategies, sources of liquidity and capital resources. Management's discussion and analysis should be read in conjunction with the consolidated financial statements and supplemental data contained elsewhere in this report.

General

CFSB Bancorp, Inc. (Corporation) is the holding company for Community First Bank
(Bank). Substantially all of the Corporation's assets are currently held in, and operations conducted through its sole subsidiary, Community First Bank. The Bank is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Bank's primary market area is the greater Lansing, Michigan area, which is comprised of the tri-county area of Clinton, Eaton, and Ingham counties, the western townships of Shiawassee County and Ionia County. The Bank's business consists primarily of attracting deposits from the general public and using such deposits, together with Federal Home Loan Bank (FHLB) advances, to originate loans for the purchase and construction of residential properties. To a lesser extent, the Bank also makes income-producing property loans, commercial business loans, home equity loans and various types of consumer loans. The Bank's revenues are derived principally from interest income on mortgage and other loans, mortgage-backed securities, investment securities, and to a lesser extent, from fees and commissions. The operations of the Bank, and the financial services industry generally, are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institution regulatory agencies. Deposit flows and cost of funds are impacted by interest rates on competing investments and market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing is offered.

Financial Condition

The Corporation's total assets increased to $880.3 million at December 31, 1998 from $852.9 million at December 31, 1997. Most of the growth occurred in loans, which was funded by an increase in deposits, as well as repayments on mortgage-backed securities and maturities of investments.

      Net loans receivable increased to $786.4 million at December 31, 1998 from $754.8 million at December 31, 1997. This net growth of $31.6 million occurred primarily through growth in mortgages of $32.8 million, consumer loans of $3.7 million and commercial loans of $2.6 million, partially offset by a decrease in income-producing property loans of $7.5 million. The Corporation originated $327.2 million of loans in 1998, compared to $206.0 million in 1997. Single family mortgage loan originations in 1998 were $246.7 million, compared to $142.3 million for 1997. During 1998 and 1997, the Corporation sold primarily fixed-rate loans aggregating $131.8 million and $46.8 million, respectively. The Corporation purchased loans consisting of one-to-four family residential, fixed- and adjustable-rate loans from unaffiliated financial institutions. These purchases, totaling $71.2 million and $27.8 million in 1998 and 1997, respectively, are used to supplement and complement the Corporation's own mortgage loan production.

      Deposits increased $24.3 million to $586.7 million at December 31, 1998 from $562.4 million at December 31, 1997. This growth occurred through an increase in savings accounts of $6.8 million and an increase in checking accounts of $21.1 million, partially offset by a decrease in certificates of deposit of $3.6 million.

      FHLB advances and securities sold under agreement to repurchase are comprised primarily of FHLB advances. Advances decreased $858,000 to $211.8 million at December 31, 1998 from $212.7 million at December 31, 1997. The net decrease was composed of a decline in adjustable-rate advances of $8.5 million, partially offset by an increase in fixed-rate advances of $7.6 million. The use of fixed-rate advances increased as management continues to take steps to reduce interest rate risk.

      Total stockholders' equity was $69.3 million at December 31, 1998, an $1.8 million increase, compared to the 1997 year-end total of $67.5 million. The increase was primarily the result of net income for 1998, offset in part by dividend declarations and treasury stock purchases.

Results of Operations for the Year Ended December 31, 1998,
Compared to the Year Ended December 31, 1997

Net income for the year ended December 31, 1998 was $11.8 million, or $1.38 per diluted share, compared to $10.7 million, or $1.22 per diluted share for 1997, a net increase of $1.1 million. Earnings per share for 1998 increased 13 percent over 1997. Principally accounting for the increase in earnings between years was growth in both net interest income and fee income and an increase in gains on sales of the Corporation's 30-year fixed-rate mortgage loan production, which increased net income for 1998 over 1997 by $629,000.

      Net income for 1998 represents a return on average assets of 1.38 percent, an increase from 1.26 percent for 1997, and a return on average stockholders' equity of 17.59 percent compared to 16.39 percent for 1997. The Corporation's efficiency ratio, or recurring operating expenses over recurring operating revenues, was 50.1 percent for the year ended December 31, 1998, an improvement from 51.4 percent for the year ended December 31, 1997.

Net Interest Income

The most significant component of the Corporation's earnings is net interest income, which is the difference between interest earned on loans, mortgage-backed securities, investment securities and other earning assets, and interest paid on deposits and FHLB advances and other borrowings. This amount, when divided by average earning assets, is referred to as the net yield on average earning assets. Net interest income and net yield on average earning assets are directly impacted by changes in volume and composition of earning assets and interest-bearing liabilities, market rates of interest, the level of nonperforming assets, demand for loans and other market forces.

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

Years Ended December 31,                         1998                             1997                             1996
------------------------------------------------------------------------------------------------------------------------------------
                                               Interest                         Interest                          Interest
                                    Average    Earned/    Yield/      Average   Earned/    Yield/       Average   Earned/    Yield/
                                    Balance     Paid       Rate       Balance     Paid      Rate        Balance     Paid      Rate
                                                                         (Dollars in Thousands)
====================================================================================================================================
Earning Assets:
Loans receivable(1)                $764,624     $58,166      7.61%   $747,060    $57,570     7.71%     $674,437    $51,612     7.65%
Mortgage-backed securities           18,489       1,415      7.66      24,144      1,769     7.32        30,714      2,342     7.62
Investment securities                16,872       1,007      5.97      28,452      1,689     5.94        38,848      2,189     5.63
Interest-earning deposits
  with FHLB and other
  depository institutions            25,439       1,026      4.03      15,836        523     3.30        14,598        465     3.18
Other                                12,063         948      7.86      12,433        950     7.64        10,680        794     7.44
------------------------------------------------------------------------------------------------------------------------------------
    Total earning assets            837,487      62,562      7.47     827,925     62,501     7.55       769,277     57,402     7.46
====================================================================================================================================
Interest-bearing Liabilities:
Savings, checking and money
  market accounts(2)                254,009       6,052      2.38     235,475      5,930     2.52       217,316      5,435     2.50
Certificates of deposit(2)          325,400      18,716      5.75     322,998     18,547     5.74       319,491     18,403     5.76
FHLB advances
  and securities sold
  under agreement
  to repurchase                     198,429      11,833      5.96     206,826     12,654     6.12       176,943     10,660     6.02
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
    liabilities                     777,838      36,601      4.71     765,299     37,131     4.85       713,750     34,498     4.83
====================================================================================================================================
Excess earning assets              $ 59,649                          $ 62,626                          $ 55,527
====================================================================================================================================
Net interest income                             $25,961                          $25,370                           $22,904
====================================================================================================================================
Interest rate spread(3)                                      2.76%                           2.70%                             2.63%
====================================================================================================================================
Net yield on average
  earning assets(4)                                          3.10%                           3.06%                             2.98%
====================================================================================================================================
Average earning assets to average
  interest-bearing liabilities       107.67%                           108.18%                           107.78%
====================================================================================================================================

(1) The average balance for loans receivable includes average balances for nonaccrual loans. The amortization of loan fees, net of capitalized costs, is included as an adjustment to yield, but does not significantly affect the yield calculation.

(2) Interest expense includes the cost of the Bank's interest rate exchange agreements in 1996.

(3) Represents the weighted average yield on earning assets for the year less the weighted average cost of interest-bearing liabilities for the year.

(4) Net interest income divided by average outstanding balances of earning assets.

      The following table presents information concerning yields on the Corporation's earning assets and costs of the Corporation's interest-bearing liabilities, the interest rate spread and the net yield on earning assets at the dates and for the periods indicated. Yields and costs for the periods were computed using daily average balances.

Years Ended December 31,                                  1998                         1997                         1996
------------------------------------------------------------------------------------------------------------------------------------
                                               For the Year   End of Year   For the Year   End of Year   For the Year   End of Year
====================================================================================================================================
Weighted Average Yield:
Loans receivable (1)                                7.61%         7.39%        7.71%           7.71%        7.65%          7.60%
Mortgage-backed securities                          7.66          7.82         7.32            8.00         7.62           7.82
Investment securities                               5.97          5.31         5.94            6.02         5.63           5.89
Interest-earning deposits with
  FHLB and other depository
  institutions                                      4.03          2.80         3.30            3.31         3.18           4.93
Other                                               7.86          7.83         7.64            7.90         7.44           7.55
------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets                           7.47          7.27         7.55            7.57         7.46           7.47
====================================================================================================================================
Weighted Average Cost:
Savings, checking and money
  market accounts (2)                               2.38          2.32         2.52            2.60         2.50           2.65
Certificates of deposit (2)                         5.75          5.60         5.74            5.83         5.76           5.73
FHLB advances and other borrowings                  5.96          5.73         6.12            6.09         6.02           5.97
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities             4.71          4.55         4.85            4.91         4.83           4.86
====================================================================================================================================
Interest rate spread (3)                            2.76%         2.72%        2.70%           2.66%        2.63%          2.61%
====================================================================================================================================
Net yield on earning assets (4)                     3.10%         3.02%        3.06%           3.02%        2.98%          2.95%
====================================================================================================================================

(1) The amortization of loan fees, net of capitalized costs, is included as an adjustment to yield, but does not significantly affect the yield calculation.

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

      Net interest income before provision for loan losses was $26.0 million during 1998, a $591,000 increase from $25.4 million during 1997. Net interest income in 1998 was positively affected by growth in loans receivable and earning assets and a decline in cost of funds. The Corporation's net yield on average earning assets was 3.10 percent for 1998, an improvement from 3.06 percent for 1997. A shift in the composition of average earning assets from lower yielding, more liquid assets toward higher earning, longer term assets also contributed to an improved net interest margin. Average loans receivable were $764.6 million in 1998, representing growth of $17.5 million over average loans receivable of $747.1 million in 1997. The increased level of loans outstanding resulted from originations of adjustable- and fixed-rate, medium-term mortgage loans and purchases of adjustable- and fixed-rate, medium-term mortgage loans, all of which are held in the Corporation's portfolio. The Corporation's net interest margin of 3.10 percent for the year ended December 31, 1998 exceeded the net interest margin of 3.02 percent at December 31, 1998.

      The future trend of the Corporation's net interest margin and net interest income may be impacted by the level of mortgage loan originations, purchases, repayments, refinancings, sales and a resulting change in the composition of the Corporation's earning assets. The relatively flat yield curve during late 1997 and 1998 resulted in a shift toward more customers exhibiting a preference for fixed-rate mortgage loans, many of which were originated for sale in the secondary market. In late 1997, customers began converting adjustable-rate mortgage loans to 30-year fixed-rate loans, which the Bank sells in the secondary market. This activity contributed to a decline in loan yields at December 31, 1998, compared to December 31, 1997. This also contributed to the decline in yield on earning assets from 7.55 percent for 1997 to 7.47 percent for 1998.

      The decline in yield in earning assets was more than offset by a decline in cost of funds during 1998, causing an increase in net interest margin from
3.06 percent for 1997 to 3.10 percent for 1998. Loans held for sale increased slightly to $6.6 million at December 31, 1998, compared to $6.2 million at December 31, 1997. A continued high level of refinancings and conversions of adjustable-rate mortgage loans to 30-year fixed-rate loans could have a negative impact on future net interest income. Because the Corporation is liability sensitive, pressure may be felt on the Corporation's net interest margin if short-term market interest rates rise or if long-term mortgage rates fall. Additional factors affecting the Corporation's net interest income will continue to be the volatility of interest rates, slope of the yield curve, asset size, maturity/repricing activity and competition.

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

Years Ended December 31,                            1998 vs 1997                         1997 vs 1996
-----------------------------------------------------------------------------------------------------------------
                                             Increase (Decrease) Due to          Increase (Decrease) Due to
                                          Volume        Rate       Total       Volume        Rate         Total
                                               (Dollars in Thousands)               (Dollars in Thousands)
=================================================================================================================
Interest Income:
Loans receivable                         $ 1,347       $(751)      $ 596       $ 5,554       $ 404       $ 5,958
Mortgage-backed securities                  (432)         79        (353)         (484)        (89)         (573)
Investment securities                       (691)          9        (682)         (614)        114          (500)
Interest-earning deposits with FHLB
  and other depository institutions          368         134         502            40          18            58
Other                                        (29)         26          (3)          134          22           156
-----------------------------------------------------------------------------------------------------------------
    Total interest income                    563        (503)         60         4,630         469         5,099
=================================================================================================================
Interest Expense:
Savings, NOW and money
  market accounts                            457        (336)        121           452          43           495
Certificates of deposit                      137          32         169           207         (63)          144
FHLB advances and securities sold
  under agreement to repurchase             (499)       (322)       (821)        1,815         179         1,994
-----------------------------------------------------------------------------------------------------------------
    Total interest expense                    95        (626)       (531)        2,474         159         2,633
=================================================================================================================
Net interest income                      $   468       $ 123       $ 591       $ 2,156       $ 310       $ 2,466
=================================================================================================================

Provision for Loan Losses

The allowance for loan losses, established through provisions for losses charged to expense, is increased by recoveries of loans previously charged off and reduced by charge-offs of loans. The provision for loan losses was $390,000 and $360,000 during 1998 and 1997, respectively.

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

Noninterest Income

Noninterest income, a significant component of the Corporation's earnings, was $8.3 million for the year ended December 31, 1998, an increase of $1.9 million, compared to $6.4 million for the year ended December 31, 1997. The increase in noninterest income resulted primarily from an increase in net gains on sales of loans of $967,000 compared to 1997. The increase in gains on sales of loans was primarily due to the high level of refinancings and conversions of adjustable-rate mortgage loans to 30-year fixed-rate loans, which are sold in the secondary market. An increase in interest rates could have a negative impact on gains on sales of loans in future periods. Another significant component of the increase in noninterest income was an increase in service charges and other fees of $745,000. The increase in service charges and fees results from higher fees assessed on a higher level of accounts and transaction account activity. During 1998, noninterest income included a nonrecurring gain on the sale of a bank building of $273,000, compared to nonrecurring net gains on the sales of three branches totaling $506,000 in 1997. Income from debit cards, which were introduced in April 1996, increased $176,000 in 1998 to $467,000 for the year ended December 31, 1998.

Noninterest Expense

Noninterest expense in 1998 was $16.2 million, compared to $15.8 million in 1997. Compensation and fringe benefits expense rose $567,000 between periods as a result of merit-based salary adjustments, an increased provision for the management incentive program, an increase in the number of employees as open employment positions were filled in 1998 and the use of temporary help in 1998. Decreased office occupancy and equipment expense resulted from equipment becoming fully depreciated in the second quarter of 1997. Depreciation expense is expected to increase in 1999 due in part to equipment purchases made in late 1998 in connection with the Year 2000 project. See "Year 2000." Various other costs were higher in 1998 due to a larger customer base and higher transaction volumes.

Federal Income Tax Expense

Federal income tax expense was $5.8 million for the year ended December 31, 1998, compared to $5.0 million for 1997. The Corporation's federal income tax expense is, for the most part, recorded at the federal statutory rate less a pro rata portion of the anticipated low-income housing tax credits expected to be available based upon the Corporation's limited partnership investments.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997,
COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

Net income for the year ended December 31, 1997 was $10.7 million, or $1.22 per diluted share, compared to $5.4 million, or $0.60 per diluted share for 1996, a net increase of $5.3 million. Earnings for 1996 were significantly impacted by a nonrecurring, pre-tax charge of $3.4 million resulting from federal legislation to recapitalize the Federal Deposit Insurance Corporation's (FDIC) Savings Association Insurance Fund (SAIF). As a result of this charge, 1996 after-tax earnings were reduced $2.2 million, or $0.25 per diluted share.

      Pre-tax core earnings for 1997 increased 32 percent over 1996 pre-tax core earnings. Principally accounting for the increase in pre-tax core earnings between years was significant growth in the Corporation's net interest margin and improved fee income.

      Net income for 1997 represents a return on average assets of 1.26 percent, an increase from 0.69 percent for 1996, and a return on average stockholders' equity of 16.39 percent compared to 8.55 percent for 1996. The Corporation's efficiency ratio, or recurring operating expenses over recurring operating revenues, was 51.4 percent for the year ended December 31, 1997, an improvement from 58.1 percent for the year ended December 31, 1996.

Net Interest Income

Net interest income for 1997 was $25.4 million, compared to $22.9 million for 1996. The interest rate spread increased to 2.70 percent in 1997 from 2.63 percent in 1996, and net yield on average earning assets was 3.06 percent, compared to 2.98 percent for 1996. Net interest income for 1997 increased due to
1) a $58.6 million increase in average earning assets, partially offset by a $51.5 million increase in average interest bearing liabilities and 2) a 9 basis point increase in yield on funds, partially offset by a 2 basis point increase in cost of funds. The $2.5 million increase in net interest income is summarized as follows: net volume increases contributed $2.2 million and net rate increases contributed $0.3 million to the net interest income increase over 1996.

Provision for Loan Losses

The provision for loan losses was $360,000 and $240,000 during 1997 and 1996, respectively. The Corporation maintains the allowance for loan losses at a level determined to be adequate by management based on a review of the loan portfolio. Factors considered in this review include the historical loss experience, recovery levels of loans previously charged off, the financial condition of borrowers, the perceived risk exposure among loan types, delinquency rates and present and projected economic conditions, as well as other relevant factors.

      While the allowance for loan losses increased to $4.7 million at December 31, 1997, compared to $4.6 million at December 31, 1996, the allowance for loan losses as a percentage of total loans as of December 31, 1997 declined slightly to 0.61 percent, compared to 0.62 percent at December 31, 1996. Nonperforming assets as a percentage of total assets decreased from 0.24 percent as of December 31, 1996 to 0.12 percent as of December 31, 1997.

Noninterest Income

Noninterest income, a significant component of the Corporation's earnings, was $6.4 million for the year ended December 31, 1997, an increase of $2.2 million, compared to $4.2 million for the year ended December 31, 1996. The increase in noninterest income resulted primarily from an increase in service charges and other fees of $847,000. The increase in service charges and fees results from higher fees assessed on a higher level of accounts and transaction account activity. Net gains on sales of loans and securities increased $421,000 compared to 1996. During 1997, noninterest income included nonrecurring net gains on the sales of three branches totaling $506,000. Debit cards were introduced in April 1996 and income from debit cards increased $199,000 in 1997.

Noninterest Expense

Earnings for 1996 were significantly impacted by a nonrecurring, pre-tax charge of $3.4 million to recapitalize the FDIC's SAIF. Noninterest expense in 1997 was $15.8 million, compared to $15.7 million in 1996, excluding the FDIC special assessment of $3.4 million. Compensation and fringe benefits expense rose $416,000 between periods as a result of merit-based salary adjustments, an increased provision for the management incentive program, employee bonuses paid in 1997, and unallocated ESOP dividends used to reduce 1996 ESOP expense. Furniture and equipment depreciation decreased $288,000 compared to 1996 primarily as a result of certain computer equipment becoming fully depreciated in 1997. FDIC insurance, $796,000 lower in 1997, reflects the lower premium of
6.3 cents per $100 of domestic deposits versus 23 cents per $100 of domestic deposits in 1996. Various other costs were higher in 1997 due to a larger customer base and higher transaction volumes.

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

Asset Quality

The following table presents the Corporation's nonperforming assets. Management normally considers loans to be nonperforming when payments are 90 days or more past due, when credit terms are renegotiated below market levels, or when an analysis of an individual loan indicates repossession of the collateral may be necessary to satisfy the loan.


                                MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

December 31,                                                 1998         1997
                                                          (Dollars in Thousands)
================================================================================
Nonaccruing Loans:
One-to-four family residential mortgages                    $  256       $  697
FHA-partially insured and VA-partially guaranteed              132          109
Consumer installment                                           223           93
--------------------------------------------------------------------------------
    Total                                                   $  611       $  899
================================================================================
    Percentage of total assets                                0.07%        0.10%
================================================================================
Real Estate Owned:(1)
One-to-four family residential                              $  686       $   11
Construction and development                                   379          141
--------------------------------------------------------------------------------
    Total                                                   $1,065       $  152
================================================================================
    Percentage of total assets                                0.12%        0.02%
================================================================================
Total nonaccruing loans and real estate owned               $1,676       $1,051
================================================================================
    Percentage of total assets                                0.19%        0.12%
================================================================================

(1) Real estate owned includes properties in redemption and acquired through foreclosure.

      The following is a summary of the Corporation's loan and real estate owned loss experience from December 31, 1995 through December 31, 1998. The ratio of net loan charge-offs to average loans outstanding during the years ended December 31, 1998 and 1997, was 0.02 percent and 0.03 percent, respectively.

                                                         Real
                                          Loans         Estate         Total
================================================================================
Balance at December 31, 1995          $ 4,363,139     $ 223,577     $ 4,586,716
  Provision for losses                    240,000        60,000         300,000
  Charges against the allowance           (76,528)     (187,214)       (263,742)
  Recoveries                               36,983       115,796         152,779
--------------------------------------------------------------------------------
Balance at December 31, 1996            4,563,594       212,159       4,775,753
  Provision for losses                    360,000        45,000         405,000
  Charges against the allowance          (247,432)     (247,080)       (494,512)
  Recoveries                               54,245       142,548         196,793
--------------------------------------------------------------------------------
Balance at December 31, 1997            4,730,407       152,627       4,883,034
  Provision for losses                    390,000            --         390,000
  Charges against the allowance          (167,493)      (67,444)       (234,937)
  Recoveries                               51,234            --          51,234
--------------------------------------------------------------------------------
Balance at December 31, 1998          $ 5,004,148     $  85,183     $ 5,089,331
================================================================================

      Nonperforming assets increased from $1.1 million to $1.7 million from December 31, 1997 to December 31, 1998, and as a percentage of total assets increased from 0.12 percent at December 31, 1997 to 0.19 percent at December 31, 1998. Correspondingly, the $5.0 million allowance for loan losses at December 31, 1998 grew from $4.7 million at December 31, 1997, resulting in a slight increase in the allowance for loan losses as a percentage of total loans as of December 31, 1998 to 0.62 percent compared to 0.61 percent at December 31, 1997.

      Management believes the current provisions and related allowances for loan and real estate owned losses are adequate to meet current and potential credit risks in the current loan and real estate owned portfolios, although there can be no assurances the related allowances may not have to be increased in the future.

Market Risk

Derivative financial instruments include futures, forwards, interest rate swaps, option contracts and other financial instruments with similar characteristics. The Corporation currently does not enter into futures, forwards, swaps or options. However, the Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by the Corporation. Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions.

      Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Corporation until the instrument is exercised.

      The Bank's exposure to interest rate risk is reviewed on a regular basis by the Asset/Liability Committee (see "Asset/Liability Management"). Interest rate risk is the potential for economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk, while at the same time maximize income. Management realizes certain risks are inherent and the goal is to identify and minimize the risks. Tools used by management include the standard GAP analysis and interest rate shock modeling. The Bank has no market risk sensitive instruments held for trading purposes. The condensed GAP analysis summarizing the Bank's interest rate sensitivity is presented under "Asset/Liability Management."

Asset/Liability Management

The operating results of the Corporation are dependent, to a large extent, upon its net interest income, which is the difference between its interest income from interest-earning assets, such as loans, mortgage-backed securities and investment securities and interest expense on interest-bearing liabilities, such as deposits and FHLB advances.

      The Corporation's current asset/liability management objective is to provide an acceptable balance between interest rate risk, credit risk and maintenance of yield. The principal operating strategy of the Corporation has been to manage the repricing of its interest-sensitive assets and liabilities and manage the sensitivity of the Corporation's earnings to changes in interest rates. The Corporation generally implemented this strategy by: (i) originating and retaining adjustable-rate mortgages; (ii) originating construction and consumer loans which typically have shorter terms to maturity or repricing than long-term, fixed-rate residential mortgages; (iii) maintaining liquidity levels adequate to allow flexibility in reacting to the interest rate environment; and
(iv) selling upon origination certain long-term, fixed-rate, residential mortgages in the secondary mortgage market.

      The following table sets forth the interest rate sensitivity of the Corporation's interest-earning assets and interest-bearing liabilities at December 31, 1998. One indicator used to measure interest rate risk is the one-year gap which represents the difference between interest-earning assets which mature or reprice within one year and interest-bearing liabilities which mature or reprice within one year. The Corporation's one-year gap was a negative
9.6 percent at December 31, 1998, compared to a negative 10.4 percent at December 31, 1997; the Corporation's one-to-three-year cumulative gap was a negative 5.5 percent at December 31, 1998, compared to a negative 1.7 percent at December 31, 1997; and the Corporation's three-to-five-year cumulative gap was a negative 5.7 percent at December 31, 1998, compared to a negative 1.5 percent at December 31, 1997. Fixed-rate loans and mortgage-backed securities are shown on the basis of contractual amortization adjusted for prepayments at rates estimated by available industry sources. Adjustable-rate loans and investment and mortgage-backed securities are determined to reprice at the earlier of maturity, call date or the next contractual repricing date. The allocation of savings, checking and money market account balances between the various maturity/repricing periods is based on anticipated withdrawals and/or repricing practices. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Corporation. FHLB advances that are putable by the FHLB are assumed to mature/reprice at the first put date, except that putable FHLB advances which mature/reprice in less than one year and are unlikely to be put based on current interest rates are assumed to mature/reprice in one year.

      The data presented in the table represents a static measure of assets and liabilities maturing over various time periods. The table does not necessarily indicate the impact of general interest rate movements on the Corporation's net yield, because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Corporation's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times or at different volumes.

MATURITY/RATE SENSITIVITY
At December 31, 1998

-------------------------------------------------------------------------------------------------------------------------------
                                                    0-6           7-12           1-3          3-5         Over 5
                                                   Months        Months         Years        Years         Years       Total
                                                                             (Dollars in Thousands)
===============================================================================================================================
Assets:
Loans receivable                                  $128,421      $103,322      $211,285      $159,262      $184,121    $786,411
Mortgage-backed securities                           7,520         5,432         1,893         1,162            --      16,007
Investment securities                                9,849            --        12,170            --            --      22,019
Other                                               21,697            --            --            --            --      21,697
-------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets                            167,487       108,754       225,348       160,424       184,121     846,134
Noninterest earning assets                                                                                              34,213
-------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                                      $880,347
===============================================================================================================================
Liabilities and Stockholders' Equity:
Regular savings                                      6,779         5,982        10,209         8,135        35,358    $ 66,463
Checking                                            18,102        14,408        29,765         8,022        17,662      87,959
Money market                                        41,659         5,082         2,887        25,863            --      75,491
Certificates of deposit                            139,036       100,967        60,610        19,155           969     320,737
Advances from Federal Home Loan Bank
  and securities sold under agreement
  to repurchase                                      9,631        15,689        86,982       100,861           444     213,607
-------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities                       215,207       142,128       190,453       162,036        54,433     764,257
Stockholders' equity and
  noninterest bearing liabilities                                                                                      116,090
-------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
      stockholders' equity                                                                                            $880,347
===============================================================================================================================
Rate Sensitivity GAP and Ratios:
GAP for period (interest-earning assets
  less interest-bearing liabilities)              $(47,720)     $(33,374)     $ 34,895      $ (1,612)     $129,688    $ 81,877
-------------------------------------------------------------------------------------------------------------------------------
Cumulative gap                                    $(47,720)     $(81,094)     $(46,199)     $(47,811)     $ 81,877
===============================================================================================================================
GAP as a percentage of
  interest-earning assets                            (5.64)%       (3.94)%        4.12%        (0.19)%       15.33%       9.68%
-------------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percentage of
  interest-earning assets                            (5.64)%       (9.58)%       (5.46)%       (5.65)%        9.68%         --
===============================================================================================================================
Cumulative gap at December 31, 1997                  (3.39)%      (10.38)%       (1.72)%       (1.47)%        7.70%         --
===============================================================================================================================

                                                                                               Average               Estimated
                                                                  Total                     Interest Rate            Fair Value
===============================================================================================================================
Assets:
Loans                                                           $786,411                        7.39%                 $811,300
Securities                                                        38,026                        6.29                    38,000
Other                                                             21,697                        6.11                    21,700
Liabilities:
Deposits                                                         550,650                        4.11                   552,800
FHLB advances and securities sold under
  agreement to repurchase                                        213,607                        5.73                   215,300
===============================================================================================================================

Liquidity

The Bank has no regulatory mandated minimum liquidity requirements. Management's intention is to maintain average short-term liquid assets each quarter of 3.0 percent of net withdrawable deposit accounts, plus borrowings payable in one year or less. The Bank's short-term liquidity ratio was 4.40 percent and 7.32 percent at December 31, 1998 and December 31, 1997, respectively. Although the liquidity ratio fluctuates, the ratio has been consistently maintained above minimum targeted levels.

      The Bank's principal sources of funds are deposits, principal and interest payments on loans, sale of loans, maturities of securities, securities available for sale and FHLB advances. All of the securities held in portfolio are available for sale, thereby increasing the Bank's flexibility with respect to such securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, general economic conditions and competition.

Capital Resources

The Bank is subject to capital asset requirements in accordance with Bank regulations. Community First Bank's regulatory capital ratios are well in excess of minimum capital requirements specified by federal banking regulations. The Bank's tangible, core and risk-based capital ratios were 7.6 percent, 7.6 percent and 14.1 percent, respectively, at December 31, 1998.

      The Corporation's cash dividend policy is continually reviewed by management and the Board of Directors. The Corporation currently intends to continue its policy of paying quarterly dividends; however, such payments will depend upon a number of factors, including capital requirements, regulatory limitations, the Corporation's financial condition and results of operation and the Bank's ability to pay dividends to the Corporation. Presently, the Corporation has no significant source of income other than dividends from the Bank. Consequently, the Corporation depends upon dividends from the Bank to accumulate earnings for payment of cash dividends to its stockholders.

      The Corporation's Board of Directors declared a 10 percent stock dividend on May 19, 1998. The additional shares, as a result of the dividend, were distributed on June 12, 1998 to stockholders of record as of May 29, 1998. Although the stock dividend represents a component of the Corporation's established dividend practices and the Corporation intends to issue similar dividends in the future, such declarations will depend on several factors similar to cash dividends.

      During April 1998, the Corporation's Board of Directors approved an extension of the April 1997 stock repurchase program pursuant to which the Corporation may repurchase up to 5 percent or 426,525 shares of CFSB Bancorp, Inc. common stock. Through December 31, 1998, the Corporation repurchased 399,722 shares of CFSB Bancorp, Inc. common stock on the open market for $8.6 million, or at an average purchase price of $21.53 per share. The program was extended to April 1999 to allow the Corporation an opportunity to repurchase the remaining 26,803 shares under the 1997 program.

Year 2000

The Year 2000 issue refers to potential problems with computer systems or any equipment with computer chips that store the year portion of the date as just two digits. Systems using this two-digit approach may not be able to determine whether 00 represents the year 2000 or 1900. The problem, if not corrected, may make those systems fail or allow them to generate incorrect calculations causing a disruption of normal operations.

      In 1998, a comprehensive project plan to address the Year 2000 issue, as it relates to the Corporation, was developed, approved by the Board of Directors and implemented. The scope of the plan includes five phases: Awareness, Assessment, Renovation, Validation and Implementation, as defined by federal banking regulatory agencies. A project team that consists of key members of the technology staff, representatives of functional business units, and senior management was developed. Additionally, the Director of Operations, a member of senior management, serves as the Year 2000 project manager and regularly reports to the Board of Directors.

         An assessment of the impact of the Year 2000 issue on the Corporation's computer systems has been completed. The scope of the project also includes other operational and environmental systems since they may be impacted if embedded computer chips control the functionality of those systems. From this assessment, the Corporation identified and prioritized those systems deemed to be mission critical or those that have significant impact on normal operations.

      The Corporation is progressing with the Renovation, Validation and Implementation phases of the project plan. The Corporation relies on third party vendors and service providers for its data processing capabilities and to maintain its computer systems. Formal communications with these providers and other external counterparties were initiated in 1998 to assess the Year 2000 readiness of their products and services. Their progress in meeting their targeted schedules is being monitored for any indication that they may not be able to address the problem on a timely basis. Thus far, responses indicate that most of the significant providers currently have compliant versions available or are well into the renovation and testing phases, with completion scheduled for sometime in early 1999. Specifically, the Corporation's core data processing software is provided by an outside vendor, which has certified the software is Year 2000 compliant. The Corporation is using the compliant software and has installed it on a redundant computer for testing, which began in August 1998. The Corporation anticipates completion of testing the software for integration with other third party software in early 1999. Management also anticipates completing testing its remaining internal systems for Year 2000 compliance by March 31, 1999. Year 2000 testing is scheduled for completion on all systems by June 30, 1999. The Corporation can give no guarantee that the systems of these service providers and vendors on which the Corporation's systems rely will be timely renovated.

      Additionally, the Corporation has implemented a plan to manage the potential risk posed by the impact of the Year 2000 issue on its major customers. Formal communications are in process, and the assessment is scheduled to be completed by March 31, 1999.

      The Corporation has completed the development of contingency plans for systems that are determined to be mission critical. These plans include the replacement of vendors or development of alternative systems or processes where systems will not be completed by specified dates. The Corporation formed a task force and is in the process of updating its business resumption plan, with particular emphasis on addressing contingencies associated with systems that are thought to be Year 2000 compliant, but prove not to be at a future date.

      As of December 31, 1998, approximately $700,000 of costs have been incurred in connection with ensuring the Corporation's systems and products are Year 2000 compliant. Management anticipates total costs for Year 2000 implementation will approximate $750,000 to $900,000. These costs are primarily for the replacement of depreciable assets.

      The costs and the timetable in which the Corporation plans to complete the Year 2000 readiness activities are based on management's best estimates, which were derived using numerous assumptions of future events, including the continued availability of certain resources, third party readiness plans, and other factors. The Corporation can make no guarantee that these estimates will be achieved, and actual results could differ from such plans.

Accounting Standards

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires recognition of all derivatives as either assets or liabilities in the statement of financial condition and measurement of those instruments at fair value. The accounting for gains and losses on derivatives depends on the intended use of the derivative. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, with earlier application encouraged. Retroactive application is not permitted. Management has not completed its evaluation of the expected impact of SFAS 133 on the financial condition or operations of the Corporation.

Forward-looking Statements

This report includes forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the economic environment, competition, products and pricing in geographic and business areas in which the Corporation operates, prevailing interest rates, changes in government regulations and policies affecting financial services companies and credit quality and credit risk management. CFSB Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

                                                    INDEPENDENT AUDITORS' REPORT

[LOGO]
KPMG LLP

The Board of Directors and Stockholders
CFSB Bancorp, Inc.:

We have audited the consolidated statements of financial condition of CFSB Bancorp, Inc., and subsidiary ("Corporation") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFSB Bancorp, Inc., and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Lansing, Michigan
January 19, 1999
Except as to Note 23, which is as of February 24, 1999

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
CFSB Bancorp, Inc., and Subsidiary

December 31,                                          1998             1997
================================================================================
Assets:
Cash and amounts due from depository
  institutions                                    $ 11,694,940     $  5,188,951
Interest-earning deposits with
  Federal Home Loan Bank and
  other depository institutions,
  at cost, which approximate market                 10,246,287       13,300,543
Investment securities available
  for sale, at fair value                           22,018,800       26,079,688
Mortgage-backed securities available
  for sale, at fair value                           16,006,538       21,597,690
Loans receivable, net                              786,411,364      754,806,061
Accrued interest receivable, net                     4,380,539        4,910,200
Real estate, net                                       979,838               --
Premises and equipment, net                         10,345,702       10,457,180
Stock in Federal Home Loan Bank
  of Indianapolis, at cost                          11,450,700       11,423,100
Other assets                                         6,812,007        5,124,500
--------------------------------------------------------------------------------
    Total assets                                  $880,346,715     $852,887,913
================================================================================
Liabilities and Stockholders' Equity:
Liabilities:
  Deposits                                        $586,707,413     $562,412,067
  Advances from Federal Home Loan Bank
    and securities sold under agreement
    to repurchase                                  213,607,417      212,692,934
  Advance payments by borrowers for
    taxes and insurance                              1,345,619        1,454,316
  Accrued interest payable                           2,760,854        3,043,923
  Federal income taxes payable                         850,629          556,315
  Other liabilities                                  5,797,462        5,193,568
--------------------------------------------------------------------------------
    Total liabilities                              811,069,394      785,353,123
--------------------------------------------------------------------------------
Stockholders' Equity:
Serial preferred stock, $0.01 par value;
  authorized 2,000,000 shares;
  issued - none                                             --               --
Common stock, $0.01 par value;
  authorized 15,000,000 shares;
  issued 8,173,517 shares in 1998,
  and 7,655,466 shares in 1997                          81,735           76,555
Additional paid-in capital                          63,770,944       48,377,350
Retained income - substantially restricted           5,464,366       20,011,874
Accumulated other comprehensive income                 269,897          312,597
Employee Stock Ownership Plan                          (74,387)        (227,522)
Treasury stock, at cost 10,449 shares - 1998,
  and 52,787 shares - 1997                            (235,234)      (1,016,064)
--------------------------------------------------------------------------------
    Total stockholders' equity                      69,277,321       67,534,790
--------------------------------------------------------------------------------
Commitments and contingent liabilities                      --               --
    Total liabilities and stockholders' equity    $880,346,715     $852,887,913
================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                              CFSB Bancorp, Inc., and Subsidiary

Years Ended December 31,                                  1998              1997               1996
======================================================================================================
Interest Income:
Loans receivable                                      $ 58,166,166     $ 57,570,229       $ 51,612,087
Mortgage-backed securities                               1,415,333        1,768,498          2,341,727
Investment securities                                    1,006,813        1,688,983          2,188,967
Other                                                    1,973,311        1,473,760          1,259,274
------------------------------------------------------------------------------------------------------
    Total interest income                               62,561,623       62,501,470         57,402,055
------------------------------------------------------------------------------------------------------
Interest Expense:
Deposits, net                                           24,767,702       24,477,571         23,837,494
Federal Home Loan Bank advances and securities
  sold under agreement to repurchase                    11,833,340       12,654,049         10,660,383
------------------------------------------------------------------------------------------------------
    Total interest expense                              36,601,042       37,131,620         34,497,877
------------------------------------------------------------------------------------------------------
    Net interest income before provision
      for loan losses                                   25,960,581       25,369,850         22,904,178
Provision for loan losses                                  390,000          360,000            240,000
------------------------------------------------------------------------------------------------------
    Net interest income after provision
      for loan losses                                   25,570,581       25,009,850         22,664,178
------------------------------------------------------------------------------------------------------
Noninterest Income:
Service charges and other fees                           5,041,102        4,296,132          3,449,537
Loan servicing income                                      208,076          305,174            399,446
Losses on sales of investment securities
  available for sale, net                                       --          (31,372)           (64,188)
Gains on sales of mortgage-backed securities
  available for sale, net                                    2,362            2,051                 --
Gains on sales of loans, net                             1,609,982          642,876            256,343
Real estate operations, net                                 29,467          (50,121)           (60,000)
Gains on sales of branches, net                            272,793          505,698                 --
Other, net                                               1,145,363          730,168            260,529
------------------------------------------------------------------------------------------------------
    Total noninterest income                             8,309,145        6,400,606          4,241,667
------------------------------------------------------------------------------------------------------
Noninterest Expense:
Compensation, payroll taxes, and fringe benefits         8,993,572        8,426,696          8,010,714
Office occupancy and equipment                           2,194,540        2,384,424          2,609,958
Federal insurance premiums                                 346,042          354,007          1,150,117
FDIC special assessment                                         --               --          3,355,000
Marketing                                                  701,081          808,823            792,083
Data processing                                            521,543          454,099            365,704
Other, net                                               3,466,916        3,333,879          2,739,977
------------------------------------------------------------------------------------------------------
    Total noninterest expense                           16,223,694       15,761,928         19,023,553
------------------------------------------------------------------------------------------------------
    Income before federal income tax expense            17,656,032       15,648,528          7,882,292
Federal income tax expense                               5,812,000        4,976,000          2,435,000
------------------------------------------------------------------------------------------------------
    Net income                                        $ 11,844,032     $ 10,672,528       $  5,447,292
======================================================================================================
Earnings Per Share:
Basic                                                 $       1.44     $       1.26       $       0.62
Diluted                                                       1.38             1.22               0.60
======================================================================================================
Dividends per share                                           0.51             0.38               0.25
======================================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
CFSB Bancorp, Inc., and Subsidiary

Years Ended December 31, 1998, 1997 and 1996

====================================================================================================================================
                                                                                                          Accumulated
                                                                                                             Other        Total
                                         Common     Additional       Retained   Commitment     Treasury  Comprehensive Stockholders'
                                          Stock   Paid-in Capital     Income   for ESOP Debt    Stock        Income       Equity
====================================================================================================================================
Balance at December 31, 1995          $    67,777   $34,366,570   $ 29,852,980   $(691,294)  $  (924,673)   $ 71,661   $62,743,021

Net income for the year 1996                   --            --      5,447,292          --            --          --     5,447,292
Change in net unrealized gain on
  securities, net                              --            --             --          --            --     142,933       142,933
                                                                                                                       -----------
Total comprehensive income                                                                                               5,590,225

10% common stock dividend                   4,967     6,969,800     (8,980,475)         --     1,995,912          --        (9,796)
Treasury stock purchased                       --            --             --          --    (4,089,237)         --    (4,089,237)
Stock options exercised                        --            --       (283,171)         --       397,845          --       114,674
Repayment of ESOP debt                         --            --             --     231,886            --          --       231,886
Cash dividends on common stock -
  $0.25 per share                              --            --     (2,173,026)         --            --          --    (2,173,026)
Tax benefit of ESOP dividends                  --        28,730             --          --            --          --        28,730
Tax benefit associated with exercise
  of stock options                             --        33,550             --          --            --          --        33,550
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996               72,744    41,398,650     23,863,600    (459,408)   (2,620,153)    214,594    62,470,027

Net income for the year 1997                   --            --     10,672,528          --            --          --    10,672,528
Change in net unrealized gain on
  securities, net                              --            --             --          --            --      98,003        98,003
                                                                                                                       -----------
Total comprehensive income                                                                                              10,770,531

10% common stock dividend                   3,811     6,985,791    (11,063,418)         --     4,062,759          --       (11,057)
Cash value of fractional shares
  on stock split                               --        (7,091)            --          --            --          --        (7,091)
Treasury stock purchased                       --            --             --          --    (2,777,983)         --    (2,777,983)
Stock options exercised                        --            --       (214,148)         --       319,313          --       105,165
Repayment of ESOP debt                         --            --             --     231,886            --          --       231,886
Cash dividends on common
  stock - $0.38 per share                      --            --     (3,246,688)         --            --          --    (3,246,688)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997               76,555    48,377,350     20,011,874    (227,522)   (1,016,064)    312,597    67,534,790

Net income for the year 1998                   --            --     11,844,032          --            --          --    11,844,032
Change in net unrealized gain on
  securities, net                              --            --             --          --            --     (42,700)      (42,700)
                                                                                                                       -----------
Total comprehensive income                                                                                              11,801,332

10% common stock dividend                   5,180    15,300,221    (21,530,994)         --     6,210,476          --       (15,117)
Treasury stock purchased                       --            --             --          --    (6,317,707)         --    (6,317,707)
Stock options exercised                        --            --       (702,861)         --       888,061          --       185,200
Repayment of ESOP debt                         --            --             --     153,135            --          --       153,135
Cash dividends on common
  stock - $0.51 per share                      --            --     (4,157,685)         --            --          --    (4,157,685)
Tax benefit associated with
  exercise of stock options                    --        93,373             --          --            --          --        93,373
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998          $    81,735   $63,770,944   $  5,464,366   $ (74,387)  $  (235,234)   $269,897   $69,277,321
====================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              CFSB Bancorp, Inc., and Subsidiary

Years Ended December 31,                                             1998                1997                1996
=========================================================================================================================
Cash Flows From Operating Activities:
Net income                                                      $  11,844,032       $  10,672,528       $   5,447,292
Adjustments to reconcile net income to net
    cash provided by operating activities:
  Depreciation and amortization                                     1,063,859           1,347,691           1,605,669
  Provision for loan losses                                           390,000             360,000             240,000
  Provision for real estate losses                                         --              45,000              60,000
  Net amortization of premiums and accretion
    of discounts                                                      (81,690)            165,158             370,832
  Loans originated for sale                                       (64,993,732)        (20,424,389)        (25,856,898)
  Proceeds from sales of loans originated for sale                 65,726,441          18,650,496          24,219,028
  Net gains on sales of loans and securities                       (1,612,344)           (613,555)           (192,155)
  Net gains on sales of real estate owned                             (40,470)                 --                  --
  Net (gains) losses on sales and disposals of
    premises and equipment                                           (279,569)           (491,675)             83,101
  Increase (decrease) in deferred loan fees                          (698,936)           (353,731)            198,518
  Decrease (increase) in accrued interest receivable                  529,661            (560,960)            533,993
  Increase in deferred federal income tax benefit                    (345,688)                 --             (65,000)
  Increase (decrease) in accrued interest payable                    (283,069)         (1,189,876)            759,736
  Increase (decrease) in federal income taxes payable                 387,687            (183,927)            273,902
  Increase (decrease) in other liabilities                            609,819             291,539            (192,161)
  Decrease (increase) in other assets                              (1,156,893)            (66,566)          1,660,411
-------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                      11,059,108           7,647,733           9,146,268
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
Purchases of investment securities available for sale             (19,774,075)        (24,018,281)        (20,060,266)
Proceeds from sales of investment securities
  available for sale                                                       --          20,037,695          23,135,173
Principal repayments and maturities of investment
  securities available for sale                                    24,000,000           9,000,000          20,420,000
Loan originations (net of undisbursed loans in process)          (262,256,062)       (185,621,409)       (200,744,785)
Loans purchased                                                   (71,153,756)        (27,847,054)        (31,733,987)
Proceeds from sales of loans                                       66,746,891          28,439,980           7,853,490
Principal repayments on loans                                     234,894,592         149,524,869         118,078,242
Purchases of mortgage-backed securities available for sale           (510,969)                 --                  --
Principal repayments and maturities on mortgage-
  backed securities available for sale                              5,955,908           5,571,279           2,271,581
Principal repayments and maturities on mortgage-
  backed securities held to maturity                                       --                  --           5,967,777
Proceeds from sales, redemptions, and settlements
  of real estate owned, net                                           247,475             723,716             497,637
Purchases of premises and equipment                                (1,372,088)         (1,706,796)         (1,456,346)
Proceeds from sales and disposals of premises
  and equipment                                                       699,276           1,378,799               5,524
Purchases of Federal Home Loan Bank stock                             (27,600)           (791,100)         (2,095,200)
-------------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                         (22,550,408)        (25,308,302)        (77,861,160)
-------------------------------------------------------------------------------------------------------------------------

CFSB Bancorp, Inc., and Subsidiary

Years Ended December 31,                                       1998                1997                1996
===================================================================================================================
Cash Flows From Financing Activities:
Net increase in deposits                                  $  24,295,346       $   8,838,066       $  25,757,823
Stock options exercised                                         185,200             105,165             114,674
Purchases of treasury stock                                  (6,317,707)         (2,777,983)         (4,089,237)
Net increase (decrease) in advance payments
  by borrowers for taxes and insurance                         (108,697)             97,809              75,464
Federal Home Loan Bank advance repayments                  (111,985,061)       (110,885,770)        (98,262,720)
Federal Home Loan Bank advances                             111,127,509         120,939,381         140,252,667
Securities sold under agreement to repurchase                 1,772,035                  --                  --
Dividends paid on common stock                               (4,025,592)         (2,916,568)         (2,107,991)
-------------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                14,943,033          13,400,100          61,740,680
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents          3,451,733          (4,260,469)         (6,974,212)
Cash and cash equivalents at beginning of period             18,489,494          22,749,963          29,724,175
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                $  21,941,227       $  18,489,494       $  22,749,963
===================================================================================================================
Supplemental Disclosures of Cash Flow Information:
Cash paid for:
  Interest expense                                        $  36,884,111       $  38,321,496       $  33,738,141
  Federal income taxes                                        5,770,000           5,170,000           2,450,000
Transfers of loans to real estate owned                       1,186,843             672,078             342,408
Transfers of loans to repossessed property and
  accounts receivable                                           162,398             150,611              69,673
Loans charged off                                               167,493             247,432              76,528
Loans to facilitate the sale of real estate owned                    --                  --             279,700
Transfers of mortgage-backed securities to
  available-for-sale classification                                  --                  --          28,553,035
===================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                              CFSB Bancorp, Inc., and Subsidiary

December 31, 1998

(1) SIGNIFICANT ACCOUNTING POLICIES

Business

CFSB Bancorp, Inc. is a unitary savings and loan holding company whose principal business is conducted through its subsidiary Community First Bank. Community First Bank (the Bank) is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Bank's primary market area is the greater Lansing, Michigan area, which is comprised of the tri-county area of Clinton, Eaton and Ingham counties, and the western townships of Shiawassee County and Ionia County.

Principles of Consolidation

CFSB Bancorp, Inc. (the Corporation), is the holding company for Community First Bank, a state chartered stock savings bank. Substantially all of the Corporation's assets are currently held in, and operations conducted through its sole subsidiary, Community First Bank.

      The consolidated financial statements include the accounts and transactions of CFSB Bancorp, Inc. and its wholly owned subsidiary, Community First Bank; and the Bank's wholly owned subsidiaries Community First Mortgage Corporation and Capitol Consolidated Financial Corporation (Capitol Consolidated); and Capitol Consolidated's wholly owned subsidiary, Allegan Insurance Agency, doing business as Community First Insurance and Investment Services. Intercompany transactions and account balances are eliminated.

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

Investment and Mortgage-Backed Securities

Investment and mortgage-backed securities available for sale represent those securities not classified as held-to-maturity. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Gains and losses on the sale of securities are determined using the specific-identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income using the effective-interest method over the period to maturity.

Loans Receivable

Loans receivable, which the Corporation has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at their outstanding unpaid principal balances, net of any undistributed portion of loans in process, net deferred origination fees, and the allowance for loan losses.

Loan Origination Fees

Loan origination fees, net of certain loan origination costs, are deferred and recognized over the lives of the related loans as an adjustment to the yield. When loans are sold, any remaining unamortized deferred fees are recognized as an adjustment of gain (loss) on sale of loans.

      Loan origination fees charged on adjustable-rate mortgages are generally deemed to be adjustments to the first adjustment period yield of the mortgage, to the extent the interest rate during the first adjustment period on the mortgage is less than the index rate plus the contractual spread.

CFSB Bancorp, Inc., and Subsidiary

(1) SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Nonaccrual Assets

Nonaccrual assets are comprised of loans where the accrual of interest has been discontinued, loans on which the terms have been renegotiated to less than market rates as a result of a serious weakening of the borrower's financial condition, and real estate which has been acquired primarily through foreclosure and is awaiting disposition.

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

Allowance for Losses on Loans and Real Estate

Provisions for losses on loans and real estate are charged to operations based upon management's evaluation of potential losses in the portfolio. In addition to providing reserves on specific assets where a decline in value has been identified, general provisions for losses are established based upon the overall portfolio composition and general market conditions. In establishing both specific and general valuation allowances, management reviews individual loans, recent loss experience, current economic conditions, the overall balance and composition of the portfolio and such other factors which, in management's judgment, deserve recognition in estimating possible losses.

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

                                              CFSB Bancorp, Inc., and Subsidiary

(1) SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

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

      Mortgage servicing rights are periodically evaluated for impairment. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its fair value, and is recognized through a valuation allowance. Estimates of fair value include assumptions about prepayment, default and interest rates and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

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

Premises and Equipment

Office property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of office properties and equipment are charged to operations on a straight-line basis over the estimated useful lives of the related assets.

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

CFSB Bancorp, Inc., and Subsidiary

(1) SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Comprehensive Income

The Corporation adopted FASB Statement No. 130, Reporting Comprehensive Income (SFAS 130), effective January 1, 1998. SFAS 130 establishes standards for reporting and displaying comprehensive income and its components, including but not limited to unrealized gains or losses on securities available for sale, in the financial statements. Prior period amounts have been reclassified in the financial statements.

      Amounts reclassified from net income to comprehensive income for the years ended December 31 are as follows:

Years Ended December 31,                              1998                            1997                        1996
====================================================================================================================================
                                               Tax                             Tax                          Tax
                                             Expense   Reclassification      Expense   Reclassification   Expense   Reclassification
====================================================================================================================================
Change in unrealized holding gains
  arising during period, net of tax          $  22,529    $(42,700)         $(59,197)      $114,911       $(20,599)     $ 39,987
Add: reclassification adjustment for
  realized gain included in net
  income, net of tax                                --          --             8,710        (16,908)       (53,032)      102,946
------------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income for the year                  $ (42,700)                        $ 98,003                     $142,933
====================================================================================================================================

Statement of Cash Flows

For the purpose of presentation in the consolidated statement of cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-earning deposits with the Federal Home Loan Bank and other depository institutions.

Stock-Based Compensation

FASB SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Bank has chosen to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Pension and Other Postretirement Plans

On January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 132, Employers' Disclosures about Pension and Other Postretirement Benefits. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans.

Stock Dividend and Split

The Corporation's Board of Directors declared a 10 percent stock dividend on May 19, 1998. The additional shares as a result of the dividend were distributed on June 12, 1998 to stockholders of record as of May 29, 1998. Common shares outstanding, per common share amounts and price per common share have been restated for all periods presented to give retroactive effect to the stock dividend.

Reclassifications

Certain prior years' financial statement amounts have been reclassified to conform to the current year financial statement presentation.

                                              CFSB Bancorp, Inc., and Subsidiary

(2) RESTRICTIONS ON CASH AND AMOUNTS DUE FROM DEPOSITORY INSTITUTIONS

The Bank is required to maintain certain daily reserve balances in accordance with Federal Reserve Board requirements. The reserve balances maintained in accordance with such requirements were $2,862,000 and $1,754,000 at December 31, 1998 and 1997, respectively.

(3) INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

December 31,                                                         1998                               1997
--------------------------------------------------------------------------------------------------------------------------
                                                      Amortized Cost      Fair Value       Amortized Cost    Fair Value
==========================================================================================================================
United States government and agency obligations:
  Maturing within one year                              $        --       $        --       $24,000,000      $24,053,125
Federal agency obligations:
  Maturing within one year                                9,855,892         9,849,000                --               --
  Maturing from one to five years                        12,000,000        12,169,800         2,000,000        2,026,563
--------------------------------------------------------------------------------------------------------------------------
                                                         21,855,892        22,018,800         2,000,000        2,026,563
--------------------------------------------------------------------------------------------------------------------------
                                                        $21,855,892       $22,018,800       $26,000,000      $26,079,688
==========================================================================================================================
Weighted average interest rate                                        5.31%                             6.02%
==========================================================================================================================

      Unrealized gains and losses on investment securities available for sale are summarized as follows:

December 31,                                        1998                                  1997
----------------------------------------------------------------------------------------------------------------
                                          Gross               Gross             Gross               Gross
                                     Unrealized Gains   Unrealized Losses   Unrealized Gains   Unrealized Losses
================================================================================================================
United States government and
  agency obligations                    $     --            $     --           $ 54,688           $  1,563
Federal agency obligations               169,800               6,892             26,563                 --
----------------------------------------------------------------------------------------------------------------
                                        $169,800            $  6,892           $ 81,251           $  1,563
================================================================================================================

      Proceeds from sales of investment securities available for sale during the years ended December 31, 1998, 1997, and 1996 were $0, $20,037,695 and
$23,135,173, respectively. Gross gains of $0, $19,659 and $43,207, and gross losses of $0, $51,031 and $107,395, were realized on those sales during 1998, 1997, and 1996, respectively.

      Expected maturities may differ from the contractual maturities above because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. During the years ended December 31, 1997 and 1996, call provisions were exercised on $5,000,000 and $4,295,000, respectively, of investment securities available for sale. No gains or losses were recognized during the respective periods. There were no call provisions exercised on investment securities available for sale during 1998.

      Accrued interest receivable related to investment securities approximated $63,000 and $627,000 at December 31, 1998 and 1997, respectively.

      At December 31, 1998, the Bank had no commitments to purchase or sell investment securities.

      Investment securities carried at fair value of $2,272,000 and $502,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and repurchase agreements.

CFSB Bancorp, Inc., and Subsidiary

(4) MORTGAGE-BACKED SECURITIES

Mortgage-backed securities available for sale consist of the following:

December 31,                                              1998                               1997
----------------------------------------------------------------------------------------------------------------
                                            Amortized Cost      Fair Value      Amortized Cost     Fair Value
================================================================================================================
Federal Home Loan Mortgage Corporation
  participation certificates                  $11,536,077       $11,791,572       $15,711,732      $16,137,553
Fannie Mae guaranteed mortgage
  pass-through certificates                     2,446,839         2,436,840         2,308,037        2,275,221
Government National Mortgage Association
  modified pass-through certificates               18,927            18,927            45,208           46,338
Conventional pass-through certificates          1,759,199         1,759,199         3,138,769        3,138,578
----------------------------------------------------------------------------------------------------------------
                                              $15,761,042       $16,006,538       $21,203,746      $21,597,690
================================================================================================================
Weighted average interest rate                            7.82%                               8.00%
================================================================================================================

Unrealized gains and losses on mortgage-backed securities available for sale are summarized as follows:

December 31,                                                    1998                                     1997
----------------------------------------------------------------------------------------------------------------------------
                                                     Gross                Gross              Gross                Gross
                                                Unrealized Gains    Unrealized Losses   Unrealized Gains   Unrealized Losses
============================================================================================================================
Federal Home Loan Mortgage Corporation
  participation certificates                        $258,874            $  3,379            $494,651            $ 68,830
Fannie Mae guaranteed mortgage
  pass-through certificates                            1,697              11,696                 409              33,225
Government National Mortgage Association
  modified pass-through certificates                      --                  --               1,130                  --
Conventional pass-through certificates                    --                  --                  --                 191
----------------------------------------------------------------------------------------------------------------------------
                                                    $260,571            $ 15,075            $496,190            $102,246
============================================================================================================================

      There were no sales of mortgage-backed securities during the years ended December 31, 1998, 1997 and 1996.

      During the years ended December 31, 1998 and 1997, call provisions were exercised on $345,952 and $380,544 of mortgage-backed securities available for sale. Gross gains of $2,362 and $2,051 were recognized during the respective periods. There were no call provisions exercised on mortgage-backed securities available for sale during 1996.

      Accrued interest receivable on mortgage-backed securities was approximately $181,000 and $250,000 at December 31, 1998 and 1997, respectively.

      The cost of mortgage-backed securities at December 31, 1998 and 1997 included net unamortized premiums of $10,842 and $0, respectively.

      Variable-rate mortgage-backed securities approximated $7,358,000 and $9,681,000, with weighted average rates of 7.09 percent and 7.29 percent, at December 31, 1998 and 1997, respectively.

      At December 31, 1998, the Bank had no commitments to buy or sell mortgage-backed securities.

      Mortgage-backed securities carried at fair value of $837,000 and $1,144,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and other liabilities.

                                              CFSB Bancorp, Inc., and Subsidiary

(5) LOANS RECEIVABLE

Loans receivable consist of the following:

December 31,                                       1998                 1997
================================================================================
First mortgage:
  One-to-four family residential               $609,446,769        $585,266,880
  Income-producing property                      38,318,190          44,580,004
  FHA-insured and VA-partially guaranteed        10,875,736           7,607,118
  Construction and development:
    One-to-four family residential               37,927,357          34,821,124
    Income-producing property                    30,965,138          32,648,987
--------------------------------------------------------------------------------
                                                727,533,190         704,924,113
Second mortgage                                     641,716             549,105
Other loans:
  Land contract                                     118,855             149,095
  Auto                                           10,625,602          10,218,761
  Commercial                                      8,218,152           5,087,147
  Educational                                     1,164,404           1,347,731
  Marine                                          1,314,084           1,349,584
  Home equity                                    42,195,001          42,281,117
  Mobile home                                       800,700           1,099,038
  Other                                          12,104,063           8,037,676
--------------------------------------------------------------------------------
                                                 76,540,861          69,570,149
--------------------------------------------------------------------------------
                                                804,715,767         775,043,367
Less:
  Undistributed portion of loans in process     (12,811,625)        (14,408,253)
  Deferred origination fees                        (488,630)         (1,098,646)
  Allowance for losses on loans                  (5,004,148)         (4,730,407)
--------------------------------------------------------------------------------
                                               $786,411,364        $754,806,061
================================================================================
Weighted average interest rate                         7.39%               7.71%
================================================================================

      Accrued interest receivable on loans, net of the allowance for uncollectible interest, approximated $4,099,000 and $3,986,000 at December 31, 1998 and 1997, respectively.

      The Corporation had approximately $611,000 and $883,000 of nonaccruing loans as of December 31, 1998 and 1997, respectively. Interest received and included as income on these loans for the years ended December 31, 1998, 1997 and 1996, was $27,000, $46,000 and $118,000, respectively. The Corporation would have recorded $25,000, $32,000 and $46,000 of additional interest income on these nonaccrual loans for the years ended December 31, 1998, 1997 and 1996, respectively, if these loans had been current in accordance with their original terms and had been outstanding throughout the periods or since origination.

CFSB Bancorp, Inc., and Subsidiary

(5) LOANS RECEIVABLE - CONTINUED

      There were no impaired loans as defined by SFAS 114 at December 31, 1998 and 1997. Impaired loans at December 31, 1996 totaled $554,000, and included one income-producing property loan and three commercial business loans. The Corporation's nonaccrual loans include residential mortgage and consumer installment loans, for which SFAS 114 does not apply. The Corporation's respective average investment in impaired loans was $265,000, $112,000 and $559,000 during 1998, 1997 and 1996, respectively. Interest income recognized on impaired loans during 1998, 1997 and 1996 totaled $25,000, $1,000 and $27,000, respectively. Impaired loans had specific allocations of the allowance for loan losses in accordance with SFAS 114 approximating $0, $0 and $150,000 at December 31, 1998, 1997 and 1996, respectively.

      The Corporation had no troubled debt restructured loans at December 31, 1998 and 1997.

      Included in one-to-four family residential, first-mortgage loans were approximately $318,900,000 and $407,000,000 of adjustable-rate mortgages at December 31, 1998 and 1997, respectively.

      Included in income-producing property loans were approximately $34,700,000 and $44,500,000 of adjustable-rate mortgages at December 31, 1998 and 1997, respectively.

      The Corporation serviced loans for others of approximately $241,700,000, $180,200,000 and $156,600,000 at December 31, 1998, 1997 and 1996, respectively.

      The balance of loans serviced for others at December 31, 1998 and 1997 with capitalized originated mortgage servicing rights approximated $174,900,000 and $73,300,000, respectively. At December 31, 1998 and 1997, capitalized originated mortgage servicing rights had a book value of $1,047,000 and $402,000 and fair value of approximately $1,700,000 and $700,000, respectively. No valuation allowances for capitalized originated mortgage servicing rights were considered necessary as of December 31, 1998 or 1997.

      The Corporation had commitments to originate the following mortgage loans at December 31, 1998:

                                                Amount     Weighted Average Rate
================================================================================
Residential fixed-rate                       $64,431,000          6.94%
Residential adjustable-rate                   15,582,000          6.91
Income-producing property, fixed-rate          1,650,000          7.44
Income-producing property, adjustable-rate     2,400,000          8.25
--------------------------------------------------------------------------------
                                             $84,063,000          6.98%
================================================================================

      The Corporation had commitments to sell one-to-four family residential, fixed-rate mortgage loans of $13,886,000 at December 31, 1998. As of December 31, 1998, the Corporation had no commitments to buy mortgage loans. As of year-end 1998, $6,583,000 of one-to-four family residential, fixed-rate mortgage loans were held for sale. Loans held for sale, after consideration of the aforementioned commitments, were valued at the lower-of-cost or market, as determined on an aggregate basis.

                                              CFSB Bancorp, Inc., and Subsidiary

(6) CONCENTRATION OF CREDIT RISK

The Corporation considers its primary market area for lending and savings activities to be the greater Lansing area in mid-Michigan. The Corporation's one-to-four family residential real estate loans totaled $658,250,000 and $627,700,000 at December 31, 1998 and 1997, respectively, and included $497,800,000 and $498,500,000 of originated loans, respectively. Substantially all of the originated loans were on properties located in Michigan. Of the purchased loans which were serviced by other institutions at December 31, 1998, $40,000,000 $104,200,000, and $16,200,000 represented loans on properties located in Michigan, Texas and other states, respectively. Substantially all of the Corporation's income-producing property and consumer loans are based in Michigan. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contractual obligations is reliant upon the economic stability of the area. The greater Lansing area is a diversified market with a strong service sector and, to a lesser extent, trade and manufacturing sectors. The three major employers in the area are the State of Michigan, General Motors and Michigan State University. The Corporation is not dependent upon any single industry or business for its banking opportunities.

      Collateral securing the Corporation's income-producing loan portfolio consists of the following property types:

December 31,                                        1998                 1997
================================================================================
Apartments                                      $24,075,353          $35,466,164
Office buildings                                 15,388,054           16,068,170
Restaurants and motels                            3,513,726            3,808,960
Retail centers                                    4,545,032            5,448,099
Residential land development                     11,791,400            6,683,685
Residential and condominiums                      5,941,689            5,309,418
Other                                             4,028,074            4,444,494
--------------------------------------------------------------------------------
                                                $69,283,328          $77,228,990
================================================================================

(7) REAL ESTATE

Real estate held by the Corporation is summarized as follows:

December 31,                                           1998              1997
================================================================================
Real estate in judgment, subject to redemption      $  753,347        $  11,455
Real estate acquired through foreclosure               311,674          141,172
--------------------------------------------------------------------------------
                                                     1,065,021          152,627
Less: Allowance for losses                             (85,183)        (152,627)
--------------------------------------------------------------------------------
                                                    $  979,838        $      --
================================================================================

      The following is a summary of the results of real estate operations for the years indicated:

Years Ended December 31,                           1998       1997       1996
================================================================================
Income from sales of real estate acquired
  through foreclosure, net                       $ 72,044   $     --   $     --
Provision for losses on real estate                    --    (45,000)   (60,000)
Real estate expenses                              (42,577)    (5,121)        --
--------------------------------------------------------------------------------
                                                 $ 29,467   $(50,121)  $(60,000)
================================================================================

CFSB Bancorp, Inc., and Subsidiary

(8) ALLOWANCE FOR LOSSES ON LOANS AND REAL ESTATE

The following is a summary of the allowance for losses on loans and real estate:

                                              Loans         Real Estate         Total
==========================================================================================
Balance at December 31, 1995              $ 4,363,139       $   223,577     $ 4,586,716
Provision for losses                          240,000            60,000         300,000
Losses charged against the allowance          (76,528)         (187,214)       (263,742)
Recoveries of losses                           36,983           115,796         152,779
------------------------------------------------------------------------------------------
Balance at December 31, 1996                4,563,594           212,159       4,775,753
Provision for losses                          360,000            45,000         405,000
Losses charged against the allowance         (247,432)         (247,080)       (494,512)
Recoveries of losses                           54,245           142,548         196,793
------------------------------------------------------------------------------------------
Balance at December 31, 1997                4,730,407           152,627       4,883,034
Provision for losses                          390,000                --         390,000
Losses charged against the allowance         (167,493)          (67,444)       (234,937)
Recoveries of losses                           51,234                --          51,234
------------------------------------------------------------------------------------------
Balance at December 31, 1998              $ 5,004,148       $    85,183     $ 5,089,331
==========================================================================================

(9) PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation and are summarized by major classification as follows:

December 31,                                        1998                1997
================================================================================
Land                                           $  2,845,423        $  2,873,424
Office buildings and improvements                11,251,836          12,009,627
Furniture, fixtures, and equipment                9,640,835           9,155,258
--------------------------------------------------------------------------------
                                                 23,738,094          24,038,309
Less: Accumulated depreciation                  (13,392,392)        (13,581,129)
--------------------------------------------------------------------------------
                                               $ 10,345,702        $ 10,457,180
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

                                              CFSB Bancorp, Inc., and Subsidiary

(11) DEPOSITS

Deposits represented by various types of programs are presented below:

December 31,                                   1998                               1997
-----------------------------------------------------------------------------------------------------
                                      Weighted                           Weighted
                                    Average Rate     Amount             Average Rate      Amount
=====================================================================================================
Regular savings                        2.00%      $ 66,462,778              2.16%     $ 63,069,112
Money market savings                   4.94         25,369,404              5.80        21,943,735
Consumer checking                      1.66        113,385,403              1.77        93,339,386
Commercial checking                      --         10,631,394                --         9,616,043
Money market checking                  3.42         50,121,679              3.81        50,099,329
-----------------------------------------------------------------------------------------------------
                                       2.32        265,970,658              2.60       238,067,605
Certificates of deposit                5.60        320,736,755              5.83       324,344,462
-----------------------------------------------------------------------------------------------------
    Total deposits                     4.11%      $586,707,413              4.47%     $562,412,067
=====================================================================================================

      Accrued interest payable on deposits approximated $2,189,000 and $2,434,000 at December 31, 1998 and 1997, respectively.

      Contractual maturities of certificates of deposit are as follows:

December 31,                                   1998                               1997
-----------------------------------------------------------------------------------------------------
                                      Weighted                           Weighted
                                    Average Rate     Amount             Average Rate      Amount
=====================================================================================================
Maturing in
  1998                                                                      5.76%     $227,836,887
  1999                                 5.56%      $232,974,637              5.97        60,441,070
  2000                                 5.61         50,548,862              6.15        19,800,311
  2001                                 5.59         14,755,760              5.68         7,403,257
  2002                                 5.99          8,553,018              6.01         8,023,975
  2003                                 5.81         12,714,004              6.42           191,633
  2004 and thereafter                  6.04          1,190,474              5.81           647,329
-----------------------------------------------------------------------------------------------------
                                       5.60%      $320,736,755             5.83%      $324,344,462
=====================================================================================================

      Included in total certificates of deposit as of December 31, 1998 and 1997 are approximately $37,900,00 and $34,000,000, respectively, in certificates of deposit of $100,000 or more in amount, with weighted average interest rates of
5.75 percent and 6.00 percent, respectively. Contractual maturities of certificates of deposit of $100,000 or more in amount outstanding at December 31, 1998 are $6,900,000 within 3 months or less; $9,500,000 within 3 months to 6 months; $12,300,000 within 6 months to 12 months; and $9,200,000 for over 12 months.

      At December 31, 1998, the Corporation had no brokered deposits.

      By regulation, certain penalties are assessed depositors exercising early certificate withdrawal privileges. These penalties are accounted for as offsets to interest expense on deposits in the year they are incurred. Listed below are interest expense and penalties for the years indicated.

Years Ended December 31,                         1998              1997             1996
==============================================================================================
Interest on deposits (net of penalties):
  Savings                                     $ 1,354,826      $ 1,407,554      $ 1,592,132
  Checking                                      4,696,926        4,522,875        3,842,849
  Certificates of deposit                      18,715,950       18,547,142       18,402,513
----------------------------------------------------------------------------------------------
                                              $24,767,702      $24,477,571      $23,837,494
==============================================================================================
Penalties                                     $    88,000      $   121,000      $   102,000
==============================================================================================

CFSB Bancorp, Inc., and Subsidiary

(11) DEPOSITS - CONTINUED

      The Corporation's interest rate exchange agreements were terminated in November 1994. The remainder of the deferred loss was amortized in 1996. The cost of the Corporation's interest rate exchange agreements was $106,927 during the year ended December 31, 1996, and is included above as interest expense on deposits. There were no costs associated with interest rate exchange agreements in 1998 and 1997.

(12) ADVANCES FROM FEDERAL HOME LOAN BANK AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

FHLB advances at December 31, 1998 and 1997 are secured by the Corporation's investment in the stock of the Federal Home Loan Bank of Indianapolis, and substantially all of its first mortgage loans are under a blanket collateral agreement. Maturities and weighted average interest rates are as follows:

December 31,                                  1998                                1997
-----------------------------------------------------------------------------------------------------
                                     Weighted                            Weighted
                                   Average Rate      Amount             Average Rate     Amount
=====================================================================================================
Fixed-rate advances maturing in
  1998                                                                      6.01%     $ 61,357,552
  1999                                 5.86%      $ 22,165,257              6.07        71,165,257
  2000                                 5.82         42,086,995              5.85        27,086,995
  2001                                 5.73         44,295,559              6.59        11,295,559
  2002                                 6.06         54,567,059              6.46        29,567,059
  2003                                 5.31         46,132,512              6.13         1,132,512
  2004 and thereafter                  6.75             88,000              6.75            88,000
-----------------------------------------------------------------------------------------------------
      Total fixed-rate advances        5.76        209,335,382              6.11       201,692,934

Adjustable-rate advances maturing in
  1998                                                                      5.70        11,000,000
  1999                                 5.13          2,500,000
-----------------------------------------------------------------------------------------------------
      Total adjustable-rate advances   5.13          2,500,000              5.70        11,000,000
-----------------------------------------------------------------------------------------------------
                                       5.75%      $211,835,382              6.09%     $212,692,934
=====================================================================================================

      At December 31, 1998 and 1997, the portfolio of FHLB advances included borrowings of $108,000,000 and $30,000,000, respectively, which are putable advances. Commencing with the put date of the borrowing, the FHLB may, at its option, convert such fixed-rate advances to an adjustable interest rate. If the FHLB exercises its option, the Corporation may, at its option and without prepayment penalty, repay such advances. These advances are classified as fixed-rate advances and are assumed to mature in the year putable, unless the current rate environment indicates it is unlikely the FHLB will put the advance, then the put date is assumed to occur one year later.

      At December 31, 1998 and 1997, the portfolio of FHLB advances included borrowings of $1,000,000 and $1,650,000, respectively, which contractually the Corporation may, at its option and without prepayment penalty, repay such advances on the first anniversary date of each borrowing or semiannually thereafter until maturity.

      The Corporation had a $5,000,000 available but unused line of credit from the FHLB at December 31, 1998 and 1997.

                                              CFSB Bancorp, Inc., and Subsidiary

(12) ADVANCES FROM FEDERAL HOME LOAN BANK AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE - CONTINUED

      The Corporation's short term borrowings included securities sold under agreement to repurchase, which generally mature within thirty days. Information relating to securities sold under agreement to repurchase is summarized as follows:

                                                1998          1997         1996
================================================================================
At December 31:                                     (Dollars in Thousands)
  Balance                                      $1,772          --           --
  Weighted average interest rate paid            3.89%         --           --
During the year:
  Maximum outstanding at any month-end         $1,859          --           --
  Daily average                                   456          --           --
  Weighted average interest rate paid            4.10%         --           --
================================================================================

(13) FEDERAL INCOME TAXES

Federal income tax expense consists of:

Years Ended December 31,                                    1998              1997            1996
========================================================================================================
Current tax expense                                     $ 6,162,000       $ 4,976,000     $ 2,500,000
Deferred benefit                                           (350,000)               --         (65,000)
--------------------------------------------------------------------------------------------------------

Income tax expense in the statements of operations        5,812,000         4,976,000       2,435,000

Income tax expense (benefit) charged (credited)
    directly to stockholders' equity:
  Gains on securities available for sale                    (18,000)           50,000          74,000
  ESOP dividends                                                 --                --         (29,000)
  Exercise of stock options                                 (93,000)               --         (34,000)
--------------------------------------------------------------------------------------------------------
                                                        $ 5,701,000       $ 5,026,000     $ 2,446,000
========================================================================================================

      The tax effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are summarized as follows:

December 31,                                              1998          1997
================================================================================
Deferred tax assets:
  Allowance for losses on loans and real estate       $ 1,781,000   $ 1,709,000
  Postretirement benefits                                 555,000       552,000
  Compensation and benefits                               291,000       289,000
  Premises and equipment                                  485,000       371,000
  Other                                                   235,000       273,000
--------------------------------------------------------------------------------
    Total gross deferred tax assets                     3,347,000     3,194,000
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Excess of tax bad debt reserves over
    base-year reserves                                 (1,077,000)   (1,255,000)
  Unrealized gains on available-for-sale securities      (143,000)     (161,000)
  Federal Home Loan Bank stock dividends                 (294,000)     (285,000)
  Deferred loan origination fees                         (656,000)     (648,000)
  Servicing rights                                       (366,000)     (141,000)
  Other                                                  (176,000)     (437,000)
--------------------------------------------------------------------------------
    Total gross deferred tax liabilities               (2,712,000)   (2,927,000)
--------------------------------------------------------------------------------
    Net deferred tax asset                            $   635,000   $   267,000
================================================================================

CFSB Bancorp, Inc., and Subsidiary

(13) FEDERAL INCOME TAXES - CONTINUED

      The deferred tax asset is subject to certain asset realization tests. Management believes no valuation allowance is required at December 31, 1998 and 1997 due to the combination of potential recovery of tax previously paid and the reversal of certain deductible temporary differences.

      Federal income tax expense differs from the amounts computed using the statutory federal income tax rate. The reasons for the differences are summarized as follows:

Years Ended December 31,                    1998          1997          1996
================================================================================
Computed "expected" tax expense         $ 6,180,000   $ 5,477,000   $ 2,680,000
Reduction resulting from:
  Low-income housing tax credits           (349,000)     (360,000)     (228,000)
  Other, net                                (19,000)     (141,000)      (17,000)
--------------------------------------------------------------------------------
                                        $ 5,812,000   $ 4,976,000   $ 2,435,000
================================================================================

      As a result of legislation enacted in 1996, the Bank is not permitted to use the reserve method previously available to thrift institutions to compute its tax bad debt deduction for years ending after December 31, 1995. The excess of the Bank's December 31, 1995 tax bad debt reserves over its reserves as of December 31, 1987 is being taken into taxable income on a ratable basis over a six-year period beginning in 1998, and a deferred tax liability has been recognized related to this amount. No deferred tax liability has been recognized for the Bank's December 31, 1987 tax bad debt reserves of $8,500,000 since these reserves would only be taken into taxable income under circumstances the Corporation is not likely to encounter. Therefore, this temporary difference is not expected to reverse in the foreseeable future.

(14) STOCK OPTION PLANS

In October 1990, the Corporation adopted the 1990 Stock Option Plan (1990 Plan) for the benefit of directors, selected officers and other key employees. The number of shares of common stock reserved for issuance under the 1990 Plan was equal to 10 percent of the total number of common shares issued pursuant to the Bank's conversion to capital stock form. The 1990 Plan provides for the granting of options for up to 691,446 shares of the Corporation's common stock at the fair market value at the time the options are granted. The 1990 Plan will remain in effect until June 28, 2000. Each stock option granted under the 1990 Plan must be exercised within ten years of the date the option was granted.

      In April 1994, the Corporation adopted the 1994 Stock Option and Incentive Plan (1994 Plan) to provide select employees and directors the opportunity to acquire shares. The number of shares of common stock reserved for issuance under the 1994 Plan was equal to 10 percent of the then-outstanding shares. The 1994 Plan provides for the granting of options for up to 900,642 shares of the Corporation's common stock at the fair market value at the time the options are granted. The 1994 Plan will remain in effect until April 19, 2004. Each stock option granted under the 1994 Plan must be exercised within ten years of the date the option was granted. The 1994 Plan provides that the Stock Option Committee (Committee), appointed by the Corporation's Board of Directors, at its discretion, may award restricted shares of the Corporation's common stock to employees. Shares of the Corporation's common stock issued pursuant to the 1994 Plan are restricted for a period of no less than six months and no greater than five years. The Committee determines the restrictions applicable to the award of restricted stock, including, but not limited to, requirements of continuous service for a specified term or the attainment of specific corporate, divisional, or individual performance standards or goals. As of December 31, 1998, no restricted stock has been awarded.

                                              CFSB Bancorp, Inc., and Subsidiary

(14) STOCK OPTION PLANS - CONTINUED

      Both plans also provide for the granting of options with tandem stock appreciation rights. Stock appreciation rights entitle the grantee to receive cash equal to the excess of the market value of the shares at the date the right is exercised over the exercised price. Upon exercise of a stock appreciation right, the related option, or portion thereof, is canceled. An expense is accrued for the amount by which the market value of the stock exceeds the option price for each stock appreciation right outstanding. As of December 31, 1998, no stock appreciation rights have been granted.

      Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. There were no compensation costs recognized for stock options during 1998, 1997 and 1996.

                                            1998           1997          1996
================================================================================
Net income as reported                  $11,844,032    $10,672,528    $5,447,292
Pro forma net income                     11,741,793     10,569,927     5,349,009
Basic earnings per share as reported           1.44           1.26          0.62
Pro forma basic earnings per share             1.43           1.25          0.61
Diluted earnings per share as reported         1.38           1.22          0.60
Pro forma diluted earnings per share           1.37           1.21          0.59
================================================================================

      In future years, the pro forma effect of not applying this standard is expected to increase as additional options are granted.

         Options exercisable at December 31 are as follows:

                                              1998          1997          1996
================================================================================
Number of options                            318,595       349,528       364,231
Weighted average exercise price             $   2.48      $   2.51      $   2.41
================================================================================

      For options granted during the years indicated, the weighted average fair values at grant date are as follows:

                                                   1998        1997        1996
================================================================================
Options granted at market price:
  Exercise Price                                  $25.38      $13.05      $10.54
  Fair value                                        3.62        2.39        3.08
================================================================================

      The fair value of options granted during 1998, 1997 and 1996 is estimated using the following weighted average information:

                                                   1998       1997       1996
================================================================================
Risk-free interest rate                            4.72%      5.78%      5.42%
Expected life                                    7 years    7 years   10 years
Expected volatility of stock price                21.19%     18.97%     17.01%
Expected dividends                                 2.00%      2.00%      2.00%
================================================================================

CFSB Bancorp, Inc., and Subsidiary

(14) STOCK OPTION PLANS - CONTINUED

      At December 31, 1998, options outstanding were as follows:

================================================================================
Number of options                                 497,891
Range of exercise price                    $2.10 - $25.57
Weighted average exercise price                     $5.43
Weighted average remaining option life               3.68 years
For options now exercisable:
  Number                                          318,595
  Weighted average exercise price                   $2.48
================================================================================

      The following table summarizes outstanding grants and stock option transactions for the three years ended December 31, 1998:

                                        Number of Shares  Average Exercise Price
================================================================================
Options outstanding at December 31, 1995     628,574             $ 5.07

Options exercised                            (50,929)              2.24
Options forfeited                               (721)              8.02
Options granted                               19,591              10.54
--------------------------------------------------------------------------------
Options outstanding at December 31, 1996     596,515               5.48

Options exercised                            (25,574)              4.11
Options forfeited                            (24,185)             10.37
Options granted                               13,087              13.05
--------------------------------------------------------------------------------
Options outstanding at December 31, 1997     559,843               5.52

Options exercised                            (39,868)              4.63
Options forfeited                            (24,351)             10.64
Options granted                                2,267              25.38
--------------------------------------------------------------------------------
Options outstanding at December 31, 1998     497,891             $ 5.43
================================================================================

      At December 31, 1998, 712,685 shares were available for future grants.

(15) EMPLOYEE STOCK OWNERSHIP PLAN

In conjunction with the plan of conversion, the Corporation's Board of Directors approved a noncontributory Employee Stock Ownership Plan (ESOP) for substantially all employees. The ESOP acquired 364,398 and 119,147 shares of common stock in June 1990 and December 1991, respectively, for $1,260,000 and $595,088, respectively, financed by loans payable to a nonaffiliated bank. The loan agreements are secured by pledges of the Corporation's common stock owned by the ESOP and purchased with the proceeds from these loans. The Corporation does not guarantee the debt.

      On April 25, 1994, the ESOP borrowed from the Corporation funds totaling $1,097,095, which were used to repay debt outstanding to the nonaffiliated bank. The repayment schedules for the new loans are the same as those contained in the original loan agreements; however, the new agreements provide for the payment of no interest on the unpaid principal balances. As of December 31, 1998, the outstanding loan balances are reflected as a reduction in stockholders' equity.

                                              CFSB Bancorp, Inc., and Subsidiary

(15) EMPLOYEE STOCK OWNERSHIP PLAN - CONTINUED

      The Corporation's contribution to the ESOP was approximately $153,000, $232,000 and $147,000 for the years ended December 31, 1998, 1997 and 1996, respectively. These amounts were charged to expense in the accompanying consolidated statements of operations. Dividends on shares not allocated to participants and held by the ESOP are utilized to service the ESOP debt and are tax-deductible by the Corporation to the extent they are utilized to repay the outstanding principal of the debt. Contributions from dividends on shares held by the ESOP approximated $85,000 for the year ended December 31, 1996. There were no contributions in 1998 and 1997.

(16) PENSION PLAN AND OTHER RETIREMENT BENEFITS

Employees' Deferred Savings Plan and Deferred Savings Plan

The Bank's Employees' Deferred Savings Plan and Deferred Savings Plan (401(k) plans) cover substantially all of its employees who have attained the age of 21, have completed at least one year of service, and are a full-time or part-time employee who has worked at least 1,000 hours during such plan year. Eligible employees may contribute up to 18 percent of their annual compensation, subject to certain maximums established by the Internal Revenue Service. The Corporation will match up to 50 percent of the first 4 percent of the employees' compensation deferred each year. In 1994, in addition to providing matching funds under the 401(k) plans, the Bank established a discretionary profit-sharing plan whereby eligible employees, regardless of their level of participation in the 401(k) plans, received a contribution to their 401(k) account in an amount equal to 2 percent of their compensation. The Corporation's cost of these plans for the years ending December 31, 1998, 1997 and 1996, was approximately $184,000, $141,000 and $176,000, respectively.

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

      Union's participation in the FIRF was withdrawn effective February 29, 1992; therefore, no subsequent contributions have been required. Employee participants were given the election to either choose continued participation with the FIRF or to transfer the accrued benefit into the Bank's 401(k) plans. Transfer of excess plan assets to the Bank's 401(k) plans occurred during 1993 and 1994 and are periodically allocated to remaining eligible participants as an employer contribution. Remaining excess plan assets were allocated to eligible participants in 1998.

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

CFSB Bancorp, Inc., and Subsidiary

(16) PENSION PLAN AND OTHER RETIREMENT BENEFITS - CONTINUED

      Components of net periodic postretirement benefit cost for the years indicated are as follows:

Years Ended December 31,                             1998       1997       1996
================================================================================
Service cost                                       $26,077    $22,645    $21,209
Interest cost                                       51,142     53,107     47,523
--------------------------------------------------------------------------------
Net periodic postretirement benefit cost           $77,219    $75,752    $68,732
================================================================================

         The weighted average discount rate used in determining the net periodic postretirement benefit cost for 1998, 1997 and 1996 was 7.00 percent, 7.50 percent and 7.25 percent, respectively. Additionally, in determining the net periodic postretirement benefit cost, in 1998 there was a health care inflation assumption of 9.80 percent, grading down uniformly to 5.00 percent in 2005 and all years thereafter. A health care inflation assumption of 10.41 percent, grading down uniformly to 5.50 percent in 2005 and all years thereafter, was used in 1997. The dental inflation assumption was 5.00 percent in 1998 and 1997.

         The following sets forth the plans' benefit obligations, fair value of plan assets, and funded status:

December 31,                                             1998            1997
================================================================================
Change in benefit obligation:
  Benefit obligation at beginning of year              $ 759,312      $ 739,368
  Service cost                                            26,077         22,645
  Interest cost                                           51,142         53,107
  Actuarial (gain)/loss                                    5,039         (3,867)
  Benefits paid                                          (50,793)       (51,941)
--------------------------------------------------------------------------------
    Benefit obligation at end of year                    790,777        759,312

Plan assets at fair value                                     --             --
--------------------------------------------------------------------------------
Unfunded status                                          790,777        759,312
Unrecognized net gains/(losses) from
  experience different from that assumed                 (20,647)       (15,609)
--------------------------------------------------------------------------------
    Accrued postretirement benefit cost                $ 770,130      $ 743,703
================================================================================

         The weighted average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1998 and 1997, was 6.75 percent and 7.00 percent, respectively.

         For measurement purposes at December 31, 1998, the health care inflation rate is assumed to decline uniformly from 9.06 percent per year presently to 5.00 percent per year in 2005 and all years thereafter. The dental inflation assumption is 5.00 percent per year in all future years.

         At December 31, 1997, for measurement purposes, the health care inflation rate is assumed to decline uniformly from 9.80 percent per year to
5.00 percent per year in 2005 and all years thereafter. The dental inflation assumption is 5.00 percent per year in all future years.

         Assumed health care cost trend rates have an effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                              1-Percentage-       1-Percentage-
                                              Point Increase      Point Decrease
================================================================================
Effect on total of service and
  interest cost components                        $   231           $  (234)
Effect on postretirement benefit
  obligation                                        2,731            (2,744)
================================================================================

                                              CFSB Bancorp, Inc., and Subsidiary

(17) REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal regulatory agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.

      The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

      At year-end, actual capital levels (in millions) and minimum required levels were:

                                                                                                       Minimum Required
                                                                         Minimum Required          To Be Well Capitalized
                                                                            for Capital                  Under Prompt-
                                                     Actual              Adequacy Purposes      Corrective-Action Regulations
-------------------------------------------------------------------------------------------------------------------------------
                                              Amount        Ratio       Amount         Ratio         Amount         Ratio
==============================================================================================================================
1998
Total capital (to risk-weighted assets)      $  71.8         14.1%     $  40.9          8.0%        $  51.1         10.0%
Tier 1 (core) capital
  (to risk-weighted assets)                     66.8         13.1         20.4          4.0            30.6          6.0
Tier 1 (core) capital
  (to adjusted total assets)                    66.8          7.6         26.4          3.0            43.9          5.0
Tangible capital
  (to adjusted total assets)                    66.8          7.6         13.2          1.5             N/A          N/A
-------------------------------------------------------------------------------------------------------------------------------

1997
Total capital (to risk-weighted assets)      $  69.7         13.8%     $  40.5          8.0%        $  50.6         10.0%
Tier 1 (core) capital
  (to risk-weighted assets)                     65.0         12.8         20.2          4.0            30.4          6.0
Tier 1 (core) capital
  (to adjusted total assets)                    65.0          7.6         25.5          3.0            42.6          5.0
Tangible capital
  (to adjusted total assets)                    65.0          7.6         12.8          1.5             N/A          N/A
==============================================================================================================================

      The Bank, at December 31, 1998 and 1997, was categorized as well capitalized.

CFSB Bancorp, Inc., and Subsidiary

(17) REGULATORY MATTERS - CONTINUED

      The following is a reconciliation of the Corporation's consolidated stockholders' equity for financial reporting purposes to the Bank's consolidated tangible, core and risk-based capital available to meet its regulatory requirements:

December 31,                                        1998               1997
================================================================================
Corporation's stockholders' equity
  as reported in the accompanying
  consolidated financial statements             $ 69,277,321       $ 67,534,790
Plus (less):
  Capitalization of parent company                (2,234,277)        (2,266,491)
  Unrealized gains on available-for-sale
    securities, net of tax                          (269,897)          (312,597)
--------------------------------------------------------------------------------
Tangible and core capital                         66,773,147         64,955,702
Plus supplementary capital:
  General loss reserves                            5,004,148          4,730,407
--------------------------------------------------------------------------------
Risk-based capital                              $ 71,777,295       $ 69,686,109
================================================================================

      The Bank may not declare or pay cash dividends on, or purchase, any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, or if such declaration and payment would otherwise violate regulatory requirements.

(18) EARNINGS PER SHARE

In February 1997 the FASB issued SFAS No. 128, Earnings Per Share (SFAS 128). SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. It replaces primary earnings per share and fully diluted earnings per share with basic earnings per share and diluted earnings per share. Effective December 31, 1997, the Corporation adopted SFAS 128. Diluted earnings per share of common stock are based on the weighted average number of common shares and common share equivalents outstanding during the year. The effect of common stock equivalent shares applicable to employees' and directors' stock options has been included in the calculation of diluted earnings per share for 1998, 1997 and 1996 because their impact was dilutive. The weighted average number of common and common equivalent shares used in the calculation of diluted earnings per share for 1997 and 1996 was restated to give retroactive effect to the 10 percent stock dividend declared May 19, 1998.

      There are no reconciling items when calculating basic earnings per share. A reconciliation of diluted earnings per share for the years ended December 31, follows:

Years Ended December 31,                     1998          1997         1996
================================================================================
Net earnings applicable to common stock  $11,844,032   $10,672,528   $5,447,292
================================================================================
Average number of shares outstanding       8,202,087     8,440,388    8,815,161
Effect of dilutive securities -
  stock options                              385,588       334,633      258,113
--------------------------------------------------------------------------------
                                           8,587,675     8,775,021    9,073,274
================================================================================
Diluted earnings per share               $      1.38   $      1.22   $     0.60
================================================================================

                                              CFSB Bancorp, Inc., and Subsidiary

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

      Financial instruments whose contract amounts represent credit risk at December 31, 1998 and 1997, are as follows:

                                                     1998                1997
================================================================================
Commitments to extend credit                     $147,927,000       $ 82,305,000
Letters of credit                                     228,000            440,000
================================================================================

      Notional values of off-balance-sheet financial instruments significantly exceeded the amount of credit risk associated with these instruments.

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

      Letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Most guarantees extend for one year and expire in decreasing amounts through October 7, 1999. The extent of collateral held on those commitments at December 31, 1998 is equal to or in excess of the committed amount.

CFSB Bancorp, Inc., and Subsidiary

(20) CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

The statements of financial condition at December 31, 1998 and 1997, and the statements of operations and cash flows for the years ended December 31, 1998, 1997 and 1996 of CFSB Bancorp, Inc., follow:

Statements of Financial Condition

December 31,                                            1998           1997
================================================================================
Assets:
Cash on deposit at subsidiary bank                  $  1,304,727   $     77,505
Investment in subsidiary bank                         67,043,044     65,268,299
Dividends receivable from subsidiary bank                734,336      1,767,318
Other assets                                           1,758,104      1,884,227
--------------------------------------------------------------------------------
    Total assets                                    $ 70,840,211   $ 68,997,349
================================================================================
Liabilities:
Dividends payable to stockholders                   $  1,060,107   $    912,897
Other liabilities                                        502,783        549,662
--------------------------------------------------------------------------------
    Total liabilities                                  1,562,890      1,462,559
--------------------------------------------------------------------------------
Stockholders' Equity:
Common stock                                              81,735         76,555
Additional paid-in capital                            63,770,944     48,377,350
Retained income                                        5,464,366     20,011,874
Accumulated other comprehensive income of
  subsidiary bank, net of tax                            269,897        312,597
Employee Stock Ownership Plan                            (74,387)      (227,522)
Treasury stock                                          (235,234)    (1,016,064)
--------------------------------------------------------------------------------
    Total stockholders' equity                        69,277,321     67,534,790
--------------------------------------------------------------------------------
    Total liabilities and stockholders' equity      $ 70,840,211   $ 68,997,349
================================================================================

Statements of Operations
Years Ended December 31,                                       1998                1997               1996
=================================================================================================================
Income:
Dividends from subsidiary bank                             $ 11,932,981       $  5,141,733       $  6,342,950
Loss on equity investment                                      (159,516)           (92,754)          (108,153)
-----------------------------------------------------------------------------------------------------------------
    Total operating income                                   11,773,465          5,048,979          6,234,797
Expenses:
Compensation, payroll taxes and fringe benefits                 322,189            401,105            312,954
Other operating expenses                                        298,334            297,325            208,621
-----------------------------------------------------------------------------------------------------------------
    Total operating expenses                                    620,523            698,430            521,575
-----------------------------------------------------------------------------------------------------------------
    Income before equity in undistributed net
      income of subsidiary bank                              11,152,942          4,350,549          5,713,222
Equity in undistributed net income of subsidiary bank           691,090          6,321,979           (265,930)
-----------------------------------------------------------------------------------------------------------------
    Net income                                             $ 11,844,032       $ 10,672,528       $  5,447,292
=================================================================================================================

                                              CFSB Bancorp, Inc., and Subsidiary

(20) CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY - CONTINUED

Statements of Cash Flows
Years Ended December 31,                           1998            1997           1996
============================================================================================
Cash Flows From Operating Activities:
Net income                                     $ 11,844,032   $ 10,672,528   $  5,447,292
Adjustments to reconcile net income:
  Loss (equity) in undistributed net income
    of subsidiary bank                             (691,089)    (6,321,979)       265,930
  Decrease (increase) in other assets               126,123        (59,175)       129,969
  Increase in other liabilities                     106,255        253,424        217,059
--------------------------------------------------------------------------------------------
    Net cash provided by operating activities    11,385,321      4,544,798      6,060,250
--------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
Proceeds from stock options exercised               185,200        105,165        114,674
Purchases of treasury stock                      (6,317,707)    (2,777,983)    (4,089,237)
Dividends paid on common stock                   (4,025,592)    (2,916,568)    (2,107,991)
--------------------------------------------------------------------------------------------
    Net cash used by financing activities       (10,158,099)    (5,589,386)    (6,082,554)
--------------------------------------------------------------------------------------------
    Net increase (decrease) in cash               1,227,222     (1,044,588)       (22,304)
Cash at beginning of period                          77,505      1,122,093      1,144,397
--------------------------------------------------------------------------------------------
    Cash at end of period                      $  1,304,727   $     77,505   $  1,122,093
============================================================================================

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

      Loans Receivable - For adjustable-rate loans that reprice frequently and with no significant change in credit risk, fair values are generally based on carrying values. The fair values for fixed-rate one-to-four family residential mortgage loans, income-producing property loans and consumer loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

      Deposit Liabilities - The fair value of deposits with no stated maturity, such as savings, checking and money market accounts, is equal to the amount payable on demand as of December 31, 1998 and 1997. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered by the Corporation for deposits of similar remaining maturities. The fair value of accrued interest payable approximates its carrying value.

CFSB Bancorp, Inc., and Subsidiary

(21) FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

      Deposit Liabilities, continued - The fair-value estimates of deposit liabilities do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

      Federal Home Loan Bank Advances and Securities Sold Under Agreement to Repurchase - The fair value of the Corporation's borrowings are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

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

      The estimated fair value of the Corporation's financial instruments at December 31, 1998 and 1997 is as follows:

                                                                   1998                                 1997
                                                    Carrying Value  Estimated Fair Value  Carrying Value  Estimated Fair Value
=================================================================================================================================
Financial assets:
Cash and short-term interest-earning deposits        $ 21,941,227       $ 21,900,000       $ 18,489,494       $ 18,500,000
Investment securities                                  22,018,800         22,000,000         26,079,688         26,100,000
Mortgage-backed securities                             16,006,538         16,000,000         21,597,690         21,600,000
Loans receivable, net                                 786,411,364        811,300,000        754,806,061        765,900,000
Accrued interest receivable                             4,380,539          4,400,000          4,910,200          4,900,000
---------------------------------------------------------------------------------------------------------------------------------
Financial liabilities:

Savings, checking and money market accounts           265,970,658        266,000,000        238,067,605        238,100,000
Certificates of deposit                               320,736,755        322,900,000        324,344,462        325,400,000
Advances from Federal Home Loan Bank and
  securities sold under agreement to repurchase       213,607,417        215,300,000        212,692,934        214,200,000
Accrued interest payable                                2,760,854          2,800,000          3,043,923          3,000,000
---------------------------------------------------------------------------------------------------------------------------------
Off-balance-sheet items:

Commitments to extend credit                                   --                 --                 --                 --
=================================================================================================================================

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

                                              CFSB Bancorp, Inc., and Subsidiary

(22) QUARTERLY FINANCIAL INFORMATION (unaudited)

The following is a summary of quarterly financial information for the years ended December 31, 1998 and 1997:

                                                            March 31           June 30         September 30        December 31
                                                                       (Dollars in Thousands, Except Per Share Data)
====================================================================================================================================
1998
Interest income                                         $       15,548     $       15,552     $       15,686     $       15,776
Net interest income                                              6,406              6,543              6,505              6,507
Provision for loan losses                                           98                 97                 97                 98
Income before federal income tax expense                         4,189              4,817              4,323              4,327
Net income                                                       2,830              3,209              2,870              2,935
Earnings per share(1):
  Basic                                                            .34                .39                .35                .36
  Diluted                                                          .33                .37                .34                .34
Stock price range(1)                                    $22.27 - 29.09     $24.77 - 28.75     $20.25 - 29.00     $20.00 - 25.00
====================================================================================================================================

1997
Interest income                                         $       15,171     $       15,459     $       15,879     $       15,992
Net interest income                                              6,215              6,344              6,466              6,345
Provision for loan losses                                           90                 90                 90                 90
Income before federal income tax expense                         3,373              4,056              4,138              4,082
Net income                                                       2,307              2,796              2,801              2,769
Earnings per share(1):
  Basic                                                            .27                .33                .34                .33
  Diluted                                                          .26                .32                .32                .32
Stock price range(1)                                    $10.47 - 12.26     $11.71 - 15.00     $14.09 - 18.79     $17.42 - 23.86
====================================================================================================================================

(1) Per share data was restated to give retroactive effect to the 3-for-2 stock split declared November 18, 1997 and the 10% stock dividends declared May 19, 1998 and May 20, 1997.

(23) SUBSEQUENT EVENT

On February 24, 1999, the Corporation entered into an Agreement and Plan of Merger (the Merger Agreement) with Old Kent Financial Corporation (Old Kent), pursuant to which the Corporation is expected to merge with and into Old Kent (the Merger). As a result of the Merger, each outstanding share of the Corporation's common stock, par value $0.01 per share (the Corporation Common Stock), will be converted into the right to receive 0.6222 shares of common stock of Old Kent, par value $1 per share (Old Kent Common Stock). The Merger is conditioned upon, among other things, approval by holders of a majority of the Corporation Common Stock and the receipt of certain regulatory and governmental approvals. It is intended that the Merger will be treated as a pooling-of-interests for accounting and financial reporting purposes.

      Concurrently with their execution and delivery of the Merger Agreement, Old Kent and the Corporation entered into a stock option agreement (the Stock Option Agreement) pursuant to which the Corporation granted Old Kent the right, upon the terms and subject to the conditions set forth in the Stock Option Agreement, to purchase up to 1,645,364 shares (or 19.99%) of the Corporation Common Stock at a price of $21.00 per share, subject to certain adjustments.

QUARTERLY STOCK PRICE AND DIVIDEND INFORMATION
CFSB Bancorp, Inc., and Subsidiary

Quarterly stock prices and dividends declared are shown in the table below:

Years Ended December 31,                        1998                                                   1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Dividends                                               Dividends
                           High           Low          Close       Declared       High           Low          Close        Declared
====================================================================================================================================
Quarter
First                     $29.09        $22.27        $26.82        $ 0.12       $12.26        $10.47        $11.71        $ 0.08
Second                     28.75         24.77         28.75          0.13        15.00         11.71         14.09          0.09
Third                      29.00         20.25         22.75          0.13        18.79         14.09         17.50          0.10
Fourth                     25.00         20.00         24.38          0.13        23.86         17.42         23.86          0.11
------------------------------------------------------------------------------------------------------------------------------------
Year                      $29.09        $20.00        $24.38        $ 0.51       $23.86        $10.47        $23.86        $ 0.38
====================================================================================================================================

      On May 19, 1998 a 10 percent stock dividend payable on June 12, 1998 to stockholders of record on May 29, 1998 was declared. On November 18, 1997, the Corporation's board of directors declared a 3-for-2 stock split payable on December 18, 1997 to stockholders of record on December 1, 1997. On May 20, 1997 a 10 percent stock dividend payable on June 16, 1997 to stockholders of record on May 30, 1997 was declared. As a result, per share amounts have been restated for all periods to reflect the stock split and the stock dividends.

      CFSB Bancorp, Inc.'s common stock trades on The Nasdaq Stock Market SM under the symbol CFSB.

      As of December 31, 1998, there were 8,163,068 shares of common stock issued and outstanding.

      As of February 26, 1999, there were approximately 1,261 stockholders of record which does not include stockholders holding their stock in street name or nominee's name.

                                                         STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

Corporate Headquarters

CFSB Bancorp, Inc.
112 East Allegan Street
Lansing, MI 48933
(517) 374-3550
Fax (517) 374-3557

Wholly Owned Subsidiary

Community First Bank
112 East Allegan Street
Lansing, Michigan 48933
(517) 371-2911

Stock Transfer Agent & Registrar

Registrar and Transfer Company
Investor Relations
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948

Dividend Reinvestment Plan

CFSB Bancorp, Inc. offers a Dividend Reinvestment and Stock Purchase Plan to stockholders. The plan provides participating stockholders with a convenient way to purchase additional shares of CFSB Bancorp common stock by reinvesting the cash dividends paid on their shares. Participants may also purchase additional shares by making an optional cash payment of $50 to $3,000. There are no fees or commissions charged on shares purchased through the Plan. If you are interested in learning more about the Dividend Reinvestment and Stock Purchase Plan, please contact the Marketing Department at (517) 374-3569.

Annual Meeting

The annual meeting of stockholders for the year ended December 31, 1998 will be held at the Sheraton Lansing Hotel, 925 South Creyts Road, Lansing, Michigan, on Tuesday, April 20, 1999, at 11:00 a.m.

Form 10-K

The Corporation's 1998 Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be provided without charge to stockholders upon request. Send requests to the Marketing Department at CFSB Bancorp Inc., 112 East Allegan Street, Lansing, Michigan 48933, or call (517) 374-3569.

OFFICERS
--------------------------------------------------------------------------------
CFSB Bancorp, Inc.,

James L. Reutter, Chairman
Robert H. Becker, President & Chief Executive Officer
John W. Abbott, Executive Vice President,
  Chief Operating Officer & Secretary
Rick L. Laber, Vice President, Chief Financial Officer & Treasurer

COMMUNITY FIRST BANK
--------------------------------------------------------------------------------
Executive Officers

Robert H. Becker, President & Chief Executive Officer
John W. Abbott, Executive Vice President,
  Chief Operating Officer & Secretary
Jack G. Nimphie, Senior Vice President & Director of Operations
C. Wayne Weaver, Senior Vice President & Director of Retail Banking JaneMarie Judge McMillian, Vice President &
  Director of Human Resources
Rick L. Laber, Vice President, Chief Financial Officer & Treasurer Sally A. Peters, Vice President & Director of Marketing

OTHER OFFICERS
--------------------------------------------------------------------------------
Vice Presidents

Richard J. Benson, Manager of Data Processing
S. Mark Guastella, Branch Administrator
David A. Huson, Manager of Central Operations
James S. Leenstra, Commercial Real Estate Loan Officer
Carole A. Rush-Witt, Manager of Residential Lending
Douglas W. Sutton, Manager of Consumer Lending
Rodney W. Weaver, Manager of Residential Lending Operations

Assistant Vice Presidents

Brenda G. Bartowiak, Williamston Branch Manager
Rhonda A. Curtis, Ionia Branch Manager
Julie M. Farrar, Manager of Construction Lending
Kevin J. Fedewa, St. Johns Area Branch Manager
Michael C. Fildey, Operations Service Manager
Dan O. Kares, Commercial Loan Officer
Paul L. Kelsey, East Lansing Area Branch Manager
R. Anthony Payne, West Saginaw Area Branch Manager
Joseph F. Szombati, Grand Ledge Area Branch Manager
Glenn R. Varlesi, South Cedar Area Branch Manager
Michelle L. Warfle, Mason Branch Manager
Robert D. Warnke, Metro Area Branch Manager &
  Manager of Retirement Accounts
Gail M. Williams, Charlotte Branch Manager
Crystal D. Yaw, DeWitt Branch Manager

Managers

Stanley J. Gorecki, Controller
William E. Johnson, Data Processing Operations Manager
Ronald M. Pioch, Manager of Internal Control and Compliance
Kathy S. Richards, Application Software Support Manager
Lori A. Smith, Consumer Loan Officer
Theodore M. Terzian, Community First Insurance and
  Investment Services Manager

                                                              BOARD OF DIRECTORS

                                                                         [PHOTO]

                                                               James L. Reutter,
                                                          Chairman of the Board,
                                                              CFSB Bancorp, Inc.
                                                       Chairman, Lansing Ice and
                                                                    Fuel Company
                                                               Lansing, Michigan

                                                                         [PHOTO]

                                                                Robert H. Becker
                                          President and Chief Executive Officer,
                                                              CFSB Bancorp, Inc.
                                                               Lansing, Michigan

                                                                         [PHOTO]

                                                                 David H. Brogan
                                                       Agent, Ohio National Life
                                                               Insurance Company
                                                               Lansing, Michigan

                                                                         [PHOTO]

                                                            William C. Hollister
                                                        President, Basic Insight
                                                          East Lansing, Michigan

                                                                         [PHOTO]

                                                                    Cecil Mackey
                                                         Professor of Economics,
                                                       Michigan State University
                                                          East Lansing, Michigan

                                                                         [PHOTO]

                                                           J. Paul Thompson, Jr.
                                                                      President,
                                                         Computer Graphics, Inc.
                                                                DeWitt, Michigan

                                                                         [PHOTO]

                                                            Henry W. Wolcott, IV
                                                                    Shareholder,
                                                       Public Accounting Firm of
                                                    Kutas, Hawes & Wolcott, P.C.
                                                               Lansing, Michigan